AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 21, 1998
                                                      REGISTRATION NO. 333-
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                    FORM S-4

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                --------------
                            HEALTHSOUTH CORPORATION
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                --------------

                  DELAWARE                        8062                          63-0860407
    (State or Other Jurisdiction of   (Primary Standard Industrial   (I.R.S. Employer Identification
     Incorporation or Organization)    Classification Code Number)               Number)

                                --------------
                            ONE HEALTHSOUTH PARKWAY
                           BIRMINGHAM, ALABAMA 35243
                                (205) 967-7116

(Address, including Zip Code, and Telephone Number, including Area Code, of
                   Registrant's Principal Executive Offices)

                              RICHARD M. SCRUSHY
                             CHAIRMAN OF THE BOARD
                          AND CHIEF EXECUTIVE OFFICER
                            HEALTHSOUTH CORPORATION
                            ONE HEALTHSOUTH PARKWAY
                           BIRMINGHAM, ALABAMA 35243
                                (205) 967-7116

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

                                  COPIES TO:



     ROBERT E. LEE GARNER, ESQ.        WILLIAM W. HORTON, ESQ.         ROBERT W. WALTER, ESQ.
   F. HAMPTON MCFADDEN, JR., ESQ.      BEALL D. GARY, JR., ESQ.       BERLINER ZISSER WALTER &
  Haskell Slaughter & Young, L.L.C.    HEALTHSOUTH Corporation             GALLEGOS, P.C.
      1200 AmSouth/Harbert Plaza       One HealthSouth Parkway           One Norwest Center
     1901 Sixth Avenue North          Birmingham, Alabama 35243   1700 Lincoln Street, Suite 4700
     Birmingham, Alabama 35203            (205) 967-7116             Denver, Colorado 80201
         (205) 251-1000                                                  (303) 830-1700

                                --------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================================
          TITLE OF EACH                                     PROPOSED MAXIMUM      PROPOSED MAXIMUM
       CLASS OF SECURITIES                 AMOUNT            OFFERING PRICE      AGGREGATE OFFERING          AMOUNT OF
        TO BE REGISTERED            TO BE REGISTERED(1)         PER UNIT              PRICE(2)          REGISTRATION FEE(3)
Common Stock, par value $.01 per
 share .........................     1,218,307 shares        Inapplicable         $ 31,369,261.21         $9,254.06
=============================================================================================================================

(1) The amount of common stock, par value $.01 per share (the "HEALTHSOUTH Common Stock"), of the Registrant to be registered has been determined based upon 4,920,183 shares of common stock, par value $.01 per share (the "TCD Stock"), of The Company Doctor outstanding as of May 6, 1998, 3,659,444 shares of TCD Common Stock that may be issued pursuant to outstanding options, warrants and rights that may be exercised prior to the Effective Time of the Merger described herein and an Exchange Ratio of .142 of a share of HEALTHSOUTH Common Stock per share of TCD Common Stock, the Exchange Ratio provided for in the Amended and Restated Plan and Agreement of Merger among HEALTHSOUTH Corporation, Chandler Acquisition Corporation and TCD, dated as of December 16, 1997 (the "Plan").

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933, as amended (the "Securities Act"). Pursuant to Rule 457(f)(1), the maximum aggregate offering price is the product of (a) $3.66 , representing the average of the high and low sales prices of TCD Common Stock as reported on May 20, 1998, and (b) 8,579,627, the maximum number of shares of TCD Common Stock to be acquired by the Registrant in connection with the acquisition of TCD pursuant to the Plan.

(3) Calculated pursuant to Section 6(b) and Rule 457 of the Securities Act $4,840.46 of such fee was paid at the time of the filing of the preliminary proxy materials for this matter.

                                --------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                               THE COMPANY DOCTOR
                                   SUITE 1800
                          5215 NORTH O'CONNOR BOULEVARD
                               IRVING, TEXAS 75039

                                  May 21, 1998

To Our Stockholders:

     You are cordially invited to attend a Special Meeting of Stockholders of The Company Doctor ("TCD") in the Lakeside Room, Suite 2600, in the same building as the principal offices of TCD at 5215 North O'Connor Boulevard, Irving, Texas 75039, on June 29, 1998, at 10:00 a.m., local time (the "Special Meeting").

     At the Special Meeting, you will be asked to consider and vote upon a proposal to approve and adopt the Amended and Restated Plan and Agreement of Merger, dated as of December 16, 1997, (the "Plan"), providing for the merger (the "Merger") of a wholly owned subsidiary of HEALTHSOUTH Corporation ("HEALTHSOUTH") with and into TCD. The Plan provides that, upon consummation of the Merger, each issued and outstanding share of common stock of TCD will be converted into the right to receive (i) if the Base Period Trading Price (as defined below) is no lower than $24.00 and no higher than $27.875, 0.142 of a share of HEALTHSOUTH common stock, or (ii) if the Base Period Trading Price is greater than $27.875, a fraction of a share of HEALTHSOUTH common stock equal to
(x) $3.958 divided by (y) the Base Period Trading Price, or (iii) if the Base Period Trading Price is less than $24.00, a fraction of a share of HEALTHSOUTH common stock equal to (x) $3.408 divided by (y) the Base Period Trading Price (in whichever case occurs, the "Exchange Ratio"), and TCD will become a wholly-owned subsidiary of HEALTHSOUTH. The term "Base Period Trading Price" means the average daily closing prices for the shares of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in the Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the third trading day immediately preceding the Closing Date. The Plan and the Merger are discussed in more detail in the accompanying Prospectus-Proxy Statement. Please review and consider the enclosed materials carefully.

     For the reasons set forth in the accompanying Prospectus-Proxy Statement, your Board of Directors believes that the Merger is fair to, and in the best interests of, the stockholders of TCD and recommends that you vote in favor of approval and adoption of the Plan. In making that determination, the Board of Directors received and took into account the oral opinion rendered on November 23, 1997 by Loewenbaum & Company Incorporated, an investment banking firm retained by TCD to act as financial advisor to it, that, as of that date, the Exchange Ratio was fair to the stockholders of TCD from a financial point of view. That opinion was subsequently confirmed in writing effective as of December 16, 1997. The full text of the opinion of Loewenbaum & Company
Incorporated dated December 16, 1997 is attached to the accompanying Prospectus-Proxy Statement as Annex B.

     Regardless of whether you plan to attend the Special Meeting, please be sure to sign, date and return the enclosed proxy or voting instruction card in the enclosed envelope as promptly as possible so that your shares may be represented at the Special Meeting and voted in accordance with your wishes. Your vote is important regardless of the number of shares that you own.

                                          Sincerely,

                                          /s/ Dale W. Willetts

                                          Dale W. Willetts
                                          Chief Executive Officer

                               THE COMPANY DOCTOR



                    NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 29, 1998

To the Stockholders of The Company Doctor:

     A Special Meeting of Stockholders (the "Special Meeting") of The Company Doctor, a Delaware corporation ("TCD"), will be held on June 29, 1998 at 10:00 a.m., local time, in the Lakeside Room, Suite 2600, in the same building as the principal offices of TCD at 5215 North O'Connor Boulevard, Irving, Texas 75039 for the following purposes:

   1. To consider and vote upon a proposal to approve and adopt the Amended and Restated Plan and Agreement of Merger, dated as of December 16, 1997 (the "Plan"), among TCD, HEALTHSOUTH Corporation ("HEALTHSOUTH") and a wholly-owned subsidiary of HEALTHSOUTH (the "Subsidiary"). Pursuant to the Plan, the Subsidiary would merge with and into TCD (the "Merger") and, among other things, each issued and outstanding share of common stock, par value $.01 per share, of TCD ("TCD Common Stock"), would be converted in the Merger into the right to receive (i) if the Base Period Trading Price is no lower than $24.00 and no higher than $27.875, 0.142 of a share of HEALTHSOUTH common stock, or (ii) if the Base Period Trading Price is greater than $27.875, a fraction of a share of HEALTHSOUTH common stock equal to (x) $3.958 divided by (y) the Base Period Trading Price, or (iii) if the Base Period Trading Price is less than $24.00, a fraction of a share of HEALTHSOUTH common stock equal to (x) $3.408 divided by (y) the Base Period Trading Price (in whichever case occurs, the "Exchange Ratio"), all as more fully set forth in the accompanying Prospectus-Proxy Statement and in the Plan, a copy of which is included as Annex A thereto; and

   2. To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on May 6, 1998 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Special Meeting or any adjournment thereof. Only holders of record of shares of TCD Common Stock at the close of business on the record date are entitled to notice of, and to vote at, the Special Meeting. A complete list of such stockholders will be available for examination at the offices of TCD in Irving, Texas during normal business hours by any TCD stockholder, for any purpose germane to the Special Meeting, for a period of 10 days prior to the Special Meeting

     STOCKHOLDERS ARE URGED, WHETHER OR NOT THEY PLAN TO ATTEND THE SPECIAL MEETING, TO SIGN, DATE AND MAIL THE ENCLOSED PROXY OR VOTING INSTRUCTION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF A STOCKHOLDER WHO HAS RETURNED A PROXY ATTENDS THE SPECIAL MEETING IN PERSON, SUCH STOCKHOLDER MAY REVOKE THE PROXY AND VOTE IN PERSON ON ALL MATTERS SUBMITTED AT THE SPECIAL MEETING.

                                        By Order of the Board of Directors

                                        /s/ R. Kenneth Aiken

                                        R. Kenneth Aiken
                                        Secretary

Irving, Texas
May 21, 1998

PROSPECTUS-PROXY STATEMENT

                                PROXY STATEMENT
                                       OF
                               THE COMPANY DOCTOR
                     FOR THE SPECIAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 29, 1998
                                ---------------
                                   PROSPECTUS
                                       OF
                             HEALTHSOUTH CORPORATION

     THIS PROSPECTUS RELATES TO UP TO 1,218,307 SHARES OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "HEALTHSOUTH COMMON STOCK"), OF HEALTHSOUTH CORPORATION (TOGETHER WITH ITS SUBSIDIARIES, AS APPLICABLE, "HEALTHSOUTH") ISSUABLE TO THE STOCKHOLDERS, OPTION HOLDERS AND WARRANT HOLDERS OF THE COMPANY DOCTOR (TOGETHER WITH ITS SUBSIDIARIES, AS APPLICABLE, "TCD") UPON CONSUMMATION OF THE MERGER (AS DEFINED BELOW). SUCH NUMBER OF SHARES REPRESENTS THE MAXIMUM NUMBER OF SHARES THAT MAY BE ISSUED TO TCD STOCKHOLDERS, OPTION HOLDERS AND WARRANT HOLDERS. THIS PROSPECTUS ALSO SERVES AS THE PROXY STATEMENT OF TCD FOR ITS SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 12, 1998, AND ANY ADJOURNMENTS AND POSTPONEMENTS THEREOF (THE "SPECIAL MEETING"). SEE "THE SPECIAL MEETING".

                                -------------
     This Prospectus-Proxy Statement describes the terms of a proposed business combination between HEALTHSOUTH and TCD, pursuant to which HEALTHSOUTH will acquire TCD by means of the merger (the "Merger") of Chandler Acquisition Corporation, a wholly-owned subsidiary of HEALTHSOUTH (the "Subsidiary"), with and into TCD, with TCD being the surviving corporation (the "Surviving Corporation"). After the Merger, the combined operations of HEALTHSOUTH and TCD are expected to be conducted with TCD as a wholly-owned subsidiary of HEALTHSOUTH and the present subsidiaries of TCD continuing as subsidiaries of TCD and thus indirect subsidiaries of HEALTHSOUTH. The Merger will be effected pursuant to the terms and subject to the conditions of the Amended and Restated Plan and Agreement of Merger, dated as of December 16, 1997, among HEALTHSOUTH, the Subsidiary and TCD (as it may be further amended, supplemented or otherwise modified from time to time, the "Plan"). The Plan is attached to this Prospectus-Proxy Statement as Annex A and is incorporated herein by reference. HEALTHSOUTH and TCD are hereinafter sometimes referred to collectively as the "Companies" and individually as a "Company".

     Upon consummation of the Merger, except as described herein, each outstanding share of Common Stock, par value $.01 per share, of TCD, other than shares owned by TCD or any wholly-owned subsidiary of TCD (the "TCD Common Stock" or the "TCD Shares"), will be converted into the right to receive (i) if the Base Period Trading Price (as defined below) is no lower than $24.00 and no higher than $27.875, 0.142 of a share of HEALTHSOUTH common stock, or (ii) if the Base Period Trading Price is greater than $27.875, a fraction of a share of HEALTHSOUTH common stock equal to (x) $3.958 divided by (y) the Base Period Trading Price, or (iii) if the Base Period Trading Price is less than $24.00, a fraction of a share of HEALTHSOUTH common stock equal to (x) $3.408 divided by
(y) the Base Period Trading Price (in whichever case occurs, the "Exchange Ratio"). The term "Base Period Trading Price" means the average daily closing prices for the shares of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in the Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the third trading day immediately preceding the Closing Date. TCD stockholders will receive cash (without interest) in lieu of fractional shares of HEALTHSOUTH Common Stock. For a more complete description of the terms of the Merger, see "THE MERGER".

     This Prospectus-Proxy Statement and the form of Proxy are first being mailed to stockholders of TCD on or about May 21, 1998.

     SEE "RISK FACTORS" BEGINNING AT PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY TCD STOCKHOLDERS.

                                ---------------
    THE SECURITIES TO BE ISSUED HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION
        NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECU-
            RITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
               THIS PROSPECTUS-PROXY STATEMENT. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------
          THE DATE OF THIS PROSPECTUS-PROXY STATEMENT IS MAY 21, 1998.

                              AVAILABLE INFORMATION

     HEALTHSOUTH has filed a Registration Statement on Form S-4 under the Securities Act of 1933, as amended (the "Securities Act"), with the Securities and Exchange Commission (the "SEC") covering the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger (including exhibits and amendments thereto, the "Registration Statement"). As permitted by the rules and regulations of the SEC, this Prospectus-Proxy Statement omits certain information contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement.

     HEALTHSOUTH and TCD are subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") (Commission File Nos. 1-10315 and 1-14150, respectively), and in accordance therewith file periodic reports, proxy statements and other information with the SEC relating to their respective businesses, financial statements and other matters. The Registration Statement, as well as such reports, proxy statements and other information, may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the public reference facilities maintained by the SEC at its regional offices located at Seven World Trade Center, Suite 1300, New York, New York, 10048; and Citicorp Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC also maintains a web site that contains reports, proxy and information statements and other information regarding HEALTHSOUTH, TCD and the Registration Statement. The address of that web site is http:// www.sec.gov. The HEALTHSOUTH Common Stock is listed on the New York Stock Exchange (the "NYSE"), and the Registration Statement and other information with respect to HEALTHSOUTH are available for inspection at the library of the New York Stock Exchange, Inc., 20 Broad Street, 7th Floor, New York, New York 10005.

                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     THIS PROSPECTUS-PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY HEALTHSOUTH, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE SECRETARY OF HEALTHSOUTH CORPORATION, ONE HEALTHSOUTH PARKWAY, BIRMINGHAM, ALABAMA 35243, TELEPHONE (205) 967-7116. COPIES OF SUCH REPORTS, PROXY STATEMENTS AND OTHER INFORMATION FILED BY TCD, OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN BY REFERENCE, ARE AVAILABLE, WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, FROM THE SECRETARY OF TCD, SUITE 1800, 5215 NORTH O'CONNOR BOULEVARD, IRVING, TEXAS 75039, TELEPHONE (972) 401-8300. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE AT LEAST FIVE DAYS PRIOR TO THE SPECIAL MEETING.

     There are hereby incorporated by reference into this Prospectus-Proxy Statement and made a part hereof the following documents filed by HEALTHSOUTH (Commission File No. 1-10315):

     1. HEALTHSOUTH's Annual Report on Form 10-K for the fiscal year ended December 31, 1997.

     2. HEALTHSOUTH's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998.

     3. HEALTHSOUTH's Proxy Statement on Schedule 14A filed April 17, 1998, in connection with HEALTHSOUTH's 1998 Annual Meeting of Stockholders.

     4. HEALTHSOUTH's Current Report on Form 8-K filed April 3, 1998.

     5. HEALTHSOUTH's Current Report on Form 8-K filed January 15, 1998.

     6.  The   description   of   HEALTHSOUTH's   capital  stock   contained  in
HEALTHSOUTH's Registration Statement on Form 8-A filed August 26, 1989.

     There are also hereby incorporated by reference into this Prospectus-Proxy Statement and made a part hereof the following documents filed by TCD (Commission File No. 1-14150):

     1. TCD's Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997.

     2. TCD's Quarterly Reports on Form 10-QSB for the quarterly periods ended September 30, 1997, December 31, 1997 and March 31, 1998.

     3. The description of TCD's capital stock contained in TCD's Registration Statement on Form 8-A effective February 6, 1996.

     All documents filed by HEALTHSOUTH and TCD pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus-Proxy Statement and prior to the Special Meeting or any adjournment thereof shall be deemed to be incorporated by reference into this Prospectus-Proxy Statement and to be made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for the purpose hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     All information contained in this Prospectus-Proxy Statement or incorporated herein by reference with respect to HEALTHSOUTH was supplied by HEALTHSOUTH, and all information contained in this Prospectus-Proxy Statement or incorporated herein by reference with respect to TCD was supplied by TCD. Although neither HEALTHSOUTH nor TCD has actual knowledge that would indicate that any statements or information (including financial statements) relating to the other party contained or incorporated by reference herein are inaccurate or incomplete, neither HEALTHSOUTH nor TCD warrants the accuracy or completeness of such statements or information as they relate to the other party.

FORWARD-LOOKING INFORMATION

     Statements relating to HEALTHSOUTH contained in this Prospectus-Proxy Statement that are not historical facts are forward-looking statements. In addition, HEALTHSOUTH, through its senior management, from time to time makes forward-looking public statements concerning its expected future operations and performance and other developments. Such forward-looking statements are necessarily estimates reflecting HEALTHSOUTH's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HEALTHSOUTH include, but are not limited to, changes in the regulation of the healthcare industry at either or both of the federal and state levels, changes in reimbursement for HEALTHSOUTH's services by government or private payors, competitive pressures in the healthcare industry and HEALTHSOUTH's response thereto, HEALTHSOUTH's ability to obtain and retain favorable arrangements with third-party payors, unanticipated delays in HEALTHSOUTH's implementation of its Integrated Service Model, general conditions in the economy and capital markets, and other factors which may be identified from time to time in HEALTHSOUTH's SEC filings and other public announcements.

     Certain of the matters discussed in this Prospectus-Proxy Statement relating to TCD are forward-looking statements, and such statements involve risks and uncertainties. Although TCD believes that its expectations are based upon reasonable assumptions, it can give no assurance that the anticipated results will occur. Important factors that could cause actual results to differ materially from those in the forward-looking statements include conditions in the capital markets, the regulatory environment in which TCD operates and the enactment by Congress of healthcare reform measures.

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THE DELIVERY OF THIS PROSPECTUS-PROXY STATEMENT NOR ANY DISTRIBUTION OF THE SECURITIES TO WHICH THIS PROSPECTUS-PROXY STATEMENT RELATES SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION CONCERNING HEALTHSOUTH OR TCD CONTAINED IN THIS PROSPECTUS-PROXY STATEMENT SINCE THE DATE OF SUCH INFORMATION. THIS PROSPECTUS-PROXY STATEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES OFFERED BY THIS PROSPECTUS-PROXY STATEMENT IN ANY JURISDICTION IN WHICH SUCH AN OFFER OR SOLICITATION IS NOT LAWFUL.

                                TABLE OF CONTENTS

                                                                            PAGE

AVAILABLE INFORMATION ...................................................     2
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE .......................     2
SUMMARY OF PROSPECTUS-PROXY STATEMENT ...................................     6
COMPARATIVE PER SHARE INFORMATION .......................................    13
RISK FACTORS ............................................................    14
THE SPECIAL MEETING .....................................................    19
 General ................................................................    19
 Date, Place and Time ...................................................    19
 Record Date; Quorum ....................................................    19
 Vote Required ..........................................................    20
 Voting and Revocation of Proxies .......................................    20
 Solicitation of Proxies ................................................    20
THE MERGER ..............................................................    21
 Terms of the Merger ....................................................    21
 Background of the Merger ...............................................    21
 Reasons for the Merger; Recommendation of the Board of Directors of TCD     22
 Opinion of Financial Advisor to TCD ....................................    23
 Effective Time of the Merger ...........................................    27
 Exchange of Certificates ...............................................    27
 Representations and Warranties .........................................    27
 Conditions to the Merger ...............................................    28
 Regulatory Approvals ...................................................    29
 Business Pending the Merger ............................................    30
 Waiver and Amendment ...................................................    30
 Termination ............................................................    31
 Break-up Fee; Third-Party Bids .........................................    31
 Interests of Certain Persons in the Merger .............................    31
 Indemnification ........................................................    31
 Accounting Treatment ...................................................    32
 Certain Federal Income Tax Consequences ................................    32
 Resale of HEALTHSOUTH Common Stock by Affiliates .......................    33
 No Appraisal Rights ....................................................    33
 No Solicitation of Transactions ........................................    33
 Expenses ...............................................................    34
 NYSE Listing ...........................................................    34
SELECTED CONSOLIDATED FINANCIAL DATA -- HEALTHSOUTH .....................    35
SELECTED CONSOLIDATED FINANCIAL DATA -- TCD .............................    37
BUSINESS OF HEALTHSOUTH .................................................    38
 General ................................................................    38
 Company Strategy .......................................................    38
 Recent Developments ....................................................    39
 Patient Care Services ..................................................    40
 Locations ..............................................................    42
BUSINESS OF TCD .........................................................    43
 Healthcare Operations and Services .....................................    43
 Affiliations, Joint Ventures and Acquisitions ..........................    45

                                                                             PAGE
DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH ..............................     45
 Common Stock ............................................................     45
 Fair Price Provision ....................................................     45
 Section 203 of the DGCL .................................................     46
 Preferred Stock .........................................................     46
 Transfer Agent ..........................................................     47
COMPARISON OF RIGHTS OF TCD AND HEALTHSOUTH STOCKHOLDERS .................     48
 Classes and Series of Capital Stock .....................................     48
 Size and Election of the Board of Directors .............................     48
 Removal of Directors ....................................................     48
 Other Voting Rights .....................................................     49
 Conversion and Dissolution ..............................................     49
 Business Combinations ...................................................     50
 Amendment or Repeal of the Certificate of Incorporation .................     50
 Special Meeting of Stockholders .........................................     50
 Liability of Directors ..................................................     50
 Indemnification of Directors and Officers ...............................     51
OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AND TCD AFTER THE MERGER ........     52
 Operations ..............................................................     52
 Management ..............................................................     52
EXPERTS ..................................................................     52
LEGAL MATTERS ............................................................     53
ADDITIONAL INFORMATION ...................................................     53

ANNEXES:
A. Amended and Restated Plan and Agreement of Merger .....................    A-1
B. Opinion of Loewenbaum & Company Incorporated ..........................    B-1


                      SUMMARY OF PROSPECTUS-PROXY STATEMENT

    The following is a summary of certain information contained elsewhere in this Prospectus-Proxy Statement. Certain capitalized terms used in this Summary are defined elsewhere in this Prospectus-Proxy Statement. Reference is made to, and this Summary is qualified in its entirety by, the more detailed information contained in this Prospectus-Proxy Statement, the Annexes hereto and the documents incorporated by reference herein.

THE COMPANIES

     HEALTHSOUTH. HEALTHSOUTH is the nation's largest provider of outpatient surgery and rehabilitative healthcare services, based upon number of staffed rehabilitation beds, number of facilities and revenues derived from those services. It provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At March 31, 1998, HEALTHSOUTH had over 1,800 patient care locations in 50 states, the United Kingdom and Australia. See "BUSINESS OF HEALTHSOUTH".

     At March 31, 1998, HEALTHSOUTH had consolidated assets of approximately $5.791 billion and consolidated stockholders' equity of approximately $3.322 billion and employed 56,281 persons.

     HEALTHSOUTH was incorporated under the laws of Delaware in 1984. Its principal executive offices are located at One HealthSouth Parkway, Birmingham, Alabama 35243, and its telephone number is (205) 967-7116.

     TCD. TCD manages facilities that provide occupational and industrial medical and related services exclusively to employees and prospective employees of corporate customers located in the states of Texas, Louisiana and Arkansas. TCD currently manages eleven occupational and industrial medicine facilities servicing over approximately 4,000 employers and clients including local offices of such corporations as Blockbuster Video, Excel Telecommunications, Fibrebond Corp., Interceramic Tile, Southwest Airlines, U-Haul Corporation, Levi, the U.S. Postal Service and Atlantic Richfield Co. At these facilities, prospective employees of the corporate customer can be prescreened and work-related injuries and medical conditions arising from employment can be diagnosed and treated. Currently, TCD's operating revenues are derived primarily through a non-exclusive Practice Management Agreement with The Physician Group, P.A. ("The Physician Group"), a Texas professional association of physicians and other medical professionals which is paid by the employer for services either on a fee-for-service basis or on a prepaid "capitated" basis (a fixed monthly fee for each employee). TCD receives a management fee for the provision of non-medical services, including marketing, management of the practice and use of the facilities, and provision of non-medical procedures and programs. TCD also receives a portion of its operating revenues from management of two facilities outside The Physician Group. See "THE MERGER -- Regulatory Approvals" and "BUSINESS OF TCD".

     At March 31, 1998, TCD had consolidated assets of approximately $17.15 million and consolidated stockholders' equity of approximately $10.02 million and employed approximately 140 persons.

     TCD was incorporated under the laws of Delaware in 1992. Its principal executive offices are located at 5215 North O'Connor Boulevard, Irving, Texas 75039, and its telephone number is (972) 401-8300.

     Chandler Acquisition Corporation. The Subsidiary is a direct, wholly-owned subsidiary of HEALTHSOUTH and has not engaged in any business activity unrelated to the Merger. The principal executive offices of the Subsidiary are located at One HealthSouth Parkway, Birmingham, Alabama 35243, and its telephone number is
(205) 967-7116.

RECENT DEVELOPMENTS

     On May 6, 1998 HEALTHSOUTH announced the signing of a definitive agreement to acquire National Surgery Centers, Inc. ("NSC"). The proposed NSC transaction would add 40 outpatient surgery centers in 14 states to HEALTHSOUTH's existing network of outpatient surgery and rehabilitative healthcare facilities. The value of the NSC transaction is approximately $590 million. Under the terms of the NSC agreement, NSC stockholders will receive shares of HEALTHSOUTH Common Stock valued at $30.50 per share of NSC Common Stock, but not less than .8714 of a share of HEALTHSOUTH Common Stock nor more than 1.1509 shares of HEALTHSOUTH Common Stock. The NSC agreement does not provide for termination based on a change in the stock price of either company. The NSC transaction is expected to be accounted for as a pooling of interests and is intended to be a tax-free reorganization. The NSC transaction is subject to approval by the NSC stockholders and various regulatory approvals, including Hart-Scott-Rodino clearance, as well as the satisfaction of certain other conditions, and also provides for the payment of a break-up fee to HEALTHSOUTH under certain conditions.

     On April 16, 1998, HEALTHSOUTH announced that it had entered into a definitive agreement to acquire 34 ambulatory surgery centers from Columbia/HCA Healthcare Corporation for $550 million payable in cash at closing, which is expected to occur during the third quarter of 1998. The surgery centers are located in Alabama, California, Iowa, Illinois, Kentucky, Louisiana, Minnesota, Mississippi, North Carolina, Nevada, Oregon, Rhode Island and Texas. The transaction remains subject to various regulatory approvals, including clearance under the Hart-Scott-Rodino Anti-Trust Improvements Act.

THE SPECIAL MEETING

     The Special Meeting of TCD's stockholders to consider and vote on a proposal to approve the Plan will be held on June 29, 1998, at 10:00 a.m., local time, in the Lakeside Room, Suite 2600, of the same building as the principal offices of TCD at 5215 North O'Connor Boulevard, Irving, Texas 75039. Only holders of record of TCD Shares at the close of business on May 6, 1998 (the
"Record Date"), will be entitled to notice of and to vote at the Special Meeting. At such date, there were outstanding and entitled to vote 4,920,183 shares of TCD Common Stock. Each issued and outstanding TCD Share is entitled to one vote on each matter to be presented at the Special Meeting. For additional information relating to the Special Meeting, see "THE SPECIAL MEETING".

VOTE REQUIRED

     Approval of the Plan by the stockholders of TCD requires the affirmative vote of the holders of a majority of the outstanding shares of TCD Common Stock entitled to vote thereon. Accordingly, approval of the Plan at the Special Meeting will require the affirmative vote of the holders of at least 2,460,092 shares of TCD Common Stock.

     As of the Record Date, directors and executive officers of TCD and their affiliates beneficially owned an aggregate of 1,588,582 shares of TCD Common Stock (excluding shares issuable upon exercise of options), or approximately 32.3% of the TCD Shares outstanding on such date. To TCD's knowledge, each of its directors and executive officers intends to vote in favor of the proposal to approve the Plan.

     If the Plan is not approved by TCD stockholders, the Plan may be terminated by HEALTHSOUTH or TCD in accordance with its terms. Such approval is also a condition to HEALTHSOUTH's and TCD's obligations to consummate the Merger. See "THE SPECIAL MEETING -- Vote Required", "THE MERGER -- Conditions to the Merger" and "-- Termination".

THE MERGER

     Terms of the Merger. TCD will be acquired by HEALTHSOUTH pursuant to and subject to the terms and conditions of the Plan, which provides that, at the effective time of the Merger (the "Effective Time"), the Subsidiary will merge with and into TCD with TCD being the Surviving Corporation. The Certificate of Incorporation of TCD, as amended at the Effective Time pursuant to the request of HEALTHSOUTH, and the Bylaws of the Subsidiary in effect at the Effective Time will be the Certificate of Incorporation and Bylaws of the Surviving Corporation until amended or repealed in accordance with applicable law. At the Effective Time, each outstanding TCD Share (excluding shares held by TCD and any of its subsidiaries) will be converted into the right to receive (i) if the Base Period Trading Price (as defined below) is no lower than $24.00 and no higher than $27.875, 0.142 of a share of HEALTHSOUTH common stock, or (ii) if the Base
Period Trading Price is greater than $27.875, a fraction of a share of HEALTHSOUTH common stock equal to (x) $3.958 divided by (y) the Base Period Trading Price, or (iii) if the Base Period Trading Price is less than $24.00, a fraction of a share of HEALTHSOUTH common stock equal to (x) $3.408 divided by
(y) the Base Period Trading Price (in whichever case occurs, the "Exchange Ratio"), (the "Exchange Ratio") of a share of HEALTHSOUTH Common Stock (the "Merger Consideration"). The term "Base Period Trading Price" means the average daily closing prices for the shares of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in the Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the third trading day immediately preceding the Closing Date. Fractional shares of HEALTHSOUTH Common Stock will not be issuable in connection with the Merger. TCD stockholders will receive cash (without interest) in lieu of fractional shares of HEALTHSOUTH Common Stock. See "THE MERGER" and "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH".

     As of December 31, 1997, TCD had outstanding approximately $4.7 million in long-term indebtedness (including the current portion thereof), all of which will at the Effective Time become long-term indebtedness of the Surviving Corporation (being a subsidiary of HEALTHSOUTH) as a result of the Merger.

     Recommendation of the Board of Directors. THE BOARD OF DIRECTORS OF TCD HAS ADOPTED AND APPROVED THE PLAN AND HAS RECOMMENDED A VOTE FOR APPROVAL OF THE PLAN. THE BOARD OF DIRECTORS BELIEVES THE PLAN IS FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF TCD.

     In its deliberations with respect to the Merger, the Board of Directors of TCD consulted with management of TCD and the financial and legal advisers to TCD. The composite mix of information available to the Board of Directors with respect to the Merger included the information regarding the matters enumerated under "THE MERGER -- Reasons for the Merger; Recommendation of the Board of Directors of TCD" below.

     Opinion of Financial Advisor to TCD. Loewenbaum & Company Incorporated ("Loewenbaum") delivered to the Board of Directors of TCD on November 23, 1997, its oral opinion (subsequently confirmed in writing by an opinion dated as of December 16, 1997), to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations set forth therein, the consideration proposed to be paid by HEALTHSOUTH pursuant to the Merger Agreement was fair, from a financial point of view, to the stockholders of TCD. For the purpose of preparing such opinion and related analyses, Loewenbaum assumed the then current implied purchase price of $3.73 for each share of TCD Common Stock (based on the Exchange Ratio set forth in the Plan). In connection with preparing its opinion dated December 16, 1997, Loewenbaum confirmed the appropriateness of its reliance on the analyses used in preparing its opinion dated November 23, 1997 by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith, modified, where appropriate, to take into account events occurring after November 23, 1997. Loewenbaum's opinion is directed only to the consideration to be received by holders of TCD Common Stock and does not constitute a recommendation to the holders of TCD Common Stock as to how they should vote at the TCD Meeting of Stockholders. The full text of the opinion of Loewenbaum dated as of December 16, 1997, which sets forth the assumptions made, matters considered and limitations on the review undertaken by Loewenbaum, is attached hereto as Annex B. The holders of TCD Common Stock are urged to read, and should read, this opinion in its entirety.

     Effective Time of the Merger. The Merger will become effective upon the filing of a Certificate of Merger by TCD under the General Corporation Law of the State of Delaware (the "DGCL"), or at such later time as may be specified in such Certificate of Merger. The Plan requires that this filing be made no later than two business days after satisfaction or waiver of the various conditions to the Merger set forth in the Plan, or at such other time as may be agreed by HEALTHSOUTH and TCD. See "THE MERGER -- Effective Time of the Merger" and "-- Conditions to the Merger".

     Exchange of Certificates. As soon as reasonably practicable after the Effective Time, transmittal materials will be mailed to each holder of record of TCD Shares for use in exchanging such holder's stock certificates for certificates evidencing shares of HEALTHSOUTH Common Stock and for receiving cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger. STOCKHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS. See "THE MERGER -- Exchange of Certificates".

     Representations and Warranties. The Plan contains certain representations and warranties made by each of the parties thereto that must be confirmed as of the Closing Date. See "THE MERGER -- Representations and Warranties".

     Conditions to the Merger. The obligation of each of HEALTHSOUTH, the Subsidiary and TCD to consummate the Merger is subject to certain conditions, including approval of the Plan by the TCD stockholders, certain regulatory approvals and confirmation by each of HEALTHSOUTH and TCD of its representations and warranties as of the Closing Date. See "THE MERGER -- Conditions to the Merger". Certain conditions to the Merger contained in the Plan may be waived by the parties thereto. TCD does not, however, intend to waive satisfaction of any such condition or amend the Plan if such waiver or amendment would be material to the TCD stockholders' consideration of and vote upon the proposal to approve the Plan without resoliciting the vote of such stockholders.

     Regulatory Approvals. The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), provides that certain business mergers (including the Merger) may not be consummated until certain information has been furnished to the Department of Justice (the "DOJ") and the Federal Trade Commission (the "FTC") and certain waiting period requirements have been satisfied. On April 15, 1998, HEALTHSOUTH and TCD made their respective filings with the DOJ and the FTC with respect to the Plan. Under the HSR Act, the filings commenced a waiting period of up to 30 days during which the Merger cannot be consummated, which waiting period expired on May 15, 1998. Notwithstanding the termination or expiration of the HSR Act waiting period, at any time before or after the Effective Time, the FTC, the DOJ or others could initiate legal action under the antitrust laws seeking to enjoin the consummation of the Merger or seeking the divestiture by HEALTHSOUTH of any part of its assets or all or any part of the stock or assets of TCD. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful. The operations of each Company also are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the conduct, licensing and development of healthcare businesses and facilities. See "THE MERGER -- Regulatory Approvals".

     Conduct Pending the Merger. The Plan provides that, until the Effective Time, except as provided in the Plan, TCD will use its best efforts to preserve intact its present business organization and to keep available to HEALTHSOUTH and the Surviving Corporation the services of its present employees and to preserve the goodwill of customers, suppliers and others having business dealings with it. In addition, TCD has agreed not to engage in certain types of transactions pending the Effective Time. Both HEALTHSOUTH and TCD have agreed not to engage knowingly or intentionally in any conduct that would cause its representations and warranties to become untrue in any material respect pending the Effective Time. See "THE MERGER -- Business Pending the Merger".

     Amendment. The Plan provides that, at any time prior to the Effective Time, the parties may, under certain circumstances, amend or otherwise change the Plan. See "THE MERGER -- Waiver and Amendment".

     Termination. The Plan may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan by the stockholders of TCD, under certain circumstances that are set forth in the Plan. See "THE MERGER -- Termination".

     No Solicitation. The Plan provides that TCD and its representatives will not, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any entity other than HEALTHSOUTH or a HEALTHSOUTH affiliate concerning any merger, sale of assets, sale of or tender offer for shares of TCD common stock or similar transaction involving TCD (an "Acquisition Transaction").

     Break-up Fee; Third Party Bids. If the Plan is terminated by the Board of Directors of TCD because, in the exercise of its fiduciary duties under applicable law, it has (i) determined not to recommend the Merger to the holders of TCD Common Stock, (ii) withdrawn such recommendation, (iii) approved, recommended or endorsed any Acquisition Transaction (as defined in the Plan) other than the Plan or (iv) resolved to take any of such actions, and within one year after the effective date of such termination TCD is the subject of a Third Party Acquisition Event (as defined in the Plan), then at the time of consummation of such a Third Party Acquisition Event TCD shall pay to HEALTHSOUTH a break-up fee of $750,000. If the Plan is terminated by HEALTHSOUTH for a reason other than those set forth in the Plan, then at the time of such termination HEALTHSOUTH shall pay to TCD the sum of $100,000 or shall offset such sum against any amounts owed by TCD to HEALTHSOUTH. See "THE MERGER -- Break-up Fee; Third Party Bids".

     Interests of Certain Persons in the Merger. In considering the recommendation of the Board of Directors of TCD with respect to the Plan and the transactions contemplated thereby, stockholders of TCD should be aware that certain members of the management of TCD and its Board of Directors have certain interests in the Merger in addition to the interests of stockholders generally.

     In connection with the Merger, HEALTHSOUTH has entered into a Consulting and Non-Competition Agreement with Donald F. Angle, M.D., the former Chief Executive Officer of TCD ("Dr. Angle"), pursuant to which Dr. Angle will act as a consultant to HEALTHSOUTH with respect to various matters, including transition issues, industry presentations, business development and strategic planning. Dr. Angle will receive $150,000 per year for his services pursuant to the Consulting Agreement.

     In addition, pursuant to the terms of TCD's stock option plans, certain TCD stock options that are not fully vested prior to the Effective Time will accelerate and vest in full as a result of the Merger at the Effective Time. Certain directors and members of TCD management hold such options.

     See "THE MERGER -- Interests of Certain Persons in the Merger".

     Accounting Treatment. It is intended that the Merger will be accounted for as a purchase. See "THE MERGER -- Accounting Treatment".

     Certain Federal Income Tax Consequences. The Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code. If the Merger so qualifies, no gain or loss will be recognized by holders of TCD Shares who hold such shares as capital assets upon their receipt of HEALTHSOUTH Common Stock in exchange for their TCD Shares, except with respect to cash the Merger are conditioned upon their receipt of opinions from their respective counsel to the effect that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Each holder of TCD Shares is urged to consult his or her personal tax and financial advisors concerning the federal income tax consequences of the Merger, as well as any state, local, foreign or other tax consequences of the Merger, based upon such holder's own particular facts and circumstances. See "THE MERGER -- Certain Federal Income Tax Consequences".

     Resale Restrictions. All shares of HEALTHSOUTH Common Stock received by TCD stockholders in the Merger will be freely transferable, except that shares of HEALTHSOUTH Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of TCD at the time of the Special Meeting may be resold by them only in certain circumstances as permitted by the rules and regulations promulgated under the Securities Act. See "THE MERGER -- Resale of HEALTHSOUTH Common Stock by Affiliates".

     Appraisal Rights. Holders of TCD Common Stock are not entitled to appraisal rights under the DGCL with respect to the Merger. See "THE MERGER -- No Appraisal Rights".

     NYSE Listing. A listing application will be filed with the NYSE to list the shares of HEALTHSOUTH Common Stock to be issued to the TCD stockholders in the Merger. Although no assurance can be given that the NYSE will accept such shares of HEALTHSOUTH Common Stock for listing, HEALTHSOUTH anticipates that these shares will qualify for listing. It is a condition to the obligation of HEALTHSOUTH, the Subsidiary and TCD to consummate the Merger that such shares of HEALTHSOUTH Common Stock be approved for listing on the NYSE upon official notice of issuance at the Effective Time. See "THE MERGER -- NYSE Listing".

MARKET AND MARKET PRICE



     HEALTHSOUTH Common Stock is listed under the symbol "HRC" on the NYSE. TCD Common Stock is listed under the symbol "CDOC" on the Nasdaq SmallCap Market ("Nasdaq"). Set forth below are the closing prices per share of HEALTHSOUTH Common Stock and TCD Common Stock on the NYSE and Nasdaq, respectively, and the pro forma closing price per share of TCD, on (i) December 15, 1997, the last business day preceding public announcement of the Merger, and (ii) May 20, 1998:


                                                                PRO FORMA
                             CLOSING PRICE   CLOSING PRICE    CLOSING PRICE
                              PER SHARE OF    PER SHARE OF      PER SHARE
                              HEALTHSOUTH         TCD            OF TCD
            DATE              COMMON STOCK    COMMON STOCK   COMMON STOCK(1)
--------------------------- --------------- --------------- ----------------
December 15, 1997 .........    $ 27.125         $ 3.50           $ 3.85
May 20, 1998 ..............    $ 28.563         $ 3.81           $ 3.96

-----------

(1) TCD pro forma market price data have been calculated by multiplying the market price per share of HEALTHSOUTH Common Stock by an assumed Exchange Ratio of 0.142 for December 15, 1997 and an assumed Exchange Ratio of .139 for May 20, 1998, which would be the respective Exchange Ratios if the Base Period Trading Price were equal to the market price of HEALTHSOUTH Common Stock on those dates. See "The Merger -- Terms of the Merger".

     The following table sets forth certain information as to the high and low reported sale prices per share of HEALTHSOUTH Common Stock for the periods indicated. The prices for HEALTHSOUTH Common Stock are as reported on the NYSE Composite Transactions Tape. HEALTHSOUTH has never paid dividends on its capital stock (although a company acquired by HEALTHSOUTH in a pooling-of-interests merger has paid cash dividends in the past). All prices shown have been adjusted for a two-for-one stock split effected in the form of a 100% stock dividend paid on March 17, 1997.

                                                                HEALTHSOUTH
                                                               COMMON STOCK
                                                         -------------------------
                                                             HIGH          LOW
                                                             ----          ---
      1996
       First Quarter .................................    $  19.07      $  13.50
       Second Quarter ................................       19.32         16.16
       Third Quarter .................................       19.32         14.25
       Fourth Quarter ................................       19.88         17.57
      1997

       First Quarter .................................    $  22.38      $  17.94
       Second Quarter ................................       27.12         17.75
       Third Quarter .................................       28.94         23.12
       Fourth Quarter ................................       28.31         22.00
      1998

       First Quarter .................................    $  30.06      $  21.94
       Second Quarter (through May 20, 1998) .........       30.81         27.50


     The following table sets forth certain information as to the high and low closing prices per share of TCD Common Stock for the periods indicated. The prices for TCD Common Stock are as reported on Nasdaq. No dividends were paid by TCD during the periods presented.

                                                                         TCD
                                                                     COMMON STOCK
                                                               ------------------------
                                                                   HIGH          LOW
                                                                   ----          ---
      1996 FISCAL YEAR
       Third Quarter (commencing February 7, 1996) .........    $  10.25      $  8.50
       Fourth Quarter ......................................       10.87         9.37
      1997 FISCAL YEAR

       First Quarter .......................................    $  10.00      $  8.87
       Second Quarter ......................................        8.87         5.87
       Third Quarter .......................................        6.50         5.50
       Fourth Quarter ......................................        6.18         3.50
      1998 FISCAL YEAR

       First Quarter .......................................    $   3.94      $  3.63
       Second Quarter ......................................        4.25         3.25
       Third Quarter .......................................        3.75         2.75
       Fourth Quarter (through May 20, 1998) ...............        3.81         3.25


     As of March 13, 1998, there were approximately 5,977 record holders of HEALTHSOUTH Common Stock, excluding those shares held by depository companies for certain beneficial owners. As of the Record Date, there were approximately 88 record holders of TCD Common Stock.

     HOLDERS OF TCD SHARES ARE ADVISED TO OBTAIN CURRENT MARKET QUOTATIONS FOR HEALTHSOUTH COMMON STOCK AND TCD COMMON STOCK. No assurance can be given as to the market price of HEALTHSOUTH Common Stock at the Effective Time or at any other time.

OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER

     Pursuant to the Plan, following the Effective Time, TCD will be a wholly-owned subsidiary of HEALTHSOUTH, and all of TCD's subsidiaries and affiliates will be indirect subsidiaries and affiliates of HEALTHSOUTH. HEALTHSOUTH will continue its operations as prior to the Merger and will continue to be managed by the same Board of Directors and executive officers. See "OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AFTER THE MERGER".

                        COMPARATIVE PER SHARE INFORMATION

     The following summary presents  selected  comparative per share information
(i) for HEALTHSOUTH on a historical basis, and (ii) for TCD on a historical basis. Because the effect of the Merger is not material to the financial condition or operations of HEALTHSOUTH, pro forma combined information is not presented. This financial information should be read in conjunction with the historical consolidated financial statements of HEALTHSOUTH and TCD and the related notes thereto contained elsewhere herein or in documents incorporated herein by reference. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

     Neither HEALTHSOUTH nor TCD has paid cash dividends since inception (although companies acquired by HEALTHSOUTH in pooling-of-interests mergers paid cash dividends in the past). It is anticipated that HEALTHSOUTH will retain all earnings for use in the expansion of the business and therefore does not anticipate paying any cash dividends in the foreseeable future. The payment of future dividends will be at the discretion of the Board of Directors of HEALTHSOUTH and will depend, among other things, upon HEALTHSOUTH's earnings, capital requirements, financial condition and debt covenants.

     The following information is not necessarily indicative of the combined results of operations or combined financial position that would have resulted had the Merger been consummated at the beginning of the periods indicated, nor is it necessarily indicative of the combined results of operations in future periods or future combined financial position.

                                              YEAR ENDED      THREE MONTHS ENDED
                                           DECEMBER 31, 1997      MARCH 31, 1998
                                           ----------------   ------------------
Net income per common share:
  HEALTHSOUTH(1)
   Historical (basic) ......................  $ 0.95           $  0.27
   Historical (diluted) .....................   0.91              0.27


                                               YEAR ENDED      NINE MONTHS ENDED
                                             JUNE 30, 1997      MARCH 31, 1998
                                            ----------------   -----------------
 TCD

   Historical (basic and diluted) .........     $ (0.27)         $ (0.27)

                                                                    AT
                                                                 MARCH 31,
                                                                   1998
                                                                 ---------
 Book value per common share outstanding(1):
   HEALTHSOUTH -- historical ...............                     $  8.31
   TCD -- historical .......................                        2.04


-----------
(1) Adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on March 17, 1997.

                                  RISK FACTORS

     In addition to the other information in this Prospectus-Proxy Statement, the following should be considered carefully by holders of TCD Shares. Statements made herein should be considered as "forward-looking information". See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE--Forward-Looking Information".

REIMBURSEMENT BY THIRD-PARTY PAYORS

     Substantially all of HEALTHSOUTH's revenues are derived from private and governmental third- party payors (in 1997, approximately 36.9% from Medicare and approximately 63.1% from commercial insurers, managed care plans, workers' compensation payors and other private pay revenue sources). There are increasing pressures from many payor sources to control healthcare costs and to limit increases in reimbursement rates for medical services. There can be no assurances that payments under governmental and third-party payor programs will remain at levels comparable to present levels. In attempts to limit the federal budget deficit, there have been, and HEALTHSOUTH expects that there will continue to be, a number of proposals to limit Medicare reimbursements for certain services. HEALTHSOUTH cannot now predict whether any of these pending proposals will be adopted or, if adopted and implemented, what effect such proposals would have on HEALTHSOUTH.

REGULATION

     HEALTHSOUTH is subject, and the combined Companies will be subject, to various other types of regulation at the federal and state levels, including licensure and certification laws, Certificate of Need laws and laws relating to financial relationships among providers of healthcare services, Medicare fraud and abuse and physician self-referral.

     The operation of HEALTHSOUTH's facilities and the provision of healthcare services are subject to federal, state and local licensure and certification laws. These facilities and services are subject to periodic inspection by governmental and other authorities to assure compliance with the various standards established for continued licensure under state law, certification under the Medicare and Medicaid programs and participation in the Veteran's Administration program. Additionally, in many states, Certificates of Need or other similar approvals are required for expansion of HEALTHSOUTH's operations. HEALTHSOUTH could be adversely affected by the failure or inability to obtain such approvals, by changes in the standards applicable to approvals and by possible delays and expenses associated with obtaining approvals. The failure by HEALTHSOUTH to obtain, retain or renew any required regulatory approvals, licenses or certificates could prevent HEALTHSOUTH from being reimbursed for, or from, offering its services, or could adversely affect its results of operations.

     A wide array of Medicare/Medicaid fraud and abuse provisions apply to the operations of HEALTHSOUTH. HEALTHSOUTH is subject to extensive federal and state regulation with respect to financial relationships among healthcare providers, physician self-referral arrangements and other fraud and abuse issues. Penalties for violation of federal and state laws and regulations include exclusion from participation in the Medicare/Medicaid programs, asset forfeiture, civil penalties and criminal penalties. The Office of Inspector General of the Department of Health and Human Services (the "OIG"), the DOJ and other federal agencies interpret healthcare fraud and abuse provisions liberally and enforce them aggressively. See "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE".

HEALTHCARE REFORM

     In recent years, an increasing number of legislative proposals have been introduced or proposed in Congress and in some state legislatures that would effect major changes in the healthcare system, either nationally or at the state level. Among the proposals which are, or recently have been, under consideration are cost controls on hospitals, insurance market reforms to increase the availability of group health insurance to small businesses, requirements that all businesses offer health insurance coverage to their employees and the creation of a single government health insurance plan that would cover all citizens.

The costs of certain proposals would be funded in significant part by reductions in payments by governmental programs, including Medicare and Medicaid, to healthcare providers. There continue to be federal and state proposals that would, and actions that do, impose more limitations on government and private payments to healthcare providers such as HEALTHSOUTH and proposals to increase copayments and deductibles from program and private patients. At the federal level, both Congress and the current Administration have continued to propose healthcare budgets that substantially reduce payments under the Medicare and Medicaid programs. In addition, many states are considering the enactment of initiatives designed to reduce their Medicaid expenditures, to provide universal coverage or additional levels of care and/or to impose additional taxes on healthcare providers to help finance or expand the states' Medicaid systems. There can be no assurance as to the ultimate content, timing or effect of any healthcare reform legislation, nor is it possible at this time to estimate the impact of potential legislation, which may be material, on HEALTHSOUTH or on the combined Companies.

COMPUTER TECHNOLOGIES AND YEAR 2000 COMPLIANCE

     The Company is aware of the issues associated with the programming code in existing computer systems as the year 2000 approaches. Many existing computer programs use only two digits to identify a year in the date field. The issue is whether such code exists in the Company's mission-critical applications and if that code will produce accurate information with relation to date-sensitive calculations after the turn of the century.

     The  Company  has  completed  a thorough  review of its  material  computer applications and determined that such applications contain very few date-sensitive calculations. The Company's computer applications are divided into two categories, those maintained internally by the Company's Information Technology Group and those maintained externally by the applications' vendors. For internally maintained applications, revisions are currently being made and are expected to be implemented by the first quarter of 1999. The Company expects that the total cost associated with these revisions will be less than $1,000,000. These costs will be primarily incurred during 1998 and be charged to expense as incurred. For externally maintained systems, the Company has received written confirmation from the vendors that each system is currently year 2000 compliant or will be made year 2000 compliant during 1998. The cost to be incurred by the Company related to externally maintained systems is expected to be minimal.

     The Company has initiated a program to determine whether the computer applications of its significant payors and suppliers will be upgraded in a timely manner. The Company has not completed this review; however, initial responses indicate that no significant problems are currently expected to arise. The Company has also initiated a program to determine whether embedded applications which control certain medical and other equipment will be affected. The nature of the Company's business is such that any failure to these type applications is not expected to have a material adverse effect on its business.

     Because of the many uncertainties associated with year 2000 compliance issues, and because the Company's assessment is necessarily based on information from third party vendors, payors and suppliers, there can be no assurance that the Company's assessment is correct or as to the materiality or effect of any failure to such assessment to be correct.

COMPETITION

     HEALTHSOUTH operates in a highly competitive industry. HEALTHSOUTH generally operates its facilities in communities that also are served by similar facilities operated by others. Although HEALTHSOUTH is the largest provider of outpatient surgery and rehabilitation healthcare services on a nationwide basis, in any particular market it may encounter competition from local or national entities with longer operating histories or other superior competitive advantages. There can be no assurance that such competition, or other competition which HEALTHSOUTH may encounter in the future, will not adversely affect HEALTHSOUTH's results of operations.

FAIR PRICE PROVISION

     HEALTHSOUTH's Restated Certificate of Incorporation (the "HEALTHSOUTH Certificate") contains certain provisions requiring supermajority stockholder approval to effect specified extraordinary corporate transactions unless certain conditions are met. The HEALTHSOUTH Certificate re-quires the affirmative vote of 66 2/3% of all shares of HEALTHSOUTH entitled to vote in an election of Directors to approve a "business combination" with any "other entity" that is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of HEALTHSOUTH entitled to vote in an election of Directors. The effect of the foregoing provisions is to make it more difficult for a person, entity or group to effect a change in control of HEALTHSOUTH through the acquisition of a large block of HEALTHSOUTH's voting stock, or to effect a merger or other acquisition that is not approved by a majority of HEALTHSOUTH's Directors serving in office prior to the acquisition by the other entity of 5% or more of HEALTHSOUTH's stock. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH".

RISKS RELATING TO FEDERAL INCOME TAXES

     If the Merger were determined not to constitute a tax-free reorganization under Section 368(a) of the Code, each holder of TCD Shares would recognize gain or loss equal to the difference between the fair market value of the HEALTHSOUTH Common Stock received (plus cash received in lieu of fractional shares) and such holder's basis in the TCD Shares exchanged therefor. See "THE MERGER -- Certain Federal Income Tax Consequences".

CERTAIN HORIZON/CMS LITIGATION

     On October 29, 1997, HEALTHSOUTH acquired Horizon/CMS Healthcare Corporation ("Horizon/CMS") through the merger of a wholly-owned subsidiary of HEALTHSOUTH with and into Horizon/CMS. Horizon/CMS is currently a party, or is subject, to certain material litigation matters and disputes, which are described below, as well as various other litigation matters and disputes arising in the ordinary course of its business. HEALTHSOUTH is not itself a party to the litigation described below.

SEC and NYSE Investigations

     The Division of Enforcement of the SEC is conducting a private investigation with respect to trading in the securities of Horizon/CMS and Continental Medical Systems, Inc. ("CMS"), which was acquired by Horizon/CMS in June 1995. In connection with that investigation, Horizon/CMS produced certain documents, and Neal M. Elliott, then Chairman of the Board, President and Chief Executive Officer of Horizon/CMS, and certain other former officers of Horizon/CMS have given testimony to the SEC. Horizon/CMS has also been informed that certain of its division office employees and an individual, affiliates of whom had limited business relationships with Horizon/CMS, have responded to subpoenas from the SEC. Mr. Elliott also produced certain documents in response to a subpoena from the SEC. In addition, Horizon/CMS and Mr. Elliott have responded to separate subpoenas from the SEC pertaining to trading in Horizon/CMS's common stock and various material press releases issued in 1996 by Horizon/CMS; Horizon/CMS's February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS; and any discussions of proposed business combinations between Horizon/CMS and Medical Innovations and Horizon/CMS and certain other companies. The investigation is, to the knowledge of HEALTHSOUTH and Horizon/CMS, ongoing, and neither Horizon/CMS nor HEALTHSOUTH possesses all the facts with respect to the matters under investigation. Although neither
Horizon/CMS nor HEALTHSOUTH has been advised by the SEC that the SEC has concluded that any of Horizon/ CMS, Mr. Elliott or any other current or former officer of director of Horizon/CMS has been involved in any violation of the federal securities laws, there can be no assurance as to the outcome of the investigation or the time of its conclusion. Both Horizon/CMS and HEALTHSOUTH have, to the extent requested to date, cooperated fully with the SEC in connection with the investigation.

     In March 1995, the New York Stock Exchange (the "NYSE") informed Horizon/CMS that it had initiated a review of trading in The Hillhaven Corporation common stock prior to the announcement of Horizon/CMS's proposed acquisition of Hillhaven. In April 1995, the NYSE extended the review of trading to include all dealings with CMS. On April 3, 1996, the NYSE notified
Horizon/CMS that it had initiated a review of trading in its common stock preceding Horizon/CMS's March 1, 1996 press release announcing a revision in Horizon/CMS's third quarter earnings estimate. On February 20, 1997, the NYSE notified

Horizon/CMS that it was reviewing trading in Horizon/CMS's securities prior to the February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS. Horizon/CMS has cooperated with the NYSE in its reviews and, to Horizon/CMS's knowledge, the reviews are ongoing.

     In February 1997, HEALTHSOUTH received a subpoena from the SEC with respect to its investigation concerning trading in Horizon/CMS common stock prior to the February 18, 1997 announcement that HEALTHSOUTH would acquire Horizon/CMS and a request for information from the NYSE in connection with its review of such trading. HEALTHSOUTH responded to such subpoena and request for information and advised both the SEC and the NYSE that it intended to cooperate fully in any investigations or reviews relating to such trading. HEALTHSOUTH provided certain additional information to the SEC in April 1997. Since that time, HEALTHSOUTH has had no further inquiries from either the SEC or the NYSE with respect to such matters, and is unaware of the current status of such investigations or reviews.

Michigan Attorney General Investigation Into Long-Term Care Facility In Michigan

     Horizon/CMS learned in September 1996 that the Attorney General of the State of Michigan was investigating one of its skilled nursing facilities. The facility, in Howell, Michigan, was owned and operated by Horizon/CMS from February 1994 until December 31, 1997. As widely reported in the press, the Attorney General seized a number of patient, financial and accounting records that were located at this facility. By order of a circuit judge in the county in which the facility is located, the Attorney General was ordered to return patient records to the facility for copying. Horizon/CMS advised the Michigan Attorney General that it was willing to cooperate fully in the investigation. The facility in question was sold by Horizon/CMS to IHS on December 31, 1997.

     On February 19, 1998, the State of Michigan filed a criminal complaint against Horizon/CMS, four former employees of the facility and one former Horizon/CMS regional manager, alleging various violations in 1995 and 1996 of certain statutes relating to patient care, patient medical records and the making of false statements with respect to the condition or operations of the facility (State of Michigan v. Horizon/CMS Healthcare Corp., et al., Case No. 98-630-FY, State of Michigan District Court 54B). The maximum fines chargeable against Horizon/CMS under the counts alleged in the complaint (exclusive of charges against the individual defendants, some of which charges may result in indemnification obligations for Horizon/CMS) aggregate $69,000. Horizon/CMS denies the allegations made in the complaint and expects to vigorously defend against the charges. Because such charges have only recently been filed, it is not possible to predict at this time the outcome or effect of this litigation or the length of time it will take to resolve this litigation.

Lawsuit by Former Shareholders of Communi-Care, Inc. and Pro Rehab, Inc.

     On May 28, 1997, CMS was served with a lawsuit styled Kenneth Hubbard and Lynn Hubbard v. Rocco Ortenzio, Robert A. Ortenzio and Continental Medical Systems, Inc., No. 3:97 CV294MCK, filed in the United States District Court for the Western District of North Carolina, Charlotte Division, by the former shareholders of Communi-Care, Inc. and Pro Rehab, Inc. seeking damages arising out of certain "earnout" provisions of the definitive purchase agreements under which CMS purchased the outstanding stock of Communi-Care, Inc. and Pro Rehab, Inc. from such shareholders. The plaintiffs allege that the manner in which CMS and the other defendants operated the companies after their acquisition breached its fiduciary duties to the plaintiffs, constituted fraud, gross negligence and bad faith, and breached their employment agreements with the companies. As a result of such alleged conduct, the plaintiffs assert that they are entitled to damages in an amount in excess of $27,000,000 from CMS and the other defendants. Horizon/CMS believes, based upon its evaluation of the legal and factual matters relating to the plaintiffs' assertions, that it has valid defenses to the plaintiffs' claims and, as a result, intends to vigorously contest such claims. Because this litigation remains at an early stage, HEALTHSOUTH cannot now predict the outcome or effect of such litigation or the length of time it will take to resolve such litigation.

RehabOne Litigation

     In March 1997, Horizon/CMS was served with a lawsuit filed in the United States District Court for the Middle District of Pennsylvania, styled RehabOne, Inc. v. Horizon/CMS Healthcare Corporation, Continental Medical Systems, Inc. David Nation and Robert Ortenzio, No. CV-97-0292. In this lawsuit the plaintiff alleges violations of federal and state securities laws, fraud and negligent misrepresentation by Horizon/CMS and certain former officers of CMS in connection with the issuance of a warrant to purchase 500,000 shares of Horizon/CMS Common Stock (the "Warrant"). The Warrant was issued to the plaintiff in connection with the settlement of certain prior litigation between the plaintiff and CMS. The plaintiff's complaint does not state the amount of damages sought. Horizon/CMS disputes the factual and legal assertions of the plaintiff in this litigation and intends to vigorously contest the plaintiff's claims. Because this litigation is at an early stage, HEALTHSOUTH cannot predict the length of time it will take to resolve the litigation or the outcome or effect of the litigation.

EEOC Litigation

     In March 1997, the Equal Employment Opportunity Commission (the "EEOC") filed a complaint against Horizon/CMS alleging that Horizon/CMS had engaged in unlawful employment practices in respect of Horizon/CMS's employment policies related to pregnancies. Specifically, the EEOC asserts that Horizon/CMS's alleged refusal to provide pregnant employees with light-duty assignments to accommodate their temporary disabilities caused by pregnancy violates Sections 701(k) and 703(a) of Title VII, 42 U.S.C. (section)(section) 2000e-(k) and 2000e-2(a). In this lawsuit, the EEOC seeks, among other things, to permanently enjoin Horizon/CMS's employment practices in this regard. Horizon/CMS disputes the factual and legal assertions of the EEOC in this litigation and intends to vigorously contest the EEOC's claims. Because this litigation has just commenced, HEALTHSOUTH cannot predict the length of time it will take to resolve the litigation or the outcome or effect of the litigation.

North Louisiana Rehabilitation Hospital Medicare Billing Investigation

     In August 1996, the United States Attorney for the Western District of Louisiana, without actually initiating litigation, apprised Horizon/CMS of alleged civil liability under the federal False Claims Act for what the government believes were false or fraudulent Medicare and other federal program claims submitted by Horizon/CMS's North Louisiana Rehabilitation Hospital ("NLRH") during the period from 1989 through 1992, including certain claims submitted by a physician who was a member of the medical staff and under contract to NLRH during the period. Specifically, the government alleges that NLRH facilitated the submission of false claims under Part B of the Medicare program by the physician and that NLRH itself submitted false claims under Part A of the Medicare program for services that were not medically necessary. In August 1996, the U.S. Attorney identified allegedly improper Part A and Part B billings, together with penalty provisions under the False Claims Act, ranging in the aggregate from approximately $1,700,000 to $2,200,000. The government does not dispute that the Medicare Part A services were rendered, but only whether they were medically necessary. Horizon/CMS has vigorously contested the allegation that any cases of disputed medical necessity in this matter constitute false or fraudulent claims under the civil False Claims Act. Moreover, Horizon/CMS denies that NLRH facilitated the submission of false claims under Medicare Part B.

     In late April 1997, Horizon/CMS received administrative subpoenas relating to the matter and has since then produced extensive materials with respect thereto. Without conceding liability for either the Medicare Part A or Part B claims, in May 1997, Horizon commenced preliminary settlement discussions with the government. In preparation for settlement meetings held in late June and mid-July 1997, Horizon/CMS and the government developed and then refined their respective analyses of any losses the government may have incurred in this regard. Following the July 1997 meetings, the government proposed to Horizon/CMS that the matter be settled by Horizon/CMS's paying the government $4,900,000 with respect to alleged Medicare Part A overpayments and that Horizon/CMS and certain individual physicians pay the government $820,000 with respect to Medicare Part B claims for physician services. In late July 1997, Horizon/CMS responded by offering to settle the matter for $3,700,000 for alleged Medicare Part A overpayments and $445,000 for alleged Medicare Part B claims for which Horizon/CMS potentially could bear any responsibility. The government recently advised Horizon/CMS that it has accepted the latter's settlement offer in this regard, and the parties are currently in the process of negotiating and implementing definitive settlement documentation.

Heritage Western Hills Litigation

     Since July 1996,  Horizon/CMS has been a defendant in a lawsuit styled Lexa
A. Auld, Administratrix of Martha Hary, Deceased v. Horizon/CMS Healthcare Corporation and Charles T. Maxvill, D.O.,

No. 48-165121, 48th Judicial District Court, Tarrant County, Texas. The case involved injuries allegedly suffered by a resident of the Heritage Western Hills nursing facility in Fort Worth, Texas. Horizon/CMS tendered the claim to its insurance carrier, which accepted coverage with a reservation of rights and provided a defense through the carrier's selected counsel in Dallas, Texas. The case went to trial on October 29, 1997, and on November 7, 1997, the jury rendered a verdict in favor of the plaintiff in the amount of $2,370,000 in compensatory damages and $90,000,000 in punitive damages. Counsel has advised Horizon/CMS that, under applicable Texas law, the punitive damages award is, at worst, limited to four times the amount of the compensatory damages (the "Punitive Damages Cap"), and thus that the maximum amount of an enforceable judgment in favor of the plaintiff is approximately $12,000,000. Counsel has also advised Horizon/CMS that there are, potentially, other and further caps on both the amount of compensatory damages available to the plaintiff and the amount of punitive damages. Horizon/CMS filed the required motions with the court to impose the Punitive Damages Cap. On February 20, 1998, the court reduced the jury's verdict and entered a judgment in the amount of approximately $11,237,000. Horizon/CMS also vigorously disputes the efficacy of the jury's verdict and has appealed the judgment.

     Horizon/CMS's insurance carrier continues to defend the matter subject to a reservation of rights. Horizon/CMS based upon an evaluation by its then-current internal counsel, after reviewing the findings contained in the jury verdict, the insurance policy at issue and the carrier's handling of the case, believes that the entirety of any judgment ultimately entered is covered by and payable from such insurance policy, less Horizon/CMS's self-insured retention of $250,000. On November 19, 1997, the insurance carrier sent Horizon/CMS a letter indicating its belief that certain policy exclusions might apply and requesting additional information which might affect its coverage determination.
Horizon/CMS has retained separate counsel to analyze the coverage issues and advise Horizon/CMS on its position, and Horizon/CMS expects to continue to negotiate any coverage issues with its carrier. Settlement negotiations by Horizon/CMS's insurance carrier, in conjunction with HEALTHSOUTH's retained counsel, continue with the plaintiff. It is not possible at this time to predict the outcome of any post-trial motions or appeals, the resolution of any coverage issues, the outcome of any settlement negotiations or the ultimate amount of any liability which will be borne by Horizon/CMS.

                              THE SPECIAL MEETING

GENERAL

     This Prospectus-Proxy Statement is being furnished to holders of TCD Shares in connection with the solicitation of proxies by the Board of Directors of TCD for use at the Special Meeting to consider and vote upon a proposal to approve the Plan and to transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof.

     Each copy of this Prospectus-Proxy Statement mailed to holders of TCD Common Stock is accompanied by a form of Proxy for use at the Special Meeting.

     This Prospectus-Proxy Statement is also furnished to holders of TCD Shares as a Prospectus in connection with the issuance to them of the shares of HEALTHSOUTH Common Stock upon consummation of the Merger.

DATE, PLACE AND TIME

     The Special Meeting will be held in the Lakeside Room, Suite 2600, in the same building as the principal offices of TCD at 5215 North O'Connor Boulevard, Irving, Texas 75039, on June 29, 1998 at 10:00 a.m., local time.

RECORD DATE; QUORUM

     The Board of Directors of TCD has fixed the close of business on May 6, 1998, as the Record Date for the determination of holders of TCD Shares entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the TCD Shares entitled to vote at the Special Meeting will constitute a quorum at the Special Meeting.

VOTE REQUIRED

     As of the Record Date, there were outstanding and entitled to vote 4,920,183 shares of TCD Common Stock. Each of such TCD Shares is entitled to one vote on each matter that comes before the Special Meeting. Approval of the Plan will require the affirmative vote of the holders of a majority of the outstanding shares of TCD Common Stock entitled to vote at the Special Meeting. Accordingly, approval of the Plan will require the affirmative vote of the holders of at least 2,460,092 shares of TCD Common Stock.

     As of the Record Date, TCD's directors and executive officers and their affiliates beneficially owned an aggregate of 1,588,582 shares, or approximately 32.3% of the outstanding shares, of TCD Common Stock outstanding on such date (excluding shares issuable upon exercise of options). To TCD's knowledge, each of its directors and executive officers intends to vote in favor of the proposal to approve the Plan.

     By the vote of the members of the TCD Board of Directors at a special meeting held on December 12, 1997, the TCD Board of Directors determined that the proposed Merger, and the terms and conditions of the Plan, were in the best interests of TCD and its stockholders. The Plan and the Merger were adopted and approved unanimously by the members of the TCD Board of Directors, who also unanimously resolved to recommend that the stockholders of TCD vote FOR approval of the Plan.

     If the Plan is not approved by TCD stockholders, the Plan may be terminated in accordance with its terms. See "THE MERGER -- Termination".

VOTING AND REVOCATION OF PROXIES

     TCD Shares represented by a Proxy properly signed and received at or prior to the Special Meeting, unless such Proxy is subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY FOR THE SPECIAL MEETING IS PROPERLY EXECUTED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, TCD SHARES REPRESENTED BY THE PROXY WILL BE VOTED FOR APPROVAL OF THE PLAN. Any Proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the Proxy is voted by the filing of an instrument revoking it or of a duly executed Proxy bearing a later date with the Secretary of TCD prior to or at the Special Meeting or by voting in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a Proxy. Only votes cast for approval of the Plan constitute affirmative votes. Abstentions and broker non-votes with respect to the Plan will, therefore, have the same effect as votes against approval of the Plan.

     The Board of Directors of TCD is not aware of any business to be acted upon at the Special Meeting other than as described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion, subject to the DGCL and applicable rules of the SEC, to vote or act thereon according to their best judgment.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of TCD, who will not be specifically compensated for such services, may solicit proxies from the stockholders of TCD, personally or by telephone or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in doing so.

STOCKHOLDERS SHOULD NOT SEND STOCK CERTIFICATES WITH THEIR PROXY CARDS. THE PROCEDURE FOR THE EXCHANGE OF SHARES AFTER THE MERGER IS CONSUMMATED IS SET FORTH ELSEWHERE IN THIS PROSPECTUS-PROXY STATEMENT. SEE "THE MERGER -- EXCHANGE OF CERTIFICATES".

                                  THE MERGER

   The description of the Merger contained in this Prospectus-Proxy Statement summarizes the principal provisions of the Plan; it is not complete and is qualified in its entirety by reference to the Plan, the full text of which is attached hereto as Annex A and which is incorporated by reference herein. All TCD stockholders are urged to read Annex A in its entirety.

TERMS OF THE MERGER

     The acquisition of TCD by HEALTHSOUTH will be effected by means of the merger of the Subsidiary with and into TCD, with TCD being the Surviving Corporation. The Certificate of Incorporation of TCD (the "TCD Certificate"), as amended at the Effective Time pursuant to the request of HEALTHSOUTH, will become the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended in accordance with applicable law. The Bylaws of the Subsidiary as in effect at the Effective Time will become the Bylaws of the Surviving Corporation until amended or repealed in accordance therewith and with applicable law. At the Effective Time, TCD will continue as the Surviving Corporation under the name "The Company Doctor".

     At the Effective Time, each outstanding TCD Share (excluding shares held by TCD and any of its subsidiaries, which will automatically be cancelled and retired) (collectively, the "Exchanging TCD Shares") will be converted into the right to receive (i) if the Base Period Trading Price (as defined below) is no lower than $24.00 and no higher than $27.875, 0.142 of a share of HEALTHSOUTH common stock, or (ii) if the Base Period Trading Price is greater than $27.875, a fraction of a share of HEALTHSOUTH common stock equal to (x) $3.958 divided by
(y) the Base Period Trading Price, or (iii) if the Base Period Trading Price is less than $24.00, a fraction of a share of HEALTHSOUTH common stock equal to (x) $3.408 divided by (y) the Base Period Trading Price (in whichever case occurs, the "Exchange Ratio"). The term "Base Period Trading Price" means the average daily closing prices for the shares of HEALTHSOUTH Common Stock for the 20 consecutive trading days on which such shares are actually traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in the Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the third trading day immediately preceding the Closing Date. Each certificate previously evidencing Exchanging TCD Shares outstanding immediately prior to the Effective Time ("Certificates") will thereafter be deemed, for all purposes other than the payment of dividends or distributions, to represent that number of shares of HEALTHSOUTH Common Stock determined pursuant to the Exchange Ratio and, if applicable, the right to receive cash in lieu of any fractional shares.

     At the Effective Time of the Merger, all then-outstanding options and warrants to purchase TCD Common Stock, whether or not then exercisable, will, in accordance with the Plan, be assumed by HEALTHSOUTH and will become options and warrants to purchase HEALTHSOUTH Common Stock. The exercise period for TCD incentive stock options assumed by HEALTHSOUTH shall not be less than two years in the case of any incentive stock options held by an employee who is terminated by HEALTHSOUTH. As a result of such assumption, each such option and warrant will relate to a number of shares of HEALTHSOUTH Common Stock determined by multiplying the number of shares of TCD Common Stock theretofore subject thereto by the Exchange Ratio and the exercise prices thereof will be determined by dividing the exercise price contained in such option or warrant by the Exchange Ratio. At December 31, 1997 options and rights to acquire approximately
1,260,044 shares of TCD Common Stock and warrants to acquire approximately 2,399,400 shares of TCD Common Stock were outstanding.

     Based upon the number of shares of HEALTHSOUTH Common Stock, excluding shares obtainable upon exercise of options and convertible securities, outstanding as of the Record Date, the holders of TCD Shares will receive in the aggregate approximately 0.3% of the shares of HEALTHSOUTH Common Stock anticipated to be outstanding immediately after the Effective Time.

BACKGROUND OF THE MERGER

     On or about April 14, 1997, Loewenbaum was retained to assist the TCD Board of Directors in evaluating all of TCD's strategic alternatives.

     In July 1997, Loewenbaum commenced contacts with various parties that represented firms capable of entering into a strategic relationship with TCD.

     Following submission of proposals to TCD, on or about September 30, 1997, a meeting of the Board of Directors of TCD was held on October 4, 1997, at which Loewenbaum was requested to obtain additional information from HEALTHSOUTH concerning HEALTHSOUTH's expression of interest.

     On October 8, 1997, the Board of Directors of TCD met and  authorized  Dale
W. Willetts, Chief Executive Officer of TCD, to continue the negotiations with HEALTHSOUTH.

     On October 20, 1997, certain members of HEALTHSOUTH's  management  traveled
to  Dallas,   Texas  to  conduct  an  on-site   due   diligence   meeting   with
representatives of TCD.

     On or about October 20, 1997, HEALTHSOUTH counsel delivered a form of the Plan to TCD and its legal and financial advisors.

     On November 3, 1997, the Board of Directors of TCD met and Mr. Willetts reported on the status of negotiations with HEALTHSOUTH and discussed the proposed changes to the Plan being negotiated with HEALTHSOUTH.

     On November 6, 1997, the Board of Directors of TCD met telephonically to review with Mr. Willetts the outline of terms provided by HEALTHSOUTH and proposed changes to the Plan.

     From November 6, 1997 through November 23, 1997, legal advisors to TCD and HEALTHSOUTH counsel met telephonically on a periodic basis to discuss and review changes to the draft Plan.

     On November 20, 1997, a member of HEALTHSOUTH's senior management met in Dallas, Texas with representatives of the Company to conduct due diligence and negotiate revisions to the terms of the Merger.

     On November 23, 1997, the TCD Board of Directors reviewed information from management concerning HEALTHSOUTH and its proposal, a presentation by Loewenbaum concerning the HEALTHSOUTH proposal, the terms of the draft Plan and the fairness opinion of Loewenbaum, which was delivered orally. Based upon that review, the TCD Board of Directors authorized Mr. Willetts to continue negotiations with HEALTHSOUTH.

     On December 1, 1997, HEALTHSOUTH counsel forwarded a revised draft Plan to TCD and its legal advisors.

     On December 2, 1997, the Board of Directors of TCD met telephonically to review the terms of the latest draft of the Plan.

     From December 3, 1997 through December 11, 1997, HEALTHSOUTH and TCD and their respective legal advisors negotiated the final terms of the Plan and the forms of affiliate agreements to be entered into by TCD affiliates.

     On December 11, 1997, the Board of Directors of HEALTHSOUTH approved the Plan.

     On December 12, 1997, the Board of Directors of TCD met telephonically to authorize Mr. Willetts to execute the Plan on behalf of TCD.

     On December 16, 1997, the Plan was executed by the parties.

     On December 17, 1997, the proposed Merger was publicly announced.

REASONS FOR THE MERGER; RECOMMENDATION OF THE BOARD OF DIRECTORS OF TCD

     The Board of Directors of TCD believes that the terms of the Plan are fair to, and that the Merger is in the best interests of, TCD and its stockholders. Accordingly, the Board of Directors of TCD has approved the Merger upon the terms of the Plan and recommends approval thereof by the stockholders of TCD.

     In reaching its determination to approve and adopt the Plan, the TCD Board of Directors considered a number of factors and the potential synergies that would result from a merger with HEALTHSOUTH. Specifically, the TCD Board of Directors considered:

       (i) TCD's growth prospects on a stand alone basis as well as in combination with HEALTHSOUTH;

       (ii) the complementary business operations of TCD and HEALTHSOUTH, which the TCD Board of Directors believes will enable TCD, on a post-Merger basis, to (a) achieve a greater presence in its primary markets, (b) secure more extensive relationships with third-party payors and employers, (c) achieve certain economies of scale and operating efficiencies, and (d) expand through cross-referrals available from other entities owned by HEALTHSOUTH;

       (iii) information regarding the assets, liabilities, financial condition, results of operations and prospects of TCD and of TCD and HEALTHSOUTH on a combined basis;

       (iv) access to capital by TCD necessary for TCD's future growth and the access to capital enjoyed by HEALTHSOUTH;

       (v) the extensive coverage of HEALTHSOUTH by recognized investment banks and equity analysts as compared to that afforded to TCD, and the more liquid, less volatile market for HEALTHSOUTH Common Stock;

       (vi) the form of the consideration in the Merger, which permits holders of TCD Common Stock to exchange their TCD Common Stock for registered shares of HEALTHSOUTH on a tax-free basis;

       (vii) the strength of the management team of HEALTHSOUTH; and

       (viii) the terms of the Plan that permit TCD, in certain circumstances, to terminate the Plan in the event such termination is required in order for the TCD Board of Directors to comply with its fiduciary duties. In this regard, the TCD Board of Directors specifically considered the applicability and amount of the break-up fee, that was not viewed as unreasonably impeding any interested third party from proposing a superior transaction.

     The TCD Board of Directors based its conclusions, in part, on presentations by its financial advisors and management; the strategy, business operations, earnings and financial condition of HEALTHSOUTH on a historical and prospective basis; its assessment, with the assistance of financial and legal counsel, concerning the likelihood that HEALTHSOUTH would obtain all required regulatory approvals of the Merger; and the expectation that the Merger will be a tax-free transaction to TCD and its stockholders.

     In view of the wide variety of factors considered in connection with its evaluation of the Merger, the TCD Board of Directors did not find it practicable to quantify or otherwise to attempt to assign relative weights to the specific factors considered in reaching its determination and did not do so.

     THE BOARD OF DIRECTORS OF TCD RECOMMENDS THAT TCD STOCKHOLDERS VOTE TO APPROVE AND ADOPT THE PLAN.

OPINION OF FINANCIAL ADVISOR TO TCD

     Loewenbaum & Company Incorporated ("Loewenbaum") was retained by TCD on or about April 14, 1997 to assist the TCD Board of Directors in evaluating all of TCD's strategic alternatives. Loewenbaum was selected based on their experience and expertise in the healthcare sector and in transactions similar to the Merger, their familiarity with TCD and firms active in the healthcare industry and the reputation of the principals in the investment banking industry.

     Loewenbaum is an investment banking firm engaged, among other things, in the valuation of businesses and their securities in connection with mergers and acquisitions, underwriting and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Loewenbaum may actively trade TCD Common Stock and HEALTHSOUTH Common Stock for its own account and for the accounts of its customers and, therefore, may at any time hold a long or short position in such securities.

     As a result of discussions held between representatives of Loewenbaum and management of TCD, various strategic alternatives were considered by TCD and the TCD Board of Directors. Following an evaluation of these alternatives, management of TCD requested Loewenbaum to engage in, among other things, an auction process to determine the level of interest among parties with the capital and other resources to undertake an acquisition of TCD. In July 1997, Loewenbaum distributed certain descriptive information prepared by TCD to more than 40 entities deemed qualified to acquire or merge with TCD. Prior to submission of proposals, nine potential purchasers conducted due diligence and engaged in discussions with TCD and Loewenbaum. In September 1997, Loewenbaum requested potentially interested parties to present proposals. Three parties, including HEALTHSOUTH, submitted proposals in response to this request. In October 1997, the TCD Board of Directors, after considering the proposals submitted, authorized Loewenbaum to negotiate exclusively with HEALTHSOUTH due to HEALTHSOUTH's strong reputation, excellent financial resources, public status and potential for growth. In arriving at its fairness opinion, Loewenbaum considered the results of the auction process.

     Loewenbaum delivered to the TCD Board of Directors on November 23, 1997, its oral opinion (subsequently confirmed by written opinion dated as of December 16, 1997) to the effect that, as of the date of the opinion and based on and subject to the assumptions, factors and limitations set forth in the opinion and described below, the consideration proposed to be paid by HEALTHSOUTH pursuant to the Merger Agreement was fair, from a financial point of view, to the stockholders of TCD. That opinion, and Loewenbaum's written opinion dated December 16, 1997, are herein collectively referred to as the "Loewenbaum Opinion". A copy of the Loewenbaum Opinion dated December 16, 1997 is attached to this Prospectus-Proxy Statement as Annex B and is incorporated herein by reference. The November 23, 1997 oral opinion is substantially identical to the Loewenbaum Opinion attached hereto.

     While Loewenbaum rendered its opinion and provided certain analyses to the TCD Board of Directors, Loewenbaum was not requested to and did not make any recommendation to the TCD Board of Directors as to the specific form or amount of the consideration to be received by TCD stockholders in the Merger, which was determined through negotiations between HEALTHSOUTH and TCD. The Loewenbaum Opinion, which was delivered for use and considered by the TCD Board of Directors, is directed only to the fairness to TCD stockholders, from a financial point of view, of the proposed consideration to be paid by HEALTHSOUTH in connection with the Merger, does not address the value of a share of TCD Common Stock, does not address TCD's underlying business decision to participate in the Merger and does not constitute a recommendation to any TCD stockholder as to how such stockholder should vote with respect to the Merger. However, Loewenbaum has consented, which consent is included as an exhibit to the Registration Statement of which this Prospectus-Proxy Statement is a part, to the inclusion of the Loewenbaum Opinion included herein, and to the reference to its firm. Loewenbaum does not admit that it is an expert within the meaning of the term "expert" as used in the Securities Act and the rules and regulations promulgated thereunder, or that its opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act and the rules and regulations promulgated thereunder.

     Loewenbaum was not advised by TCD, HEALTHSOUTH or their respective legal counsel concerning the probable outcome of, or estimated damages which might arise from, any pending or threatened litigation, possible unasserted claims or other contingent liabilities, to which TCD or HEALTHSOUTH or their affiliates was a party or may be subject and undertook no analysis independent thereof. Accordingly, the Loewenbaum Opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

     THE SUMMARY OF THE LOEWENBAUM OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE LOEWENBAUM OPINION DATED DECEMBER 16, 1997 AND ATTACHED HERETO AS ANNEX B. TCD STOCKHOLDERS ARE URGED TO READ THE LOEWENBAUM OPINION IN ITS ENTIRETY FOR A COMPLETE DESCRIPTION OF THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW UNDERTAKEN.

     In arriving at the Loewenbaum Opinion, Loewenbaum reviewed, analyzed and relied upon material bearing upon the financial and operating condition and prospects of TCD and HEALTHSOUTH and material prepared in connection with the Merger, and considered such financial and other factors as it deemed appropriate under the circumstances, including, among other things, the following: (i) the Plan; (ii) information relative to the business, financial condition and operations of TCD furnished by management of TCD; (iii) certain internal financial planning information of TCD furnished by management of TCD and certain pro forma internal financial planning information for TCD furnished by management of TCD; (iv) selected market information for TCD Common Stock and HEALTHSOUTH Common Stock; (v) to the extent publicly available, the financial terms of certain merger and acquisition transactions deemed relevant; (vi) publicly available information relative to TCD and HEALTHSOUTH; and (vii) certain financial and securities data of TCD and HEALTHSOUTH and companies deemed reasonably similar or comparable to TCD and HEALTHSOUTH. In addition, Loewenbaum engaged in discussion with members of management of TCD and HEALTHSOUTH concerning the respective financial condition, current operating results and business outlook of TCD and HEALTHSOUTH, including the prospects for TCD and HEALTHSOUTH on a combined basis.

     For purposes of the Loewenbaum Opinion, Loewenbaum relied upon and assumed the accuracy, completeness and fairness of the financial and other information made available to it and did not attempt to independently verify such information. Loewenbaum relied upon the assurances of TCD management that the information provided by TCD had a reasonable basis and, with respect to financial planning data and other business outlook information, reflected the best available estimates, and that they were not aware of any information or fact that would make the information provided to Loewenbaum incomplete or misleading. Loewenbaum relied, without independent verification, on the assessments by management of TCD. Loewenbaum did not take into account any nonrecurring acquisition costs or potential cost savings or synergies that may be realizable as a result of the Merger. In arriving at the Loewenbaum Opinion, Loewenbaum did not perform, nor was it furnished, any appraisal or valuation of specific assets or liabilities of TCD or HEALTHSOUTH and expressed no opinion regarding the liquidation value of any entity. No limitations were imposed by TCD on the scope of Loewenbaum's investigation or the procedures to be followed in rendering its opinion. Loewenbaum expressed no opinion as to the price at which shares of TCD Common Stock or HEALTHSOUTH Common Stock may trade at any future time. The Loewenbaum Opinion is based upon information available to Loewenbaum, and the facts and circumstances as they existed and were subject to evaluation on the respective dates of the Loewenbaum Opinion. Events occurring after such dates could materially affect the assumptions used in preparing the Loewenbaum Opinion.

     Loewenbaum performed certain financial and comparative analyses, including those summarized below, which it discussed with the TCD Board on November 23, 1997. In delivering its opinion to the TCD Board on November 23, 1997, Loewenbaum prepared and delivered to the TCD Board certain written materials containing various analyses and other information relevant to such opinion. At the time and for the purpose of such preparation, the Exchange Ratio of 0.142 as set forth in the Plan represented an implied purchase price of $3.73 for each share of TCD Common Stock. Loewenbaum confirmed the appropriateness of its reliance on the described analyses in connection with its opinion by performing procedures to update certain of such analyses and reviewing the assumptions on which such analyses were based and the factors considered in connection therewith, modified, where appropriate, to take into account subsequent events. The discussion below summarizes those material analyses performed by Loewenbaum and reviewed with the TCD Board on November 23, 1997 in connection with rendering Loewenbaum's opinion dated November 23, 1997 and its oral presentation to the TCD Board on such date.

     Selected Market Information. Loewenbaum reviewed certain stock trading characteristics of TCD Common Stock and HEALTHSOUTH Common Stock, including stock price and volume comparisons for periods ending November 19, 1997. Loewenbaum also analyzed the per share purchase price and aggregate transaction value based on the Exchange Ratio and other terms set forth in the Merger Agreement.

     Discounted Cash Flow Analysis. TCD management developed a five year forecast based on the current expected case, based upon certain assumptions, and Loewenbaum utilized the forecast to per-form a discounted cash flow analysis. In this analysis, a range of discount rates is applied to determine the present value of TCD's expected future cash flows (adjusted for a terminal multiple applied to cash flows expected outside the five year period), and an enterprise value is determined based on the range of discount rates and terminal revenue or EBITDA multiples. This analysis, at discount rates of 18.7% to 23.4%, and at terminal revenue multiples of from 1.0x to 2.0x or terminal EBITDA multiples of from 6.0x to 14.0x, with attention focused on 1.5x and 2.0x revenue multiples and 6.0x and 10.0x EBITDA multiples, resulted in a range of equity values, of $12.3 million to $20.9 million. The equity value represented by the HEALTHSOUTH Common Stock, at prices prevailing at the date of the Loewenbaum Opinion, is at the high end of this range.

     Comparable Merger and Acquisition Analysis. Loewenbaum reviewed selected transactions involving acquired companies deemed comparable to TCD that have been completed from August 23, 1995 to September 30, 1997 involving target companies operating in the physician practice management sector in which the target was 100% acquired. This analysis was based on publicly available information obtained from Securities and Exchange Commission filings, public company disclosures, press releases, industry and popular press reports, data bases and other sources. This search yielded 27 transactions deemed comparable and for which certain valuation data was available. Based on its analysis of the comparable transactions, Loewenbaum derived the mean, median and ranges of latest 12 months' revenue, EBITDA and the net income multiples for the comparable transaction group and compared such multiples to TCD's comparable multiples. The comparable transaction group's median purchase price as a multiple of the latest 12 months' revenue, EBITDA and net income of 1.2x, 14.3x and 28.5x were compared with TCD's latest quarter annualized purchase price multiples of 1.8x, 23.0x and N/M; and the mean purchase price as a multiple of the latest 12 months' revenue, EBITDA and net income of 1.4x, 15.1x and 29.9x were compared with TCD's latest quarter annualized purchase price multiples of 1.8x, 23.0x and N/M.

     Comparable Public Company Analysis. Loewenbaum reviewed information relating to six publicly traded companies involved in physician practice management. Share pricing for publicly traded companies in the public market reflects the value of a minority interest and does not reflect a control premium. Based on its review, Loewenbaum derived mean total enterprise values for the comparable public company group as a multiple of the latest quarter annualized revenue, EBITDA and net income of 2.5x, 11.5x and 26.8x and compared such multiples with TCD's then current latest quarter annualized trading multiples of 2.0x, 25.1x and N/M; and the median total enterprise values for the comparable public company group as a multiple of the latest quarter annualized revenue, EBITDA and net income of 2.4x, 11.8x and 27.9x were compared with TCD's then current latest quarter annualized trading multiples of 2.0x, 25.1x and N/M. Loewenbaum also derived mean and median expected next twelve months' net income price/earnings multiples of 18.5x and 15.9x for the comparable public company group, compared to N/M for TCD.

     In reaching its conclusions as to the fairness to the TCD stockholders of the consideration to be paid by HEALTHSOUTH in the Merger and in its presentation to the TCD Board, Loewenbaum did not rely on any single analysis or factor described above, assign relative weights to the analyses or factors considered by it, or make any conclusions as to how the results of any given analysis, taken alone, supported its fairness opinion. The preparation of a fairness opinion is a complex process and not necessarily susceptible to partial analyses or summary description. Loewenbaum believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all factors and analyses, would create a misleading view of the process underlying the Loewenbaum Opinion. The analyses of Loewenbaum are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Analyses relating to the value of companies do not purport to be appraisals or valuations or necessarily reflect the price at which companies may actually be sold. No company or transaction used in any comparable analysis as a comparison is identical to TCD, HEALTHSOUTH or the Merger. Accordingly, an analysis of the results is not mathematical; rather it involves complex considerations and judgments concerning, among other things, differences in financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of such companies.

     TCD has agreed to pay Loewenbaum fees for acting as financial advisor to TCD in connection with the Merger as follows: (a) $100,000, in connection with Loewenbaum's rendering the Loewenbaum

Opinion and (b) 2.0% of the aggregate total Merger Consideration due upon consummation of the Merger. TCD has also agreed to pay the reasonable out-of-pocket expenses of Loewenbaum and to indemnify Loewenbaum against certain liabilities incurred (including liabilities under the federal securities laws) in connection with the engagement of Loewenbaum by TCD.

EFFECTIVE TIME OF THE MERGER

     The Merger will become effective upon the filing of a Certificate of Merger by the Subsidiary and TCD under the DGCL, or at such later time as may be specified in such Certificate of Merger. It is anticipated that such filing will be made as soon as reasonably possible after the Special Meeting and after all regulatory approvals have been obtained, and that the Effective Time will occur upon such filing. There can be, however, no assurance as to whether or when the Merger will occur. See "-- Conditions to the Merger" and "-- Regulatory Approvals".

EXCHANGE OF CERTIFICATES

     From and after the Effective Time, each holder of a Certificate will be entitled to receive in exchange therefor, upon surrender thereof to the Exchange Agent (as defined in the Plan), a certificate or certificates representing the number of whole shares of HEALTHSOUTH Common Stock into which such holder's TCD Shares have been converted, cash in lieu of fractional shares and any dividends or other distributions to which such holder is entitled as a result of the Merger as provided in the Plan.

     As soon as reasonably practicable after the Effective Time, HEALTHSOUTH will deliver through the Exchange Agent (as defined in the Plan) to each holder of record of TCD Shares at the Effective Time transmittal materials for use in exchanging the Certificates for certificates for shares of HEALTHSOUTH Common Stock. After the Effective Time, there will be no transfers on the stock transfer books of TCD Shares that were issued and outstanding immediately prior to the Effective Time and converted in the Merger.

     No fractional shares of HEALTHSOUTH Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, HEALTHSOUTH will pay to each holder of TCD Shares who would otherwise be entitled to a fractional share cash in an amount equal to the value of such fractional share of HEALTHSOUTH Common Stock. See "-- Terms of the Merger".

     No certificates representing shares of HEALTHSOUTH Common Stock, no fractional share payment and no dividends or other distributions paid on such HEALTHSOUTH Common Stock will be delivered or paid to a holder of a Certificate or Certificates until the Certificates are delivered to HEALTHSOUTH through the Exchange Agent. No interest will be paid on dividends or other distributions or on any fractional share payment which the holder of such shares will be entitled to receive upon such delivery.

     At the Effective Time, holders of TCD Shares immediately prior to the Effective Time will cease to be, and will have no rights as, stockholders of TCD, other than the right to receive the shares of HEALTHSOUTH Common Stock into which such shares have been converted and any fractional share payment and any dividends or other distributions to which they may be entitled under the Plan. Holders of TCD Shares will be treated as stockholders of record of HEALTHSOUTH for purposes of voting at any annual or special meeting of stockholders of HEALTHSOUTH after the Effective Time, both before and after such time as they exchange their Certificates for certificates of HEALTHSOUTH Common Stock as provided in the Plan.

     Neither HEALTHSOUTH nor TCD will be liable to any holder of TCD Shares for any shares of HEALTHSOUTH Common Stock (or dividends or other distributions with respect thereto) or cash in lieu of fractional shares delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

REPRESENTATIONS AND WARRANTIES

     The Plan contains various customary representations and warranties of the parties thereto. The representations and warranties of HEALTHSOUTH and the Subsidiary, made jointly and severally, include representations as to: (i) the corporate organization of the Subsidiary,
(ii) the power and authority of the  Subsidiary to execute and perform the Plan,
(iii) the absence of subsidiaries of the Subsidiary, and (iv) the absence of contracts, liabilities and legal proceedings relating to or affecting the Subsidiary.

     The representations and warranties of HEALTHSOUTH include representations as to: (i) the organization of HEALTHSOUTH; (ii) the power and authority of HEALTHSOUTH to execute, deliver and perform the Plan; (iii) the capitalization of HEALTHSOUTH; (iv) ownership of Subsidiary Common Stock by HEALTHSOUTH; (v) the fact that HEALTHSOUTH has furnished TCD with true and complete copies of certain reports, schedules, registration statements and proxy statements filed by HEALTHSOUTH with the SEC since January 1, 1996, and that such documents did not contain any untrue statements of material facts or omit to state material facts that would be necessary to make the statements therein, under the circumstances under which they were made, not misleading; (vi) HEALTHSOUTH's investment intent with respect to the TCD Shares acquired; (vii) the absence of material legal proceedings against HEALTHSOUTH; (viii) the absence of certain material changes relating to HEALTHSOUTH since the date of the HEALTHSOUTH's document last filed with the SEC; (ix) the filing of HEALTHSOUTH's tax returns;
(x) HEALTHSOUTH's compliance with laws in general; (xi) HEALTHSOUTH's licenses, accreditations and regulatory approvals; and (xii) HEALTHSOUTH's insurance.

     The representations and warranties of TCD include representations and warranties as to: (i) the organization and good standing of TCD and its subsidiaries, (ii) the capitalization of TCD, (iii) foreign qualifications, (iv) the power and authority of TCD to execute, deliver and perform the Plan, (v) the fact that TCD has furnished HEALTHSOUTH with true and complete copies of certain reports, schedules, registration statements and proxy statements filed by TCD with the SEC since June 30, 1996, and that such documents did not contain any untrue statements of material facts or omit to state material facts that would be necessary to make the statements therein, under the circumstances under which they were made, not misleading, (vi) certain information provided to HEALTHSOUTH, (vii) the absence of undisclosed material legal proceedings against TCD, (viii) the validity of TCD's material contracts, (ix) the absence of certain material changes relating to TCD since the date of the TCD document last filed with the SEC, (x) the status of TCD's accounts receivable, (xi) the filing of TCD's tax returns, (xii) commissions and fees payable by TCD, (xiii) TCD's employee benefits, (xiv) TCD's compliance with laws in general, (xv) TCD's licenses, accreditations and regulatory approvals, (xvi) the vote required by holders of TCD capital stock to approve the Plan to be performed, (xvii) the opinion of TCD's financial advisor, and (xviii) certain agreements between TCD and Donald F. Angle, M.D. or his affiliates.

CONDITIONS TO THE MERGER

     The obligation of HEALTHSOUTH and the Subsidiary to consummate the Merger is subject to, among others, the following conditions: (i) TCD shall have performed all of its agreements as contemplated by the Plan to be performed at or prior to the consummation date of the Merger; (ii) except as otherwise provided therein the representations and warranties of TCD set forth in the Plan shall be true and correct in all material respects as of the dates specified in the Plan; (iii) HEALTHSOUTH shall have received the opinion of its counsel that the Merger constitutes a tax-free reorganization under the Code; and (iv) HEALTHSOUTH shall have received an opinion of TCD's counsel substantially in the form specified in the Plan.

     The obligation of TCD to consummate the Merger is subject to, among others, the following conditions: (i) HEALTHSOUTH and the Subsidiary shall have performed all of their agreements as contemplated by the Plan to be performed at or prior to the consummation of the Merger; (ii) except as otherwise provided therein the representations and warranties of HEALTHSOUTH and the Subsidiary set forth in the Plan shall be true and correct as of the dates specified in the Plan; (iii) TCD shall have received the opinion of its counsel that the Merger constitutes a tax-free reorganization under the Code; and (iv) TCD shall have received an opinion of HEALTHSOUTH's counsel substantially in the form specified in the Plan.

     The obligation of each of HEALTHSOUTH, the Subsidiary and TCD to consummate the Merger is subject to certain additional conditions, including the following:
(i) no order, decree or injunction by a court of competent jurisdiction preventing the consummation of the Merger or imposing any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the common stock of the

Surviving Corporation or any material portion of the assets or business of TCD shall be in effect; (ii) no statute, rule or regulation shall have been enacted by the government of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger or any other transaction contemplated by the Plan illegal; (iii) the waiting period under the HSR Act shall have expired or shall have been terminated; (iv) the Registration Statement shall have been declared effective under the Securities Act and shall not be subject to any stop order; (v) the Merger shall have been approved by the requisite vote of the holders of the outstanding TCD Shares entitled to vote thereon; (vi) the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the NYSE upon official notice of issuance; (vii) HEALTHSOUTH and the Subsidiary shall have obtained, or obtained the transfer of, any Licenses (as defined) necessary to allow the Surviving Corporation to operate the TCD facilities, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Surviving Corporation; and (viii) HEALTHSOUTH and the Subsidiary shall have received all required consents, approvals and authorizations of third parties with respect to all material leases and management agreements to which TCD Subsidiaries or TCD Other Entities are parties, except where failure to do so would not have a material effect on the business of the Surviving Corporation.

REGULATORY APPROVALS

     As conditions precedent to the consummation of the Merger, the Plan requires, among other things: (i) that the HSR Act waiting period has expired or been terminated and (ii) that all other governmental approvals required for the consummation of the Merger have been obtained, except where the failure to obtain such approvals would not have a material adverse effect on the business of the Surviving Corporation.

     HSR Act. The HSR Act prohibits consummation of the Merger until certain information has been furnished to the Antitrust Division of the DOJ and the FTC and certain waiting period requirements have been satisfied. On April 15, 1998, HEALTHSOUTH and TCD made their respective filings with the DOJ and the FTC with respect to the Plan. Under the HSR Act, the filings commenced a waiting period during which the Merger cannot be consummated, which waiting period expired on May 15, 1998.

     Notwithstanding the termination or expiration of the HSR Act waiting period, at any time before or after the Effective Time, the FTC or the DOJ could initiate legal action under the antitrust laws seeking to enjoin the consummation of the Merger or seeking the divestiture by HEALTHSOUTH of any part of its assets or all or any part of the stock or assets of TCD. In addition, certain other persons, such as states' attorneys general and private parties, could challenge the Merger as violative of the antitrust laws and seek to enjoin the consummation of the Merger and, in the case of private persons, also to obtain treble damages. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge were made, that it would not be successful.

     HEALTHSOUTH and TCD believe that the Merger does not violate the antitrust laws and intend to resist vigorously any assertion to the contrary by the FTC, the DOJ or others. Any such assertion could delay consummation of the Merger, perhaps for a considerable period. Prior to the Merger, the FTC or the DOJ could seek to enjoin the consummation of the Merger under the federal antitrust laws or require that HEALTHSOUTH or TCD divest assets to avoid such a proceeding. The FTC or DOJ could also, following the Merger, take action under the federal antitrust laws to rescind the Merger, to require divestiture of assets of either HEALTHSOUTH or TCD, or to obtain other relief.

     TCD does not intend to seek any further stockholder approval or authorization of the Plan as a result of any action that the Companies may take to resist or resolve any FTC, DOJ or other objections, unless required to do so by applicable law.

     Other Regulatory Approvals. The operations of each Company are subject to a substantial body of federal, state, local and accrediting body laws, rules and regulations relating to the development, operations and licensing of healthcare businesses and facilities. Many regulatory agencies require that a filing be made to obtain consent to or approval of the Merger. All filings required to be made prior to the date of this Prospectus-Proxy Statement to obtain the consents and approvals required from federal and state healthcare regulatory bodies and agencies have been made. Certain filings cannot, however, be made under applicable laws, rules and regulations until after the Effective Time. As a result of the Merger, certain of the arrangements between TCD and third-party payors may be deemed to have been transferred, requiring the approval and consent of such payors. Although no assurances to this effect can be given, it is anticipated that the Companies will be able to obtain any required regulatory or third-party payor consent or approval.

BUSINESS PENDING THE MERGER

     The Plan provides that, during the period from the date of the Plan to the Effective Time, except as provided in the Plan, TCD will conduct its businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted and will use its commercially reasonable efforts to preserve intact its present business organization, to keep available the services of its key employees and to preserve its relationships with customers, suppliers and others having business dealings with it.

     Under the Plan, TCD has agreed that it will not (other than as required pursuant to or contemplated by the terms of the Plan and related documents), pending the Effective Time without first obtaining the written consent of
HEALTHSOUTH: (i) amend its Certificate of Incorporation or Bylaws; (ii) extend credit to anyone or guarantee the obligation of any person, firm or corporation except in the ordinary course of business consistent with prior practice; (iii) discharge or satisfy any material lien or encumbrance, or pay or satisfy any material obligation or liability (absolute, accrued, contingent or otherwise) other than (a) liabilities shown or reflected on TCD's consolidated balance sheet at June 30, 1997 (the "TCD Balance Sheet") or (b) liabilities incurred in the ordinary course of business since the date of the TCD document last filed with the SEC which discharge or satisfaction would have a material adverse effect on TCD; (iv) increase or establish any reserve for taxes or any other liability on its books or otherwise provide therefor that would have a material adverse effect on TCD, except as relates to the consolidated results of operations of TCD since the date of the TCD Balance Sheet; (v) sell or transfer any of its material assets, tangible or intangible, cancel any material debts or claims held by it or waive any of its material rights, except in the ordinary course of business; (vi) mortgage, pledge or subject to any security interest any of its material assets, tangible or intangible, other than as required under the existing provisions of TCD's primary credit facility; (vii) enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to TCD except as provided in the Plan or grant any general or uniform increase in the rates of pay of employees or grant any increase in salary payable or to become payable by TCD to any officer of TCD or by means of any bonus or pension plan, contract or other commitment, increase the compensation of any officer of TCD or enter into any agreements providing for compensation to any officer or employee of TCD, any TCD Subsidiary or any TCD Other Entity based upon a change in control of TCD; (viii) make any contribution, payment or distribution to the trustee under any TCD employee benefit plan other than any such contribution, payment or distribution that is in accordance with TCD's past practice, or establish or terminate any TCD employee benefit plan; (ix) issue any capital stock or other equity securities, other than stock options granted to officers, employees, directors or consultants of TCD or warrants granted to third parties and shares of TCD Common Stock issuable upon the exercise thereof, all of which options and warrants have been disclosed to HEALTHSOUTH; or (x) except for the Plan and any other agreement executed and delivered pursuant to the Plan, enter into any material transaction other than in the ordinary course of business or permitted under the Plan or enter into any contract or agreement in the ordinary course of business
(i) which cannot be performed within three months or less; or (ii) which involves the expenditure by TCD of over $25,000.

WAIVER AND AMENDMENT

     The Plan provides that, at any time prior to the Effective Time, HEALTHSOUTH and TCD may (i) extend the time for the performance of any of the obligations or other acts of the other party contained in the Plan; (ii) waive any inaccuracies in the representations and warranties of the other party contained in the Plan or in any document delivered pursuant to the Plan; and
(iii) subject to the limitations regarding amendment of the Plan described in the following sentence, and except for certain mutual conditions to closing, waive compliance with the agreements or conditions under the Plan. In addition, the Plan may be amended at any time upon the written agreement of HEALTHSOUTH and TCD without the approval of stockholders of either Company, except that after the Special Meeting no amendment may be made which by law requires a further approval by the stockholders of TCD without obtaining such further approvals.

TERMINATION

     The Plan may be terminated at any time prior to the Effective Time, whether before or after approval of the Plan by the stockholders of TCD: (i) by mutual written consent of HEALTHSOUTH and TCD; (ii) by either HEALTHSOUTH or TCD if there is a material breach on the part of the other party of any representation, warranty, covenant or other agreement set forth in the Plan which is not cured as provided in the Plan; (iii) by either HEALTHSOUTH or TCD if any governmental entity or court of competent jurisdiction shall have issued a final, permanent order, decree, or ruling or other action enjoining or otherwise prohibiting the Merger and such order, decree, or ruling or other action shall have become non-appealable; (iv) by either HEALTHSOUTH or TCD if the Merger has not been consummated on or before June 30, 1998 (or such later date as may be determined under the Plan), unless the failure to consummate the Merger by such time is due to the breach of the Plan by the party seeking to terminate the Plan; (v) by either HEALTHSOUTH or TCD if any required approval of the Plan by stockholders of TCD has not been obtained by the required votes at a duly held meeting of stockholders; (vi) by either HEALTHSOUTH or TCD if any of the conditions to the obligation of such party to effect the Merger is not capable of being satisfied prior to June 30, 1998, unless such period is extended; (vii) by TCD, if the Board of Directors of TCD, in the exercise of its fiduciary duties under applicable law, has (w) determined not to recommend the Merger to the holders of TCD Common Stock, (x) withdrawn such recommendation, (y) approved, recommended or endorsed any Acquisition Transaction other than the Plan or (z) resolved to take any of such actions; or (viii) by HEALTHSOUTH, if the Base Period Trading Price is less than $24.00. For the purposes of clause (vii), an "Acquisition Transaction" means a merger, purchase of assets, purchase of or tender offer for shares of TCD stock or any similar transaction (other than the Merger).

BREAK-UP FEE; THIRD PARTY BIDS

     If the Plan is terminated by TCD for any of the reasons set forth in clause
(vii) under "-- Termination" above and within one year after the effective date of such termination TCD is the subject of a Third Party Acquisition Event (as defined in the Plan), then at the time of consummation of such a Third Party Acquisition Event, TCD shall pay to HEALTHSOUTH a break-up fee of $750,000. If the Plan is terminated by HEALTHSOUTH for a reason other than those set forth in the Plan, then at the time of such termination HEALTHSOUTH shall pay to TCD the sum of $100,000 or shall offset such sum against any amounts owed by TCD to HEALTHSOUTH. TCD is current indebted to HEALTHSOUTH in the principal amount of $1,100,000 as a result of certain cash advances made by HEALTHSOUTH to TCD during 1998. Those advances accrue simple interest at a rate equal to the applicable federal rate in effect from time to time, and are evidenced by promissory notes payable on demand to HEALTHSOUTH.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Board of Directors of TCD with respect to the Plan and the transactions contemplated thereby, stockholders of TCD should be aware that certain members of the management of TCD and the Board of Directors of TCD have certain interests in the Merger that are in addition to the interests of the stockholders generally.

     In connection with the Merger, HEALTHSOUTH has entered into a Consulting and Non-Competition Agreement with Dr. Angle, pursuant to which Dr. Angle will act as a consultant to HEALTHSOUTH with respect to various matters, including transition issues, industry presentations, business development and strategic planning. Dr. Angle will receive $150,000 per year for his services pursuant to the Consulting Agreement.

     In addition, pursuant to the terms of TCD's stock option plans, certain TCD stock options that are not fully vested prior to the Effective Time will accelerate and vest in full as a result of the Merger at the Effective Time. Certain directors and members of TCD management hold such options.

INDEMNIFICATION

     The Plan provides that TCD shall, and after the Effective Time HEALTHSOUTH and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is, or has ever been at any time prior to the Effective Time, an officer, director or employee of TCD or any of its subsidiaries (the "Indemnified Parties") against all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party in connection with any claim arising, in whole or in part, out of the fact that such person is or was a director, officer or employee of TCD and pertaining to a matter occurring or existing at or prior to the Effective Time.

ACCOUNTING TREATMENT

     HEALTHSOUTH intends to account for the Merger by the purchase method of accounting applicable to business combinations. Under the purchase method, the assets and liabilities of TCD will be recorded on the books of HEALTHSOUTH at their fair value. Any cost in excess of the net asset value will be amortized using the straight-line method over a period to be determined by HEALTHSOUTH based upon its estimate of the useful life of the goodwill acquired.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a discussion of the principal federal income tax consequences of the Merger to the holders of TCD Shares. The discussion is based on currently existing provisions of the Code, Treasury Regulations thereunder, administrative rulings and court decisions. All of the foregoing are subject to change and any such change can affect the continuing validity of this discussion.  This  summary  applies  to holders of TCD Shares who hold their TCD
Shares as capital assets. This summary does not discuss all aspects of income taxation that may be relevant to a particular holder of TCD Shares in light of such holder's specific circumstances or to certain types of holders subject to special treatment under the federal income tax laws (for example, foreign persons, dealers in securities, banks and other financial institutions, insurance companies, tax-exempt organizations and holders who acquired TCD Shares pursuant to the exercise of options or otherwise as compensation or through a tax-qualified retirement plan or holders who are subject to the alternative minimum tax provisions of the Code), and it does not discuss any aspect of state, local, foreign or other tax law.

     TCD has received an opinion regarding all material federal income tax consequences with respect to the Merger from its counsel, Berliner Zisser Walter & Gallegos, P.C. ("BZW&G"), and HEALTHSOUTH has received a similar opinion from its counsel, Haskell Slaughter & Young, L.L.C. ("Haskell Slaughter", and together with BZW&G, "Tax Counsel"). Based on the conditions and qualifications discussed herein, such opinions collectively state that for federal income tax purposes the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code and that the material federal income tax consequences of the Merger will be that: (i) no gain or loss will be recognized by HEALTHSOUTH, the Subsidiary or TCD as a result of the Merger; (ii) no gain or loss will be recognized by the stockholders of TCD upon the exchange of their TCD Shares solely for shares of HEALTHSOUTH Common Stock pursuant to the Merger, except that a TCD stockholder who receives cash proceeds in lieu of a fractional share of HEALTHSOUTH Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis allocated to such fractional share (as described in clause (iii) below) and the amount of cash received, and such gain or loss will constitute capital gain or loss if such stockholder's TCD Shares with respect to which gain or loss is recognized are held as a capital asset at the Effective Time and such payment in lieu of the fractional shares is not essentially equivalent to a dividend within the meaning of Section 302(b)(l) of the Code; (iii) the aggregate tax basis of the shares of the HEALTHSOUTH Common Stock received solely in exchange for TCD Shares pursuant to the Merger (including fractional shares of HEALTHSOUTH Common Stock for which cash is received) will be the same as the aggregate tax basis of the TCD Shares exchanged therefor; and (iv) the holding period for HEALTHSOUTH Common Stock received in exchange for TCD Shares pursuant to the Merger will include the holding period of the TCD Shares exchanged therefor, provided such TCD Shares were held as a capital asset at the Effective Time.

     Neither HEALTHSOUTH nor TCD has requested or will receive an advance ruling from the Internal Revenue Service (the "Service") as to the federal income tax consequences of the Merger. In rendering their opinions, Tax Counsel may receive and will rely upon representations contained in certificates of HEALTHSOUTH, the Subsidiary, TCD and others. Tax Counsel's opinions will be subject to certain limitations and qualifications and will be based upon the truth and accuracy of these representations and upon certain factual assumptions and represent Tax Counsel's best legal judgment. The tax opinions are not binding on the Service or the courts and do not preclude the Service from adopting a contrary position.

     EACH HOLDER OF TCD SHARES IS URGED TO CONSULT SUCH HOLDER'S TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE MERGER TO SUCH HOLDER, INCLUDING THE APPLICATION OF STATE, LOCAL, FEDERAL AND FOREIGN TAX LAWS.

RESALE OF HEALTHSOUTH COMMON STOCK BY AFFILIATES

     The offering, sale and delivery of shares of HEALTHSOUTH Common Stock to be issued to holders of TCD Shares in connection with the Merger have been registered under the Securities Act. HEALTHSOUTH Common Stock received by the stockholders of TCD upon consummation of the Merger will be freely transferable under the Securities Act, except for shares issued to any person who may be deemed an "Affiliate" of TCD or HEALTHSOUTH within the meaning of Rule 145 under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by, or are under common control with TCD or HEALTHSOUTH at the time of the Special Meeting (generally, directors, certain executive officers and major stockholders). Affiliates of TCD or HEALTHSOUTH may not sell their shares of HEALTHSOUTH Common Stock acquired in connection with the Merger, except pursuant to an effective registration statement under the Securities Act covering such shares or in compliance with Rule 145 or another applicable exemption from the registration requirements of the Securities Act. In general, under Rule 145, for one year following the Effective Time, an Affiliate (together with certain related persons) would be entitled to sell shares of HEALTHSOUTH Common Stock acquired in connection with the Merger only through unsolicited "brokers' transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an Affiliate (together with certain related persons and certain persons acting in concert) during such one-year period within any three-month period for purposes of Rule 145 may not exceed the greater of (i) 1% of the outstanding shares of HEALTHSOUTH Common Stock or (ii) the average weekly trading volume of such stock during the four calendar weeks preceding such sale. The resale provisions of Rule 145 will remain available to Affiliates only if HEALTHSOUTH remains current with its information filings with the SEC under the Exchange Act. One year after the Effective Time, an Affiliate will be able to sell such HEALTHSOUTH Common Stock without such manner of sale or volume limitations if HEALTHSOUTH is current with its Exchange Act information filings and such Affiliate is not then an Affiliate of HEALTHSOUTH. Two years after the Effective Time, an Affiliate will be able to sell such shares of HEALTHSOUTH Common Stock without any restrictions so long as such Affiliate was not an Affiliate of HEALTHSOUTH for at least three months prior thereto.

     TCD has agreed to use its reasonable, good faith efforts to cause each holder of TCD Shares deemed to be an Affiliate of TCD to enter into an agreement providing that such Affiliate will not sell, pledge, transfer or otherwise dispose of shares of HEALTHSOUTH Common Stock to be received by such person in the Merger, except in compliance with the applicable provisions of the Securities Act and the rules and regulations thereunder.

NO APPRAISAL RIGHTS

     Under the DGCL, holders of TCD Common Stock will not be entitled to dissenters' rights of appraisal in connection with the Merger.

NO SOLICITATION OF TRANSACTIONS

     Subject to the provisions described in the next paragraph, TCD has agreed that it will not, and will not suffer any of its directors, officers, employees, agents or representatives to, directly or indirectly, (i) encourage, solicit, participate in or initiate discussions or negotiations with or (ii) provide any information to any entity concerning any merger, sale of assets, sale of or tender offer for shares of TCD Common Stock or similar transaction involving TCD from the date of the Plan through the Effective Time.

     Notwithstanding the provisions described in the preceding paragraph, under the Plan, TCD may (i), directly or indirectly, furnish information and access, in response to an unsolicited request therefor, to any entity pursuant to appropriate confidentiality agreements, and (ii) may participate in discussions and negotiate with an entity concerning any proposal to acquire TCD upon an Acquisition Transaction, if the Board of Directors of TCD determines in its good faith judgment in the exercise of its fiduciary duties or the exercise of its duties under Rule 14e-2 under the Securities Exchange Act of 1934, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interest of its stockholders. TCD shall promptly notify HEALTHSOUTH if it shall, on or after the date of the Plan, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible
Acquisition Transaction involving such party, such notification to include the identity of such third party.

EXPENSES

     The Plan provides that, except as described under "-- Breakup Fee; Third Party Bids", all costs and expenses incurred in connection with the Plan and the transactions contemplated thereby shall be paid by the party incurring such expense, except that expenses of printing and mailing this Prospectus-Proxy Statement shall be shared equally by HEALTHSOUTH and TCD.

NYSE LISTING

     A listing application will be filed with the NYSE to list the shares of HEALTHSOUTH Common Stock to be issued to TCD stockholders in connection with the Merger. Although no assurance can be given that the shares of HEALTHSOUTH Common Stock so issued will be accepted for listing, HEALTHSOUTH anticipates that these shares will qualify for listing on the NYSE upon official notice of issuance thereof. It is a condition to the Merger that such shares of HEALTHSOUTH Common Stock be approved for listing on the NYSE upon official notice of issuance at the Effective Time.

              SELECTED CONSOLIDATED FINANCIAL DATA -- HEALTHSOUTH

     Set forth below is a summary of selected consolidated financial data for HEALTHSOUTH for the years indicated. All amounts have been restated to reflect the effects of the 1994 acquisition of ReLife, Inc. ("ReLife"), the 1995 Surgical Health Corporation ("SHC") and Sutter Surgery Centers, Inc. ("SSCI") acquisitions, the 1996 Surgical Care Affiliates, Inc. ("SCA") and Advantage
Health Corporation ("Advantage Health") acquisitions, and the 1997 Health Images, Inc. ("HI") acquisition, each of which was accounted for as a pooling of interests.

                                                                             YEAR ENDED DECEMBER 31,
                                                                    -----------------------------------------
                                                                         1993          1994          1995
                                                                    ------------- ------------- -------------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
 Revenues .........................................................  $1,055,295    $1,726,321    $2,118,681
 Operating unit expenses ..........................................     715,189     1,207,707     1,441,059
 Corporate general and administrative expenses ....................      43,378        67,798        65,424
 Provision for doubtful accounts ..................................      22,677        35,740        42,305
 Depreciation and amortization ....................................      75,425       126,148       160,901
 Merger and acquisition related expenses (1) ......................         333         6,520        19,553
 Loss on impairment of assets (2) .................................          --        10,500        53,549
 Loss on abandonment of computer project ..........................          --         4,500            --
 Loss on disposal of surgery centers ..............................          --        13,197            --
 NME Selected Hospitals Acquisition related expense ...............      49,742            --            --
 Interest expense .................................................      25,884        74,895       105,517
 Interest income ..................................................      (6,179)       (6,658)       (8,009)
 Gain on sale of partnership interest .............................      (1,400)           --            --
 Gain on sale of MCA Stock ........................................          --        (7,727)           --
                                                                     ----------    ----------    ----------
                                                                        925,049     1,532,620     1,880,299
                                                                     ----------    ----------    ----------
 Income from continuing operations before income taxes,
  minority interests and extraordinary item .......................     130,246       193,701       238,382
 Provision for income taxes .......................................      40,450        68,560        86,161
                                                                     ----------    ----------    ----------
                                                                         89,796       125,141       152,221
 Minority interests ...............................................      29,549        31,665        43,753
                                                                     ----------    ----------    ----------
 Income from continuing operations before extraordi-
  nary item .......................................................      60,247        93,476       108,468
 Income from discontinued operations ..............................       3,986        (6,528)       (1,162)
 Extraordinary item (2) ...........................................          --            --        (9,056)
                                                                     ----------    ----------    ----------
  Net income ......................................................  $   64,233    $   86,948    $   98,250
                                                                     ==========    ==========    ==========
 Weighted average common shares outstanding (3)(6) ................     265,502       273,480       289,594
                                                                     ==========    ==========    ==========
 Net income per common share: (3)(6)
  Continuing operations ...........................................  $     0.23    $     0.34    $     0.37
  Discontinued operations .........................................        0.01         (0.02)         0.00
  Extraordinary item ..............................................          --            --         (0.03)
                                                                     ----------    ----------    ----------
                                                                     $     0.24    $     0.32    $     0.34
                                                                     ==========    ==========    ==========
  Weighted average common shares outstanding -- as-
   suming dilution(3)(4)(6) .......................................     275,366       300,758       320,018
                                                                     ==========    ==========    ==========
  Net income per common share -- assuming dilution:
   (3)(4)(6)
  Continuing operations ...........................................  $     0.22    $     0.32    $     0.35
  Discontinued operations .........................................        0.01         (0.02)         0.00
  Extraordinary item ..............................................          --            --         (0.03)
                                                                     ----------    ----------    ----------
                                                                     $     0.23    $     0.30    $     0.32
                                                                     ==========    ==========    ==========



                                                                                                     THREE MONTHS
                                                                      YEAR ENDED DECEMBER 31,       ENDED MARCH 31,
                                                                    --------------------------- -----------------------
                                                                         1996          1997         1997        1998
                                                                    ------------- ------------- ----------- -----------
                                                                     (IN THOUSANDS, EXCEPT PER
                                                                            SHARE DATA)
INCOME STATEMENT DATA:
 Revenues .........................................................  $2,568,155    $3,017,269    $691,631    $907,663
 Operating unit expenses ..........................................   1,667,248     1,888,435     438,289     561,491
 Corporate general and administrative expenses ....................      79,354        82,757      17,849      26,4247
 Provision for doubtful accounts ..................................      58,637        71,468      14,713      21,753
 Depreciation and amortization ....................................     207,132       250,010      57,371      73,382
 Merger and acquisition related expenses (1) ......................      41,515        15,875      15,875          --
 Loss on impairment of assets (2) .................................      37,390            --          --          --
 Loss on abandonment of computer project ..........................          --            --          --          --
 Loss on disposal of surgery centers ..............................          --            --          --          --
 NME Selected Hospitals Acquisition related expense ...............          --            --          --          --
 Interest expense .................................................      98,751       111,504      25,673      28,336
 Interest income ..................................................      (6,034)       (4,414)     (1,038)     (1,641)
 Gain on sale of partnership interest .............................          --            --          --          --
 Gain on sale of MCA Stock ........................................          --            --          --          --
                                                                     ----------    ----------    --------    --------
                                                                      2,183,993     2,415,635     568,732     709,745
                                                                     ----------    ----------    --------    --------
 Income from continuing operations before income taxes,
  minority interests and extraordinary item .......................     384,162       601,634     122,899     197,918
 Provision for income taxes .......................................     143,929       206,153      42,411      70,219
                                                                     ----------    ----------    --------    --------
                                                                        240,233       395,481      80,488     127,699
 Minority interests ...............................................      50,369        64,873      15,908      18,331
                                                                     ----------    ----------    --------    --------
 Income from continuing operations before extraordi-
  nary item .......................................................     189,864       330,608      64,580     109,368
 Income from discontinued operations ..............................          --            --          --          --
 Extraordinary item (2) ...........................................          --            --          --          --
                                                                     ----------    ----------    --------    --------
  Net income ......................................................  $  189,864    $  330,608    $ 64,580    $109,368
                                                                     ==========    ==========    ========    ========
 Weighted average common shares outstanding (3)(6) ................     321,367       346,872     327,727     398,496
                                                                     ==========    ==========    ========    ========
 Net income per common share: (3)(6)
  Continuing operations ...........................................  $     0.59    $     0.95    $   0.20    $   0.27
  Discontinued operations .........................................          --            --          --          --
  Extraordinary item ..............................................          --            --          --          --
                                                                     ----------    ----------    --------    --------
                                                                     $     0.59    $     0.95    $   0.20    $   0.27
                                                                     ==========    ==========    ========    ========
  Weighted average common shares outstanding -- as-
   suming dilution(3)(4)(6) .......................................     349,033       365,546     354,998     412,253
                                                                     ==========    ==========    ========    ========
  Net income per common share -- assuming dilution:
   (3)(4)(6)
  Continuing operations ...........................................  $     0.55    $     0.91    $   0.18    $   0.27
  Discontinued operations .........................................          --            --          --          --
  Extraordinary item ..............................................          --            --          --          --
                                                                     ----------    ----------    --------    --------
                                                                     $     0.55    $     0.91    $   0.18    $   0.27
                                                                     ==========    ==========    ========    ========

                                                                    DECEMBER 31,
                                          ----------------------------------------------------------------   MARCH 31,
                                              1993         1994         1995         1996         1997         1998
                                          ------------ ------------ ------------ ------------ ------------ ------------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA:
 Cash and marketable securities .........  $  153,011   $  134,040   $  159,793   $  153,831   $  152,399   $  205,079
 Working capital ........................     300,876      308,770      406,601      564,529      566,751      915,553
 Total assets ...........................   2,000,566    2,355,920    3,107,808    3,529,706    5,401,053    5,791,806
 Long-term debt (5) .....................   1,028,610    1,164,135    1,453,018    1,560,143    1,601,824    1,926,393
 Stockholders' equity ...................     727,737      837,160    1,269,686    1,569,101    3,157,428    3,322,296

---------

(1) Expenses related to SHC's Ballas Merger in 1993, the ReLife and Heritage Acquisitions in 1994, the SHC, SSCI and NovaCare Rehabilitation Hospitals
    Acquisitions in 1995, the SCA, Advantage Health, PSCM and ReadiCare Acquisitions in 1996, and the Health Images Acquisition in 1997.

(2) See "Notes to Consolidated Financial Statements".

(3) Adjusted to reflect a two-for-one stock split effected in the form of a 100% stock dividend paid on April 17, 1995 and a two-for-one stock split effected in the form of a 100% stock dividend paid on March 17, 1997.

(4) Diluted earnings per share in 1994, 1995, 1996 and 1997 reflect shares reserved for issuance upon conversion of HEALTHSOUTH's 5% Convertible Subordinated Debentures due 2001. Substantially all of such Debentures were converted into shares of HEALTHSOUTH's Common Stock in 1997.

(5) Includes current portion of long-term debt.

(6) Earnings per share amounts prior to 1997 have been restated as required to comply with Statement of Financial Accounting Standards No. 128, "Earnings Per Share". For further discussion, see Note 1 of "Notes to Consolidated Financial Statements".

                  SELECTED CONSOLIDATED FINANCIAL DATA -- TCD

     The following consolidated income statement and balance sheet data for the periods ended June 30, 1994 through June 30, 1997 have been derived from TCD's consolidated financial statements, which have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent public accountants. The information set forth below is qualified by reference to and should be read in conjunction with the consolidated financial statements and related notes incorporated by reference herein.

                                                                 YEAR ENDED JUNE 30,
                                              ----------------------------------------------------------
                                                   1994          1995          1996           1997
                                              ------------- ------------- ------------- ----------------
INCOME STATEMENT DATA:
Revenues ....................................  $2,072,200    $3,006,064    $4,193,906     $ 11,034,467
Cost of services provided ...................     794,068       944,299     1,433,170        5,460,919
General and administrative expenses .........   2,036,076     2,098,008     2,536,751        5,954,044
Marketing expenses ..........................      50,085        52,032        94,964          299,307
Development and acquisition costs ...........          --            --       202,468          313,015
                                               ----------    ----------    ----------     ------------
                                                2,880,229     3,094,339     4,267,353       12,027,285
                                               ----------    ----------    ----------     ------------
Loss from operations ........................    (808,029)      (88,275)      (73,447)        (992,818)
Other (expense) income ......................
 Interest income ............................          --            --       139,082          300,097
 Other expenses .............................          --            --            --               --
 Interest expense ...........................     (59,851)     (105,339)      (82,665)        (480,488)
                                               ----------    ----------    ----------     ------------
                                                  (59,851)     (105,339)       56,417         (180,391)
                                               ----------    ----------    ----------     ------------
Net loss before income tax (expense) ben-
 efit .......................................    (867,880)     (193,614)      (17,030)      (1,173,209)
Income tax (expense) benefit ................          --            --       100,000         (127,000)
Net (loss) income ...........................  $ (867,880)   $ (193,614)   $   82,970     $ (1,300,209)
                                               ==========    ==========    ==========     ============
Basic net (loss) income per common share       $    (0.39)   $    (0.09)   $     0.03     $      (0.27)
                                               ==========    ==========    ==========     ============
Diluted net (loss) income per common
 share ......................................  $    (0.39)   $    (0.09)   $     0.02     $      (0.27)
                                               ==========    ==========    ==========     ============
Basic weighted average common shares
 outstanding ................................   2,201,813     2,208,443     3,286,303        4,765,004
Stock options and warrants ..................           *             *       805,472                *
Diluted weighted average common shares
 outstanding ................................   2,201,813     2,208,443     4,091,775        4,765,004
                                               ==========    ==========    ==========     ============

                                                       NINE MONTHS
                                                      ENDED MARCH 31,
                                              -----------------------------
                                                   1997           1998
                                              ------------- ---------------
                                                       (UNAUDITED)
INCOME STATEMENT DATA:
Revenues ....................................  $8,288,724    $  8,229,513
Cost of services provided ...................   4,098,730       4,250,427
General and administrative expenses .........   4,260,561       4,662,658
Marketing expenses ..........................     210,357         238,361
Development and acquisition costs ...........     307,265          58,500
                                               ----------    ------------
                                                8,876,863       9,209,946
                                               ----------    ------------
Loss from operations ........................    (588,139)       (980,433)
Other (expense) income ......................
 Interest income ............................    (279,898)       (432,884)
 Other expenses .............................     245,303         146,539
 Interest expense ...........................          --         (36,513)
                                               ----------    ------------
                                                  (34,575)       (322,858)
                                               ----------    ------------
Net loss before income tax (expense) ben-
 efit .......................................    (622,714)     (1,303,291)
Income tax (expense) benefit ................     148,000              --
Net (loss) income ...........................  $ (474,714)   $ (1,303,291)
                                               ==========    ============
Basic net (loss) income per common share       $    (0.09)   $      (0.27)
                                               ==========    ============
Diluted net (loss) income per common
 share ......................................  $    (0.09)   $      (0.27)
                                               ==========    ============
Basic weighted average common shares
 outstanding ................................   5,008,221       4,906,949
Stock options and warrants ..................           *               *
Diluted weighted average common shares
 outstanding ................................   5,008,221       4,906,949
                                               ==========    ============

----------
* Due to net losses, all potentially dilutive common stock is anti-dilutive.

                                                                      JUNE 30,                                 MARCH 31,
                                            -------------------------------------------------------------   ---------------
                                                 1994            1995            1996            1997             1998
                                            -------------   -------------   -------------   -------------   ---------------
                                                                                                              (UNAUDITED)
BALANCE SHEET DATA:
Cash, cash equivalents and short-term in-
 vestments ..............................    $   30,966      $       --      $ 6,886,790     $   764,422     $    518,913
Working capital (deficit) ...............      (253,536)       (463,541)       4,388,278        (499,200)      (1,351,179)
Total assets ............................       976,735       1,033,760       13,540,007      17,505,880       17,149,340
Long-term debt ..........................       436,398         372,478           79,644       2,623,171        2,557,203
Stockholders' (deficit) equity ..........       (98,062)       (291,676)       9,068,311      11,322,213       10,018,922

                            BUSINESS OF HEALTHSOUTH

GENERAL

     HEALTHSOUTH is the nation's largest provider of outpatient surgery and rehabilitative healthcare services. It provides these services through its national network of outpatient and inpatient rehabilitation facilities, outpatient surgery centers, diagnostic centers, occupational medicine centers, medical centers and other healthcare facilities. HEALTHSOUTH believes that it provides patients, physicians and payors with high-quality healthcare services at significantly lower costs than traditional inpatient hospitals. Additionally, HEALTHSOUTH's national network, reputation for quality and focus on outcomes has enabled it to secure contracts with national and regional managed care payors. At March 31, 1998, HEALTHSOUTH had over 1,800 patient care locations in 50 states, the United Kingdom and Australia.

     In its outpatient and inpatient rehabilitation facilities, HEALTHSOUTH provides interdisciplinary programs for the rehabilitation of patients experiencing disability due to a wide variety of physical conditions, such as stroke, head injury, orthopaedic problems, neuromuscular disease and sports-related injuries. HEALTHSOUTH's rehabilitation services include physical therapy, sports medicine, work hardening, neurorehabilitation, occupational therapy, respiratory therapy, speech-language pathology and rehabilitation nursing. Independent studies have shown that rehabilitation services like those provided by HEALTHSOUTH can save money for payors and employers.

     In addition to its rehabilitation facilities, HEALTHSOUTH operates the largest network of freestanding outpatient surgery centers in the United States. HEALTHSOUTH's outpatient surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. While outpatient surgery is widely recognized as generally less expensive than surgery performed in a hospital, HEALTHSOUTH believes that outpatient surgery performed at a freestanding outpatient surgery center is generally less expensive than hospital-based outpatient surgery. Over 80% of HEALTHSOUTH's surgery center facilities are located in markets served by its rehabilitative service facilities, enabling the Company to pursue opportunities for cross-referrals.

     HEALTHSOUTH is also among the largest operators of outpatient diagnostic centers and occupational medicine centers in the United States. Most of HEALTHSOUTH's diagnostic centers and occupational medicine centers operate in markets where HEALTHSOUTH also provides rehabilitative healthcare and outpatient surgery services. HEALTHSOUTH believes that its ability to offer a comprehensive range of its services in a particular geographic market makes HEALTHSOUTH more attractive to both patients and payors in such market.

     Over the last three years, HEALTHSOUTH has completed several significant acquisitions in the rehabilitation business and has expanded into the surgery center, diagnostic and occupational medicine businesses. HEALTHSOUTH believes that these acquisitions complement its historical operations and enhance its market position. HEALTHSOUTH further believes that its expansion into the outpatient surgery, diagnostic and occupational medicine businesses provides it with platforms for future growth. HEALTHSOUTH is continually evaluating potential acquisitions in the outpatient and rehabilitative healthcare services industry.

     HEALTHSOUTH was organized as a Delaware corporation in February 1984. HEALTHSOUTH's principal executive offices are located at One HealthSouth Parkway, Birmingham, Alabama 35243, and its telephone number is (205) 967-7116.

COMPANY STRATEGY

     HEALTHSOUTH's principal objective is to be the provider of choice for patients, physicians and payors alike for outpatient surgery and rehabilitative healthcare services throughout the United States. HEALTHSOUTH's growth strategy is based upon four primary elements: (i) the implementation of HEALTHSOUTH's integrated service model in appropriate markets, (ii) successful marketing to managed care organizations and other payors, (iii) the provision of high-quality, cost-effective healthcare services, and (iv) the expansion of its national network.

o Integrated Service Model. HEALTHSOUTH seeks, where appropriate, to provide an integrated system of healthcare services, including outpatient rehabilitation services, inpatient rehabilitation services, ambulatory surgery services and outpatient diagnostic services. HEALTHSOUTH believes that its integrated system offers payors the convenience of dealing with a single provider for multiple services. Additionally, it believes that its facilities can provide extensive cross-referral opportunities. For example, HEALTHSOUTH estimates that approximately one-third of its outpatient rehabilitation patients have had outpatient surgery, virtually all inpatient rehabilitation patients will require some form of outpatient rehabilitation, and virtually all inpatient rehabilitation patients have had some type of diagnostic procedure. HEALTHSOUTH has implemented its Integrated Service Model in certain of its markets, and intends to expand the model into other appropriate markets.

o Marketing to Managed Care Organizations and Other Payors. Since the late 1980s, HEALTHSOUTH has focused on the development of contractual relationships with managed care organizations, major insurance companies, large regional and national employer groups and provider alliances and networks. HEALTHSOUTH's documented outcomes and experience with several hundred thousand patients in delivering quality healthcare services at reasonable prices has enhanced its attractiveness to such entities and has given HEALTHSOUTH a competitive advantage over smaller and regional competitors. These relationships have increased patient flow to HEALTHSOUTH's facilities and contributed to HEALTHSOUTH's same-store growth.

o Cost-Effective Services. HEALTHSOUTH's goal is to provide high-quality healthcare services in cost-effective settings. To that end, HEALTHSOUTH has developed standardized clinical protocols for the treatment of its patients. This results in "best practices" techniques being utilized at all of HEALTHSOUTH's facilities, allowing the consistent achievement of demonstrable, cost-effective clinical outcomes. HEALTHSOUTH's reputation for its clinical programs is enhanced through its relationships with major universities throughout the nation, and its support of clinical research in its facilities. Further, independent studies estimate that, for every dollar spent on rehabilitation, $11 to $35 is saved. Finally, surgical procedures typically are less expensive in outpatient surgery centers than in hospital settings. HEALTHSOUTH believes that outpatient and rehabilitative healthcare services will assume increasing importance in the healthcare environment as payors continue to seek to reduce overall costs by shifting patients to more cost-effective treatment settings.

o Expansion of National Network. As the largest provider of outpatient surgery and rehabilitative healthcare services in the United States, HEALTHSOUTH is able to realize economies of scale and compete successfully for national contracts with large payors and employers while retaining the flexibility to respond to particular needs of local markets. The national network affords HEALTHSOUTH the opportunity to offer large national and regional employers and payors the convenience of dealing with a single provider, to utilize greater buying power through centralized purchasing, to achieve more efficient costs of capital and labor and to more effectively recruit and retain clinicians. HEALTHSOUTH believes that its recent acquisitions in the outpatient surgery, diagnostic imaging and occupational medicine fields will further enhance its national presence by broadening the scope of its existing services and providing new opportunities for growth. These national benefits are realized without sacrificing local market responsiveness. HEALTHSOUTH's objective is to provide those outpatient and rehabilitative healthcare services needed within each local market by tailoring its services and facilities to that market's needs, thus bringing the benefits of nationally recognized expertise and quality into the local setting.

RECENT DEVELOPMENTS

     On May 6, 1998, HEALTHSOUTH announced the signing of a definitive agreement to acquire National Surgery Center, Inc. ("NSC"). The proposed NSC transaction would add 40 outpatient surgery centers in 14 states to HEALTHSOUTH's existing network of outpatient surgery and rehabilitative healthcare facilities. The value of the NSC transaction is approximately $590 million. Under the terms of the NSC agreement, NSC stockholders will receive shares of HEALTHSOUTH Common Stock valued at $30.50 per share of NSC Common Stock, but not less than .8714 of a share of HEALTHSOUTH Common Stock nor more than 1.1509 shares of HEALTHSOUTH Common Stock. The NSC agreement does not provide for termination based on a change in the stock price of either company. The NSC transaction is expected to be accounted for as a pooling of interests and is intended to be a tax-free reorganization. The NSC transaction is subject to approval by the NSC stockholders and various regulatory approvals, including Hart-Scott-Rodino clearance, as well as the satisfaction of certain other conditions, and also provides for the payment of a break-up fee to HEALTHSOUTH under certain conditions.

     On April 16, 1998, HEALTHSOUTH announced that it had entered into a definitive agreement to acquire 34 ambulatory surgery centers from Columbia/HCA Healthcare Corporation for $550 million payable in cash at closing, which is expected to occur during the third quarter of 1998. The surgery centers are located in Alabama, California, Iowa, Illinois, Kentucky, Louisiana, Minnesota, Mississippi, North Carolina, Nevada, Oregon, Rhode Island and Texas. The transaction remains subject to various regulatory approvals, including clearance under the HSR Act.

PATIENT CARE SERVICES

     HEALTHSOUTH began its operations in 1984 with a focus on providing comprehensive orthopaedic and musculoskeletal rehabilitation services on an outpatient basis. Over the succeeding 14 years, HEALTHSOUTH has consistently sought and implemented opportunities to expand its services through acquisitions and de novo development activities that complement its historic focus on orthopaedic, sports medicine and occupational medicine services and that provide independent platforms for growth. HEALTHSOUTH's acquisitions and internal growth have enabled it to become the largest provider of rehabilitative healthcare services, both inpatient and outpatient, in the United States, as well as the largest operator of freestanding outpatient surgery centers. In addition, HEALTHSOUTH has added diagnostic imaging services, occupational medicine services and other outpatient services which provide natural enhancements to its rehabilitative healthcare locations and facilitate the implementation of its Integrated Service Model. HEALTHSOUTH believes that these additional businesses also provide opportunities for growth in other areas not directly related to the rehabilitative business, and HEALTHSOUTH intends to pursue further expansion in those businesses.

Outpatient Rehabilitation Services

     HEALTHSOUTH operates the largest group of affiliated proprietary outpatient rehabilitation facilities in the United States. HEALTHSOUTH's outpatient rehabilitation centers offer a comprehensive range of rehabilitative healthcare services, including physical therapy and occupational therapy, that are tailored to the individual patient's needs, focusing predominantly on orthopaedic injuries, sports injuries, work injuries, hand and upper extremity injuries, back injuries, and various neurological/neuromuscular conditions. As of March 31, 1998, HEALTHSOUTH provided outpatient rehabilitative healthcare services through approximately 1,200 outpatient locations, including freestanding outpatient centers and their satellites, outpatient satellites of inpatient facilities and outpatient facilities managed under contract.

Inpatient Services

     INPATIENT REHABILITATION FACILITIES. At March 31, 1998, HEALTHSOUTH operated 133 inpatient rehabilitation facilities with 7,777 beds in the United States, representing the largest group of affiliated proprietary inpatient rehabilitation facilities in the nation, as well as a 71-bed rehabilitation hospital in Australia. HEALTHSOUTH's inpatient rehabilitation facilities provide high-quality comprehensive services to patients who require intensive institutional rehabilitation care. In certain markets HEALTHSOUTH's rehabilitation hospitals may provide outpatient rehabilitation services as a complement to their inpatient services.

     MEDICAL CENTERS. At March 31, 1998, HEALTHSOUTH operated four medical centers with 800 licensed beds in four distinct markets. These facilities provide general and specialty medical and surgical healthcare services, emphasizing orthopaedics, sports medicine and rehabilitation.

Surgery Centers

     HEALTHSOUTH is currently the largest operator of outpatient surgery centers in the United States. At March 31, 1998, it operated 176 freestanding surgery centers, including five mobile lithotripsy units, in 36 states. Over 80% of these facilities are located in markets served by HEALTHSOUTH's outpatient and rehabilitative service facilities, enabling HEALTHSOUTH to pursue opportunities for cross-referrals between surgery and rehabilitative facilities as well as to centralize administrative functions. HEALTHSOUTH's surgery centers provide the facilities and medical support staff necessary for physicians to perform non-emergency surgical procedures. Its typical surgery center is a freestanding facility with three to six fully equipped operating and procedure rooms and ancillary areas for reception, preparation, recovery and administration. Each of HEALTHSOUTH's surgery centers is available for use only by licensed physicians, oral surgeons and podiatrists, and the centers do not perform surgery on an emergency basis.

     Outpatient surgery centers, unlike hospitals, have not historically provided overnight accommodations, food services or other ancillary services. Over the past several years, states have increasingly permitted the use of extended-stay recovery facilities by outpatient surgery centers. As a result, many outpatient surgery centers are adding extended recovery care capabilities where permitted. Most of HEALTHSOUTH's surgery centers currently provide for extended recovery stays. The Company's ability to develop such recovery care facilities is dependent upon state regulatory environments in the particular states where its centers are located.

Diagnostic Centers

     At March 31, 1998, HEALTHSOUTH operated 113 diagnostic centers in 24 states and the United Kingdom. These centers provide outpatient diagnostic imaging services, including magnetic resonance imaging ("MRI"), computerized tomography ("CT") services, X-ray services, ultrasound services, mammography services, nuclear medicine services and fluoroscopy. Not all services are provided at all sites; however, most of HEALTHSOUTH's diagnostic centers are multi-modality centers.

     Because many patients at HEALTHSOUTH's rehabilitative healthcare and outpatient surgery facilities require diagnostic procedures of the type performed at its diagnostic centers, HEALTHSOUTH believes that its diagnostic operations are a natural complement to its other services and enhance its ability to market those services to patients and payors.

Occupational Medicine Services

     At March 31, 1998, HEALTHSOUTH operated 108 occupational medicine centers in 31 states. These centers provide cost-effective, outpatient primary medical care and rehabilitation services to individuals for the treatment of work-related medical problems.

     HEALTHSOUTH's occupational medicine centers market their services to large and small employers, workers' compensation and health insurers and managed care organizations. The services provided at HEALTHSOUTH's occupational medicine centers include outpatient primary medical care for work-related injuries and illnesses, work-related physical examinations, physical therapy services and workers' compensation medical services, as well as other services primarily aimed at work-related injuries or illnesses. Medical services at the centers are provided by licensed physicians who are employed by or under contract with HEALTHSOUTH or affiliated medical practices. These centers also employ nurses, therapists and other licensed professional staff as necessary for the services provided. HEALTHSOUTH believes that occupational medicine primary care services are a strategic component of its business, and that the physicians in its occupational medicine centers can, in many cases, serve as "gatekeepers" providing access to the other services offered by HEALTHSOUTH.

Other Patient Care Services

     In certain of its markets, HEALTHSOUTH provides other patient care services, including home healthcare, physician services and contract management of hospital-based rehabilitative healthcare services. HEALTHSOUTH evaluates market opportunities on a case-by-case basis in determining whether to provide additional services of these types, which may be complementary to facility-based services provided by HEALTHSOUTH or stand-alone businesses.

LOCATIONS

     The following table sets forth a listing of HEALTHSOUTH's patient care services locations at March 31, 1998:

                              OUTPATIENT          INPATIENT
                            REHABILITATION      REHABILITATION          MEDICAL       SURGERY   DIAGNOSTIC    OTHER
STATE                         FACILITIES     FACILITIES(BEDS)(2)   CENTERS(BEDS)(2)   CENTERS     CENTERS    SERVICES
-------------------------- ---------------- --------------------- ------------------ --------- ------------ ---------
Alabama ..................         26                  7 (336)       1 (219)              5          6          11
Alaska ...................          8                                                     1          1           4
Arizona ..................         24                  4 (243)                            2          1           7
Arkansas .................         13                  5 (278)                            2                      5
California ...............         59                  1 (60)                            36          1          31
Colorado .................         41                  1 (64)                             5          8           1
Connecticut ..............         35                  1 (30)                             5                      3
Delaware .................          7                                                     1
District of Columbia .....          1                                                                1
Florida ..................         83                 12 (735)       1 (285)             19          7          30
Georgia ..................         30                  1 (50)                             3         10           4
Hawaii ...................         12                                                     1
Idaho ....................          5                                                     1
Illinois .................         51                                                     5          3           1
Indiana ..................         19                  4 (260)                            5                      4
Iowa .....................          3                                                                            1
Kansas ...................          7                  4 (231)                                                   1
Kentucky .................          5                  2 (80)                             4
Louisiana ................          4                  6 (367)                            1          3           2
Maine ....................          7                  4 (155)                                                   4
Maryland .................         30                  2 (66)                             8          8           1
Massachusetts ............         27                 14 (806)                            1          2          12
Michigan .................         24                  1 (30)                             1                      2
Minnesota ................         14
Mississippi ..............          7
Missouri .................         51                  2 (86)                            10          1           9
Montana ..................          4
Nebraska .................         16
Nevada ...................         19                  2 (126)                            1                      2
New Hampshire ............         10                  3 (99)
New Jersey ...............         73                  1 (155)                            1          3           1
New Mexico ...............          6                  1 (61)                             1          1
New York .................         49                  1 (27)                             1                      1
North Carolina ...........         17                                                     3          1
North Dakota .............          2
Ohio .....................         42                  1 (30)                             7                      6
Oklahoma .................         17                  3 (183)                            1          1           1
Oregon ...................         27                                                     1
Pennsylvania .............         58                 15 (1,180)                          9          6           4
Rhode Island .............          3
South Carolina ...........          9                  4 (235)                            2          6           2
South Dakota .............          2                                                                            4
Tennessee ................         33                  6 (362)                            6          5
Texas ....................        104                 19 (1,116)     1 (96)              21         24          41
Utah .....................          4                  1 (86)                             1          1           2
Vermont ..................          1
Virginia .................         24                  1 (40)        1 (200)                         2           9
Washington ...............         85                                                     2          1          17
West Virginia ............          2                  4 (200)                            1
Wisconsin ................          3                                                     4
Wyoming ..................          2

----------
(1) Includes freestanding outpatient centers and their satellites, outpatient satellites of inpatient rehabilitation facilities and outpatient facilities managed under contract.

(2) "Beds" refers to the number of beds for which a license or certificate of need has been granted, which may vary materially from beds available for use.

     In addition, at March 31, 1998, HEALTHSOUTH operated six diagnostic centers in the United Kingdom and one rehabilitation hospital in Australia.

                                BUSINESS OF TCD

     TCD manages facilities that provide occupational and industrial medical and related services exclusively to employees and prospective employees of corporate customers located in the states of Texas, Louisiana and Arkansas. TCD currently manages eleven occupational and industrial medicine facilities servicing over approximately 4,000 employers and clients including local offices of such corporations as Blockbuster Video, Excel Telecommunications, Fibrebond Corp., Interceramic Tile, Southwest Airlines, U-Haul Corporation, Levi, the U.S. Postal Service and Atlantic Richfield Co. At these facilities, prospective employees of the corporate customer can be pre-screened and work-related injuries and medical conditions arising from employment can be diagnosed and treated.

     Currently, TCD's operating revenues are derived primarily through a non-exclusive Practice Management Agreement with The Physician Group, P.A. ("The Physician Group"), a Texas professional association of physicians and other medical professionals which is paid by the employer for services either on a fee-for-service basis or on a prepaid "capitated" basis (a fixed monthly fee for each employee). TCD receives a management fee for the provision of non-medical services, including marketing, management of the practice and use of the facilities, and provision of non-medical procedures and programs. TCD also receives a portion of its operating revenues from management of two facilities outside The Physician Group.

     At its nine Texas facilities, TCD utilizes The Physician Group to render the actual medical services provided to employees and prospective employees of its clients. Because most states have enacted laws limiting the practice of medicine to licensed individuals or professional organizations comprised of licensed individuals, TCD is dependent on The Physician Group or other professional associations of licensed professionals to render medical services at the Company's facilities.

     TCD believes its management techniques and cost containment strategies have in many cases resulted in reductions in loss ratios by workers' compensation insurers and, thereafter, in reduced insurance premiums charged to TCD's clients. To benefit indirectly from the advantages of its own cost containment programs, TCD implemented an arrangement with Employers General Insurance Group ("EGIG"), a subsidiary of Old Republic General Insurance Group, Inc., a company listed on the New York Stock Exchange with an A+ rating from A.M. Best Company, to develop and offer an insurance and occupational medicine product known as "Comp2000" which is a fully-guaranteed fixed cost workers' compensation insurance policy that includes The Physician Group's capitated preventive healthcare services.

     In order to benefit even more directly from the use of its cost containment strategies utilized in its practice management activities, TCD acquired a Texas domiciled, multi-line insurance company, now known as Risk Management Assurance Corporation ("RMAC"), effective June 30, 1996.

HEALTHCARE OPERATIONS AND SERVICES

     Seven of the eleven occupational healthcare facilities currently managed by TCD are located in the Dallas/Fort Worth, Texas metropolitan area. The remaining four facilities are located in Baytown, Texas (a suburb of Houston); El Paso, Texas; Shreveport, Louisiana; and Little Rock, Arkansas. The facilities managed by TCD range in size from approximately 3,000 square feet to 10,000 square feet and have capacity to handle from approximately 40 to 200 patients per day. Each facility is equipped with examination rooms, an emergency suite, an intake room, an x-ray room, a small laboratory and areas for reception, drug testing, collection, rehabilitation and administration. The facilities are generally open nine to eleven hours per day.

     Licensed physicians in TCD's facilities are generally trained and experienced in occupational and industrial medicine or have emergency or general medicine backgrounds. Each facility utilizes a staff of between five and 25 full-time persons (or their part-time equivalents), including nurses, therapists and administrative support personnel. Each of TCD's facilities is staffed with one or more licensed physicians.

     A majority of the medical and non-medical services are offered on a walk-in basis, although specialized services are usually scheduled in advance. Through The Physician Group, urgent care is offered for employees suffering from work-related injuries, which most commonly involve soft tissue injuries, back injuries or exposure to hazardous material. Patients with injuries beyond the scope of the physician's expertise are referred to an appropriate medical facility.

     Fee-for-Services Plan. The following chart lists the services offered on a "fee-for-services" basis whereby employers pay The Physician Group for each medical service rendered and pay TCD for all non-medical services rendered as the service is provided.

            SERVICES PROVIDED                            APPLICATION
            -----------------                            -----------

Prevention .............................   Cholesterol  testing and  management;
                                           RiskScan   computerized  health  risk
                                           analysis;  Personalized  health  risk
                                           analysis;   Health  seminars;  Stress
                                           management;     Flu    immunizations;
                                           Smoking cessation.

Medical Examinations ...................   Examination  in compliance  with both
                                           Occupational    Safety   and   Health
                                           Administration   and   Department  of
                                           Transportation      stan-      dards;
                                           Computerized    back    examinations;
                                           Pre-employment     ex-    aminations;
                                           Comprehensive        executive/annual
                                           examinations;   Asbestos   and  other
                                           medical surveillance examinations.

Treatment ..............................   Physical examinations by occupational
                                           medicine  specialists;   Work-related
                                           injury  treatment;  Physical  therapy
                                           services;      X-rays;     Laboratory
                                           facilities; Pharmacy.

Medical Screening and Testing ..........   Pulmonary   function;   HIV  antibody
                                           screening;   Treadmill  stress  test;
                                           Tuberculosis   test;    Hepatitis   B
                                           screening;   Audiometric   screening;
                                           Heavy   metals    screening;    Blood
                                           chemistry  profile  (SMA-24);   Chest
                                           X-rays;       Vision       screening;
                                           Proctoscopic exam- inations.

Management Services ....................   Cost/benefit    management   reports;
                                           Physician    consultation;    Safety,
                                           health   and   accident    prevention
                                           services;   Case   control   -   loss
                                           management  services via computerized
                                           injury      tracking;      Regulatory
                                           compliance     information;      Risk
                                           management  infor-  mation;   Medical
                                           billing audits;  Accident work status
                                           reports;     Occupational    medicine
                                           supplies;  Physician  summary reports
                                           to employers and employees.

Drug Testing ...........................   Consultation and program development;
                                           Medical  review   officer   services;
                                           Collection   facility  in  compliance
                                           with  National  Insti-  tute  of Drug
                                           Abuse      standards;       Screening
                                           examinations.

     The Preferred Employee Plan. A majority of services are offered pursuant to a "Preferred Employee Plan" or "PEP", a "capitated" plan which allows employers to limit the costs they would otherwise pay for certain services. In return for a prepaid monthly fee for each person employed by an employer client, ranging from approximately $8.50 to $21 per person, TCD and The Physician Group provide an agreed upon package of services. One portion of the capitated fee is for medical services provided by The Physician Group and the other portion is for non-medical services provided by TCD. Clients pay the same fee for every employee, regardless or how many services are provided to any particular employee in a given month. All existing PEP agreements are terminable by the employer client, TCD or The Physician Group on 30 days' prior written notice.

     The PEP is a variation on the use of in-house, captive medical departments to control medical costs. Advantages of the PEP over the use of an in-house medical department are that (i) small companies and major corporations have the same opportunities for cost containment; (ii) the more sophisticated, in-depth physical examination provided under the PEP to screen individuals for health problems and physical fitness aid earlier discovery of health concerns; and
(iii) extensive examinations can provide a more accurate picture of the potential productivity of an individual employee and can identify certain significant risks of future on-the-job injuries and other serious health conditions, thereby assisting in cost containment. These services are specifically aimed at lowering the cost of employee benefits, improving employee productivity, decreasing absenteeism and enhancing employer/employee relations through use of wellness and prevention programs.

     TCD has developed and refined certain testing and evaluation procedures that are effective in identifying conditions that indicate a significant risk of on-the-job injuries and serious health concerns, thereby avoiding likely high cost treatments attributable to preventable conditions. TCD intends to continue to identify additional prevention strategies and health management programs which will increase efficiencies without compromising quality of care.

AFFILIATIONS, JOINT VENTURES AND ACQUISITIONS

     In addition to establishing new facilities, TCD is expanding geographically in areas contiguous to existing markets in order to increase its market penetration and market share within areas in which a patient base is currently served through affiliations, joint ventures and acquisitions. To the extent permitted by applicable law, TCD pursues affiliations, joint ventures and acquisitions with physicians, hospitals and other providers which have established occupational medicine practices or with patient bases which can be served in an occupational medical setting. In a typical transaction, The Physician Group acquires the medical practice of a physician or group of physicians and TCD acquires the physical assets of the practice, including equipment and the facility, as well as the right to manage the practice pursuant to the Practice Management Agreement.

                  DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH

COMMON STOCK

     HEALTHSOUTH is authorized by the HEALTHSOUTH Certificate to issue up to 601,500,000 shares of capital stock, of which 600,000,000 shares are designated Common Stock, par value $.01 per share, and 1,500,000 shares are designated Preferred Stock, par value $.10 per share. As of May 11, 1998, there were 400,648,553 shares of HEALTHSOUTH Common Stock outstanding (including shares reserved for issuance in connection with HEALTHSOUTH's 1995, 1996 and 1997 mergers which had not yet been claimed by holders of the stock of the acquired companies). In addition, as of March 31, 1998, approximately (a) 15,480,572 shares of Common Stock were reserved for issuance upon conversion of HEALTHSOUTH 3.25% Convertible Subordinated Debentures due 2003, (b) 34,773,784 shares of Common Stock were reserved for issuance under HEALTHSOUTH's Stock Option Plans, under which options to purchase a total of 29,526,763 shares of Common Stock were outstanding, and (c) 980,542 shares were reserved for issuance pursuant to the exercise of outstanding stock purchase warrants.

     Holders of HEALTHSOUTH Common Stock are entitled to participate equally in dividends when and as declared by the Board of Directors out of funds legally available therefor and, in the event of liquidation or distribution of assets of HEALTHSOUTH, are entitled to share ratably in such assets remaining after payment of liabilities. Stockholders are entitled to one vote per share. Holders of HEALTHSOUTH Common Stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions with respect to such stock. The outstanding shares of HEALTHSOUTH Common Stock are fully paid and nonassessable.

FAIR PRICE PROVISION

     The HEALTHSOUTH Certificate contains certain provisions requiring supermajority stockholder approval to effect specified extraordinary corporate transactions unless certain conditions are met. The HEALTHSOUTH Certificate requires the affirmative vote of 66 2/3% of all shares of HEALTHSOUTH entitled to vote in the election of Directors to approve a "business combination" with any "other entity" that is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of HEALTHSOUTH entitled to vote in the election of Directors. For purposes of this restriction, a "business combination" includes: (a) the sale, exchange, lease, transfer or other disposition by HEALTHSOUTH of all, or substantially all, of its assets or business; (b) any merger or consolidation of

HEALTHSOUTH; and (c) certain sales of HEALTHSOUTH's Common Stock in exchange for cash, assets, securities or any combination thereof. An "other entity" is defined to include, generally, any corporation, person or entity, and any affiliate or associate of such corporation, person or entity.

     The foregoing supermajority vote shall not be required where, in the business combination, (i) HEALTHSOUTH's stockholders receive consideration per share not less than the highest per share price paid by the other entity in acquiring any of its holdings of HEALTHSOUTH's Common Stock (subject to certain adjustments upward) and (ii) certain other requirements, designed to prevent the other entity from receiving disproportionate gains in connection with the business combination, are satisfied.

     The provisions of the HEALTHSOUTH Certificate described in the preceding paragraphs, and its Bylaws, may be amended or repealed only by the affirmative vote of 66 2/3% of the shares entitled to vote thereon.

     The effect of the foregoing provisions is to make it more difficult for a person, entity or group to effect a change in control of HEALTHSOUTH through the acquisition of a large block of HEALTHSOUTH's voting stock, or to effect a merger or other acquisition that is not approved by a majority of HEALTHSOUTH's Directors serving in office prior to the acquisition by the other entity of 5% or more of HEALTHSOUTH's stock.

SECTION 203 OF THE DGCL

     HEALTHSOUTH is subject to the provisions of Section 203 of the DGCL. That section provides, with certain exceptions, that a Delaware corporation may not engage in any of a broad range of business combinations with a person or affiliate or associate of such person who is an "interested stockholder" for a period of three years from the date that such person became an interested stockholder unless: (i) the transaction resulting in a person's becoming an interested stockholder, or the business combination, is approved by the board of directors of the corporation before the person becomes an interested stockholder; (ii) the interested stockholder acquires 85% or more of the outstanding voting stock of the corporation in the same transaction that makes it an interested stockholder (excluding shares held by directors, officers and certain employee stock ownership plans); or (iii) on or after the date the person becomes an interested stockholder, the business combination is approved by the corporation's board of directors and by the holders of at least 66 2/3% of the corporation's outstanding voting stock at an annual or special meeting, excluding shares owned by the interested stockholder. An "interested stockholder" is defined to include any person, and the affiliates and associates of such person, that (i) is the owner of 15% or more of the outstanding voting stock of the corporation or (ii) is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder. It is anticipated that the provisions of Section 203 of the DGCL may encourage companies or others interested in acquiring HEALTHSOUTH to negotiate in advance with the HEALTHSOUTH Board of Directors, since the stockholder approval requirement would be avoided if a majority of the directors then in office approve either the business combination or the transaction which results in the acquiror becoming an interested stockholder.

PREFERRED STOCK

     The HEALTHSOUTH Certificate authorizes the issuance of up to 1,500,000 shares of Preferred Stock, par value $.10 per share (the "HEALTHSOUTH Preferred Stock"). The Board of Directors has the authority to issue the HEALTHSOUTH Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions, including the dividend rights, dividend rate, conversion rights, voting rights, terms of redemption, redemption price or prices, liquidation preferences and the number of shares constituting any series or the designations of such series, without any further vote or action by the stockholders. Issuance of shares of HEALTHSOUTH Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of HEALTHSOUTH. Any such issuance could also adversely affect the voting power of the holders of the HEALTHSOUTH Common Stock. The Board of Directors of HEALTHSOUTH has no current intention of issuing any shares of HEALTHSOUTH Preferred Stock.

TRANSFER AGENT

     The transfer agent and registrar for the HEALTHSOUTH Common Stock is ChaseMellon Shareholder Services, New York, New York.

                          COMPARISON OF RIGHTS OF TCD
                         AND HEALTHSOUTH STOCKHOLDERS

     Both TCD and HEALTHSOUTH are incorporated in Delaware. Holders of the TCD Shares will continue to have their rights and obligations as stockholders of HEALTHSOUTH after the Merger governed by Delaware law. Set forth below is a summary comparison of the rights of a HEALTHSOUTH stockholder under the HEALTHSOUTH Certificate and HEALTHSOUTH's Bylaws (the "HEALTHSOUTH Bylaws"), on the one hand, and the rights of a TCD stockholder under the TCD Certificate of Incorporation, as amended (the "TCD Certificate"), and TCD's Bylaws, as amended (the "TCD Bylaws"), on the other hand. The information set forth below is qualified in its entirety by reference to the HEALTHSOUTH Certificate, the HEALTHSOUTH Bylaws, the TCD Certificate and the TCD Bylaws.

CLASSES AND SERIES OF CAPITAL STOCK

     TCD. TCD is authorized by the TCD Certificate to issue up to 30,000,000 shares of capital stock, of which 25,000,000 shares are designated Common Stock, par value $.01 per share, and 5,000,000 shares are designated Preferred Stock, par value $.01 per share. The Board of Directors of TCD has the authority to issue the TCD Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of March 31, 1998, there were no shares of TCD Preferred Stock issued and outstanding, and the Board of Directors of TCD has no present intention of issuing shares of TCD Preferred Stock.

     HEALTHSOUTH. HEALTHSOUTH is authorized by the HEALTHSOUTH Certificate to issue up to 601,500,000 shares of capital stock, of which 600,000,000 shares are designated Common Stock, par value $.01 per share, and 1,500,000 shares are designated Preferred Stock, par value $.10 per share. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH". The Board of Directors of HEALTHSOUTH has the authority to issue the HEALTHSOUTH Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions for each such series, without any further vote or action by the stockholders. As of March 31, 1998, there were no shares of HEALTHSOUTH Preferred Stock issued and outstanding, and the Board of Directors of HEALTHSOUTH has no present intention of issuing shares of HEALTHSOUTH Preferred Stock.

SIZE AND ELECTION OF THE BOARD OF DIRECTORS

     TCD. The TCD Bylaws provide that the TCD Board of Directors shall consist of at least one director but not more than 12 directors, and that the size of the TCD Board of Directors may be fixed by the directors then in office or by the stockholders at the annual meeting. Directors of TCD are elected by a plurality of votes cast at the annual meeting of stockholders. The TCD Certificate and the TCD Bylaws do not provide for cumulative voting. Vacancies in TCD's Board of Directors and newly created directorships resulting from any increase in the authorized number of directors are filled by a majority of directors then in office.

     HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that the HEALTHSOUTH Board of Directors shall consist of at least one director and that the size of the HEALTHSOUTH Board of Directors may be fixed by the directors then in office. Directors of HEALTHSOUTH are elected by a plurality of votes cast at the annual meeting of stockholders. The HEALTHSOUTH Certificate and the HEALTHSOUTH Bylaws do not provide for cumulative voting. Vacancies in HEALTHSOUTH's Board of Directors and newly created directorships resulting from any increase in the authorized number of directors are filled by a majority of directors then in office.

REMOVAL OF DIRECTORS

     TCD. The TCD Bylaws provide that a director may be removed with or without cause by the vote of the holders of a majority of the shares of capital stock entitled to vote thereon.

     HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that a director may be removed with or without cause by the vote of the holders of a majority of the shares of capital stock entitled to vote thereon.

OTHER VOTING RIGHTS

     TCD. The TCD Common Stock is not divided into classes, and TCD currently has no classes or series of capital stock issued or outstanding other than the TCD Common Stock. Each TCD stockholder holding shares of TCD Common Stock entitled to be voted on any matter, including the election of directors, shall have one vote on each such matter submitted to vote at a meeting of stockholders for each such share of TCD Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the TCD Certificate or the TCD Bylaws, the vote of the holders of a majority of the shares of capital stock present or represented and entitled to vote is required for the approval of any matter at a meeting of TCD stockholders.

     HEALTHSOUTH. The HEALTHSOUTH Common Stock is not divided into classes, and HEALTHSOUTH has no classes or series of capital stock issued or outstanding other than the HEALTHSOUTH Common Stock. Each HEALTHSOUTH stockholder holding shares of HEALTHSOUTH Common Stock entitled to be voted on any matter, including the election of directors, shall have one vote on each such matter submitted to vote at a meeting of stockholders for each such share of HEALTHSOUTH Common Stock held by such stockholder as of the record date for such meeting. Except as specifically provided otherwise by law or by the HEALTHSOUTH Certificate or the HEALTHSOUTH Bylaws, the vote of the holders of a majority of the shares of capital stock present or represented and entitled to vote is required for the approval of any matter at a meeting of HEALTHSOUTH stockholders. For information concerning provisions that, with certain exceptions, require a higher percentage of votes to approve certain business combinations with any entity that beneficially owns 20% or more of the outstanding shares of voting stock of HEALTHSOUTH, see "--Business Combinations".

CONVERSION AND DISSOLUTION

     TCD. The TCD Common Stock has no preemptive, subscription, redemption or conversion features. The outstanding shares are fully paid and nonassessable. The rights, preferences and privileges of holders of TCD Common Stock may become subject to those of holders of TCD Preferred Stock if TCD should issue TCD Preferred Stock in the future. The TCD Certificate authorizes 5,000,000 shares of Preferred Stock, par value $.01 per share, and provides that such shares of TCD Preferred Stock may have such voting powers, preferences and other special rights (including the right to convert the shares of such TCD Preferred Stock into shares of TCD Common Stock) as shall be designated by the TCD Board of Directors. The Board of Directors of TCD previously designated a class of 400,000 shares of Series A Convertible Preferred Stock, all of which were converted to TCD Common Stock in February 1996. If the TCD Board of Directors were to designate any additional series of TCD Preferred Stock, such TCD Preferred Stock could be entitled to preferential payments in the event of liquidation, dissolution or winding up of TCD.

     HEALTHSOUTH. The HEALTHSOUTH Common Stock has no preemptive, subscription, redemption or conversion features. The outstanding shares are fully paid and nonassessable. The rights, preferences and privileges of holders of HEALTHSOUTH Common Stock may become subject to those of holders of HEALTHSOUTH Preferred Stock if HEALTHSOUTH should issue HEALTHSOUTH Preferred Stock in the future. The HEALTHSOUTH Certificate authorizes 1,500,000 shares of Preferred Stock, par value $.10 per share, and provides that such shares of HEALTHSOUTH Preferred
Stock may have such voting powers, preferences and other special rights (including the right to convert the shares of such HEALTHSOUTH Preferred Stock into shares of HEALTHSOUTH Common Stock) as shall be designated by the HEALTHSOUTH Board of Directors. If the HEALTHSOUTH Board of Directors were to designate such a series of HEALTHSOUTH Preferred Stock, such HEALTHSOUTH Preferred Stock could be entitled to preferential payments in the event of liquidation, dissolution or winding up of HEALTHSOUTH.

BUSINESS COMBINATIONS

     TCD. Neither the TCD Certificate nor the TCD By-laws contains provisions imposing conditions upon, or restrictions related to, a business combination. As a Delaware corporation, TCD is subject to the provisions of Section 203 of the DGCL. For information regarding Section 203, see "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH -- Section 203 of the DGCL".

     HEALTHSOUTH. The HEALTHSOUTH Certificate provides that the vote of the holders of 66 2/3% of all shares of HEALTHSOUTH entitled to vote in the election of directors is required for the approval and adoption of a business combination (as defined in the HEALTHSOUTH Certificate) with any entity (as defined in the HEALTHSOUTH Certificate) if, on the record date for the determination of stockholders entitled to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 20% of the outstanding shares of
HEALTHSOUTH entitled to vote in the election of directors. The voting requirements of the "fair price" provision are not applicable to a business combination involving a holder of 20% or more of HEALTHSOUTH's voting stock in the business combination, if: (i) HEALTHSOUTH's stockholders receive consideration per share not less than the highest per share price paid by the other entity in acquiring any of its holdings of the HEALTHSOUTH Common Stock (subject to certain upward adjustments); and (ii) certain other requirements, designed to prevent the other entity from receiving disproportionate gains in connection with the business combination, are satisfied. See "DESCRIPTION OF CAPITAL STOCK OF HEALTHSOUTH -- Fair Price Provision".

AMENDMENT OR REPEAL OF THE CERTIFICATE OF INCORPORATION

     Under Delaware law, unless its certificate of incorporation or by-laws otherwise provide, amendments of a corporation's certificate of incorporation generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if such amendment would increase or decrease the number of authorized shares of any class or series or the par value of such shares or would adversely affect the shares of such class or series, the approval of a majority of the outstanding stock of such class or series.

     TCD. The TCD Certificate provides that a majority of the TCD Board of Directors may make, alter or repeal the TCD By-laws. The TCD By-laws provide that such By-laws may also be altered, amended or repealed by the TCD stockholders.

     HEALTHSOUTH. The HEALTHSOUTH Certificate requires approval by holders of at least 66 2/3% of the outstanding shares entitled to vote thereon to repeal or amend Article SIXTH of the HEALTHSOUTH Certificate (regarding the calling of special meetings by the stockholders), Article SEVENTH of the HEALTHSOUTH Certificate (regarding the "fair price" provision) and Article EIGHTH of the HEALTHSOUTH Certificate (regarding the amendment of the HEALTHSOUTH Certificate). The HEALTHSOUTH Certificate also provides that a majority of the HEALTHSOUTH Board of Directors may make, alter or repeal the HEALTHSOUTH Bylaws.

SPECIAL MEETING OF STOCKHOLDERS

     TCD. The TCD Bylaws provide that a special meeting of the TCD stockholders may be called by the President of TCD, a majority of the Board of Directors or by the holders of a majority of the outstanding shares of capital stock of TCD entitled to vote in the election of directors.

     HEALTHSOUTH. The HEALTHSOUTH Bylaws provide that a special meeting of the HEALTHSOUTH stockholders may be called by a majority of the Board of Directors or by the holders of at least 20% of the outstanding shares of capital stock of HEALTHSOUTH entitled to vote in the election of directors.

LIABILITY OF DIRECTORS

     The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for monetary damages for breach of the director's fiduciary duty, subject to certain limitations. Each of the HEALTHSOUTH Certificate and the TCD Certificate includes such a provision, to the maximum extent permitted by law.

     The HEALTHSOUTH Certificate provides that a director will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions or (iv) for any transaction from which the director derived an improper personal benefit.

     Section 102(b)(7) of the DGCL provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) or (iv) for any transaction from which the director derived an improper personal benefit. The TCD Certificate contains such a provision.

     While these provisions provide directors with protection from awards of monetary damages for breaches of their duty of care, they do not eliminate such duty. Accordingly, these provisions will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions described above apply to an officer of the corporation only if he or she is a director of the corporation and is acting in his or her capacity as director, and do not apply to officers of the corporation who are not directors.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The DGCL permits a corporation to indemnify officers, directors, employees and agents for actions taken in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, which they had no reasonable cause to believe was unlawful. The DGCL provides that a corporation may advance expenses of defense (upon receipt of a written undertaking to reimburse the corporation if indemnification is not appropriate) and must reimburse a successful defendant for expenses, including attorneys' fees, actually and reasonably incurred, and permits a corporation to purchase and maintain liability insurance for its directors and officers. The DGCL provides that indemnification may not be made for any claim, issue or matter as to which a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation, unless and only to the extent a court determines that the person is entitled to indemnity for such expenses as the court deems proper.

     The HEALTHSOUTH Bylaws provide that each person who is involved in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer, employee or agent of HEALTHSOUTH, or is or was serving at the request of HEALTHSOUTH as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, will be indemnified by HEALTHSOUTH to the full extent permitted by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits HEALTHSOUTH to provide broader indemnification rights than said law permitted prior to such amendment) or by other applicable laws then in effect.

     The TCD Bylaws provide that officers, directors, employees and agents of TCD will be indemnified to the maximum extent permitted by the DGCL.

     The Plan provides that all rights to indemnification for acts or omissions occurring prior to the Effective Time of the Merger existing in favor of the current or former directors or officers of TCD as provided in the TCD
Certificate or the TCD Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling HEALTHSOUTH or TCD pursuant to the foregoing provisions, HEALTHSOUTH and TCD have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

       OPERATIONS AND MANAGEMENT OF HEALTHSOUTH AND TCD AFTER THE MERGER

OPERATIONS

     After the consummation of the Merger, TCD will be a wholly-owned subsidiary of HEALTHSOUTH, and all of TCD's subsidiaries will be indirect wholly-owned subsidiaries of HEALTHSOUTH. HEALTHSOUTH will continue to engage in the business of providing outpatient surgery and rehabilitative healthcare services as prior to the Merger, working with the management of TCD to operate and, as appropriate, continue to expand TCD's business in ways complementary to the overall strategy of the combined Companies. See the information set forth herein and in the documents incorporated herein by reference as set forth under "INCORPORATION OF CERTAIN INFORMATION BY REFERENCE", "BUSINESS OF HEALTHSOUTH" and "BUSINESS OF TCD".

MANAGEMENT

     After the consummation of the Merger, HEALTHSOUTH will be managed by the same Board of Directors and executive officers as existed prior to the Merger.

                                    EXPERTS

     The consolidated financial statements and schedule of HEALTHSOUTH at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, appearing in HEALTHSOUTH's Annual Report on Form 10-K for the year ended December 31, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon incorporated herein by reference. Such consolidated financial statements and schedule have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of The Company Doctor and Subsidiaries at June 30, 1997, 1996 and 1995 and for each of the three years in the period ended June 30, 1997, appearing in the Forms 10-KSB for the years ended June 30, 1997 and 1996 and the Registration Statement on Form SB-2, as amended (S.E.C. File No. 333-99530-D) (the "IPO Registration Statement") filed with the Commission on November 16, 1995, have been audited by Ehrhardt Keefe Steiner & Hottman PC, independent auditors, as set forth in their reports thereon incorporated by reference therein, and have been incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing. With respect to the unaudited interim consolidated financial information in The Company Doctor's quarterly report for the periods ended March 31, 1998 and 1997, filed on Form 10-QSB, the independent certified public accountants have not audited or reviewed such consolidated financial information and have not expressed an opinion or any other form of assurance with respect to such consolidated financial information.

                                 LEGAL MATTERS

     The validity of the shares of HEALTHSOUTH Common Stock to be issued to the stockholders of TCD pursuant to the Merger will be passed upon by Haskell Slaughter & Young, L.L.C.

                            ADDITIONAL INFORMATION

     The Board of Directors of TCD does not know of any matter to be brought before its Special Meeting other than as described in the Notice of Special Meeting accompanying this Prospectus-Proxy Statement. If any other matter comes before the Special Meeting, it is the intention of the persons named in the accompanying proxy to vote the proxy in accordance with their best judgment with respect to such other matter.

     If the Merger is not consummated because the Plan is not approved by the TCD stockholders at the Special Meeting or any adjournments or postponements thereof or for any other reason, TCD intends to hold its next Annual Meeting of Stockholders on or about March 1, 1999. Any stockholder of TCD who desires to submit a proposal for inclusion in the proxy material for presentation at such annual meeting must submit such proposal to the Secretary of TCD on or before October 1, 1998.

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

                                                                         ANNEX A

               AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER

     AMENDED AND RESTATED PLAN AND AGREEMENT OF MERGER (the "Plan of Merger"), made and entered into as of the 16th day of December, 1997, by and among HEALTHSOUTH CORPORATION, a Delaware corporation ("HEALTHSOUTH"), CHANDLER
ACQUISITION CORPORATION, a Delaware corporation (the "Subsidiary"), and THE COMPANY DOCTOR, a Delaware corporation ("TCD") (the Subsidiary and TCD being sometimes collectively referred to herein as the "Constituent Corporations").

                              W I T N E S S E T H:

     WHEREAS, the parties to this Plan of Merger are parties to a Plan of Merger dated as of December 16, 1997, which they desire to amend and restate in its entirety as herein set forth;

     WHEREAS, the respective Boards of Directors of HEALTHSOUTH, the Subsidiary and TCD have approved the merger of the Subsidiary with and into TCD (the "Merger"), upon the terms and conditions set forth in this Plan of Merger, whereby all shares of Common Stock, without par value, of TCD (the "TCD Common Stock"), not owned directly or indirectly by TCD, will be converted into the right to receive the Merger Consideration (as hereinafter defined);

     WHEREAS, each of HEALTHSOUTH, the Subsidiary and TCD desires to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended; and

     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

Section 1. THE MERGER.

     1.1 The Merger. Upon the terms and conditions set forth in this Plan of Merger, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Subsidiary shall be merged with and into TCD at the Effective Time (as defined in Section 1.3). Following the Effective Time, the separate corporate existence of the Subsidiary shall cease and TCD shall continue as the surviving corporation (the "Surviving Corporation") under the name "The Company Doctor" and shall succeed to and assume all the rights and obligations of the Subsidiary and TCD in accordance with the DGCL.

     1.2 The Closing. The closing of the Merger (the "Closing") will take place at 10:00 a.m. Central Time on a date to be specified by the parties (the "Closing Date"), which (subject to satisfaction or waiver of the conditions set forth in Sections 9.2 and 9.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section 9.1 (other than Section 9.1(a)), at the offices of HEALTHSOUTH in Birmingham, Alabama, unless another date or place is agreed to in writing by the parties hereto.

     1.3 Effective Time. Subject to the provisions of this Plan of Merger, the parties shall file a certificate of merger (the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL as soon as practicable on or after the Closing Date. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as the Subsidiary and TCD shall agree should be specified in the Certificate of Merger (the "Effective Time").

     1.4 Effect of the  Merger.  The Merger  shall have the effects set forth in
Section 259 of the DGCL.

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

Section 2. EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; EXCHANGE OF CERTIFICATES.

     2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of any holder of shares of TCD Common Stock or any shares of capital stock of the Subsidiary:

       (a) Subsidiary Common Stock. Each share of capital stock of the Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock of the Surviving Corporation.

       (b) Cancellation of Treasury Stock. Each share of TCD Common Stock that is owned by TCD or by any subsidiary of TCD shall automatically be canceled and retired and shall cease to exist, and none of the Common Stock, par value $.01 per share, of HEALTHSOUTH ("HEALTHSOUTH Common Stock"), cash or other consideration shall be delivered in exchange therefor.

       (c) Conversion of TCD Shares. Subject to Section 2.2(e), each issued and outstanding share of TCD Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) (collectively, the "Exchanging TCD Shares") shall be converted into the right to receive (i) if the Base Period Trading Price (as defined below) is no lower than $24.00 and no higher than $27.875 or less, .142 of a share of HEALTHSOUTH Common Stock, or (ii) if the Base Period Trading Price is greater than $27.875, a fraction of a share of HEALTHSOUTH Common Stock equal to (x) $3.958 divided by (y) the Base Period Trading Price, or (iii) if the Base Period Trading Price is less than
    $24.00, a fraction of a share of HEALTHSOUTH Common Stock equal to (x) $3.408 divided by (y) the Base Period Trading Price (in whichever case occurs, the "Exchange Ratio"), as may be adjusted as provided in Section 2.1(e) below (the "Merger Consideration"). For purposes of this Plan of Merger, the term "Base Period Trading Price" shall mean the average daily closing prices for the shares of HEALTHSOUTH Common Stock for the 20 consecutive  trading  days on which  such  shares  are  actually  traded (as reported on the New York Stock Exchange Composite Transaction Tape as reported in The Wall Street Journal, Eastern Edition, or if not reported thereby, any other authoritative source) ending at the close of trading on the third trading day immediately preceding the Closing Date. As of the Effective Time, all such Exchanging TCD Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any Exchanging TCD Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of HEALTHSOUTH Common Stock to be issued or paid in consideration therefor upon surrender of such certificate in accordance with Section 2.2, without interest.

       (d) Stock Options and Warrants. At the Effective Time, all rights with respect to TCD Common Stock pursuant to any TCD stock options or stock purchase warrants which are outstanding at the Effective Time, whether or not then exercisable, shall be converted into and become rights with respect to HEALTHSOUTH Common Stock, and HEALTHSOUTH shall assume each TCD stock option and stock purchase warrant, in accordance with the terms of any stock option plan under which it was issued and any stock option agreement or warrant agreement by which it is evidenced; provided, however, that the exercise period for incentive stock options assumed by HEALTHSOUTH shall not be less than two years in the care of incentive stock options held by an employee whose employment is terminated by HEALTHSOUTH. It is intended that, unless otherwise agreed between HEALTHSOUTH and a particular optionee, the foregoing provisions shall be undertaken in a manner that will not constitute a "modification" as defined in Section 424 of the Code, as to any stock option which is an "incentive stock option". Each TCD stock option or stock purchase warrant so assumed shall be exercisable for that number of shares of HEALTHSOUTH Common Stock equal to the number of TCD shares subject thereto multiplied by the Exchange Ratio, and shall have an exercise price per share equal to the TCD exercise price divided by the Exchange Ratio.

       (e) Anti-Dilution Provisions. If after the date hereof and prior to the Effective Time HEALTHSOUTH shall have declared a stock split (including a reverse split) of HEALTHSOUTH Common Stock or a dividend payable in HEALTHSOUTH Common Stock, or any other distribu-tion of securities or dividend (in cash or otherwise) to holders of HEALTHSOUTH Common Stock with respect to their HEALTHSOUTH Common Stock
    (including without limitation such a distribution or dividend made in connection with a recapitalization, reclassification, merger, consolidation, reorganization or similar transaction) then (i) the Exchange Ratio shall be appropriately adjusted to reflect such stock split or dividend or other distribution of securities and (ii) if such stock split, dividend or distribution has a record date prior to the Effective Time, then the number of shares of HEALTHSOUTH Common Stock to be issued upon conversion of a share of TCD Common Stock pursuant to Section 2.1(c) shall be appropriately adjusted to reflect such stock split, dividend or other distribution of securities.

     2.2 Exchange of Certificates. (a) Exchange Agent. Prior to the Effective Time, HEALTHSOUTH shall enter into an agreement with such bank or trust company as may be designated by HEALTHSOUTH (the "Exchange Agent") which shall provide that HEALTHSOUTH shall deposit with the Exchange Agent as of the Effective Time, for the benefit of the holders of Exchanging TCD Shares, for exchange in accordance with this Section 2, through the Exchange Agent, certificates representing the shares of HEALTHSOUTH Common Stock (such shares of HEALTHSOUTH Common Stock, together with any dividends or distributions with respect thereto with a record date after the Effective Time, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of TCD Common Stock.

       (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, but in any event within five business days following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of TCD Common Stock (the "Certificates") whose shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as HEALTHSOUTH may reasonably specify) and
    (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of HEALTHSOUTH Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by HEALTHSOUTH, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of HEALTHSOUTH Common Stock which such holder has the right to receive pursuant to the provisions of this Section 2, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of TCD Common Stock which is not registered in the transfer records of TCD, a certificate representing the proper number of shares of HEALTHSOUTH Common Stock may be issued to a person other than the person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the person requesting such payment shall pay any transfer or other taxes required by reason of the issuance of shares of HEALTHSOUTH Common Stock to a person other than the registered holder of such Certificate or establish to the satisfaction of HEALTHSOUTH that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of HEALTHSOUTH Common Stock and cash in lieu of any fractional shares of HEALTHSOUTH Common Stock as contemplated by this Section 2.2. No interest will be paid or will accrue on any cash payable in lieu of any fractional shares of HEALTHSOUTH Common Stock. To the extent permitted by law, former stockholders of record of TCD shall be entitled to vote after the Effective Time at any meeting of HEALTHSOUTH stockholders the number of whole shares of HEALTHSOUTH Common Stock into which their respective shares of TCD Common Stock are converted, regardless of whether such holders have exchanged their Certificates for certificates representing HEALTHSOUTH Common Stock in accordance with this Section 2.2.

       (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to HEALTHSOUTH Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any unsurrendered Certificate with respect to the shares of HEALTHSOUTH Common Stock represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e) until the surrender of such Certificate in accordance with this Section 2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of the certificate representing whole shares of HEALTHSOUTH Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of HEALTHSOUTH Common Stock to which such holder is entitled pursuant to Section 2.2(e) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of HEALTHSOUTH Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such whole shares of HEALTHSOUTH Common Stock.

       (d) No Further Ownership Rights in Exchanging TCD Shares. All shares of HEALTHSOUTH Common Stock issued upon the surrender for exchange of
    Certificates in accordance with the terms of this Section 2 (including any cash paid pursuant to Section 2.2(c) or 2.2(e)) shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the Exchanging TCD Shares theretofore represented by such Certificates. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Section 2, except as otherwise provided by law.

       (e) No Fractional Shares. No certificates or scrip representing fractional shares of HEALTHSOUTH Common Stock shall be issued upon the surrender for exchange of Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of HEALTHSOUTH. Notwithstanding any other provision of this Plan of Merger, each holder of Exchanging TCD Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of HEALTHSOUTH Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of HEALTHSOUTH Common Stock multiplied by the Base Period Trading Price.

       (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of the Certificates for six months after the Effective Time shall be delivered to HEALTHSOUTH, upon demand, and any holders of the Certificates who have not theretofore complied with this
    Section 2 shall thereafter look only to HEALTHSOUTH for payment of HEALTHSOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock and any dividends or distributions with respect to HEALTHSOUTH Common Stock.

       (g) No Liability. None of HEALTHSOUTH, the Subsidiary, TCD or the Exchange Agent shall be liable to any person in respect of any shares of HEALTHSOUTH Common Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time (or immediately prior to such earlier date on which any shares of HEALTHSOUTH Common Stock, any cash in lieu of fractional shares of HEALTHSOUTH Common Stock or any dividends or distributions with respect to HEALTHSOUTH Common Stock in respect of such Certificates would otherwise escheat to or become the property of any governmental entity), any such shares, cash, dividends or distributions in respect of such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

       (h) Investment of Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund in deposit accounts or short-term money market instruments, as directed by HEALTHSOUTH, on a daily basis. Any interest and other income resulting from such investments shall be paid to HEALTHSOUTH.

     2.3 Certificate of Incorporation of Surviving Corporation. The Certificate of Incorporation of TCD shall be amended and restated, after the Effective Time, in a manner satisfactory to HEALTHSOUTH. The Certificate of Incorporation of TCD, as so amended and restated, shall become the Certificate of Incorporation of the Surviving Corporation from and after the Effective Time and until thereafter amended as provided by law.

     2.4 Bylaws of the Surviving Corporation. The Bylaws of the Subsidiary shall be the Bylaws of the Surviving Corporation from and after the Effective Time and until thereafter altered, amended or repealed in accordance with the laws of the State of Delaware, the Certificate of Incorporation of TCD and the said Bylaws.

     2.5 Directors and Officers of the Surviving Corporation. The Directors and officers of the Subsidiary immediately prior to the Effective Time shall be the Directors and officers of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation.

     2.6 Assets, Liabilities, Reserves and Accounts. At the Effective Time, the assets, liabilities, reserves and accounts of each of the Subsidiary and TCD shall be taken up on the books of the Surviving Corporation at the amounts at which they respectively shall be carried on the books of said corporations immediately prior to the Effective Time, except as otherwise set forth in the Plan of Merger and subject to such adjustments, or elimination of intercompany items, as may be appropriate in giving effect to the Merger in accordance with generally accepted accounting principles.

     2.7 Corporate Acts of the Subsidiary. All corporate acts, plans, policies, approvals and authorizations of the Subsidiary, its sole stockholder, its Board of Directors, committees elected or appointed by the Board of Directors, and all officers and agents, valid immediately prior to the Effective Time, shall be those of the Surviving Corporation and shall be as effective and binding thereon as they were with respect to the Subsidiary. The employees and agents of the Subsidiary shall become the employees and agents of the Surviving Corporation and continue to be entitled to the same rights and benefits which they enjoyed as employees and agents of the Subsidiary.

Section 3. REPRESENTATIONS AND WARRANTIES OF TCD.

     TCD hereby represents and warrants to HEALTHSOUTH and the Subsidiary as follows:

     3.1 Organization, Existence and Good Standing. TCD is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. TCD has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. TCD is not, and has not been within the two years immediately preceding the date of this Plan of Merger, a subsidiary or division of another corporation, nor has TCD within such time owned, directly or indirectly, any shares of HEALTHSOUTH Common Stock or Subsidiary Common Stock.

     3.2 TCD Capital Stock. TCD's authorized capital consists of 25,000,000 shares of TCD Common Stock, without par value, of which 4,906,949 shares were issued and outstanding as of September 30, 1997, and no shares of which were issued and held as treasury shares, and 5,000,000 shares of Preferred Stock, par value $.01 per share, none of which shares are issued and outstanding or held as treasury stock. All of the issued and outstanding shares of TCD Common Stock are duly and validly issued, fully paid and nonassessable. Except as set forth on
Exhibit  3.2  to  the  Disclosure  Schedule  delivered  by  TCD  to  HEALTHSOUTH simultaneously with the execution and delivery hereof (the "Disclosure Schedule") or otherwise disclosed in the TCD Annual Report on Form 10-KSB for the fiscal year ended June 30, 1997 (the "TCD 10-KSB"), there are no options, warrants, or similar rights granted by TCD or any other agreements to which TCD is a party providing for the issuance or sale by it of any additional securities which would remain in effect after the Effective Time. There is no liability for dividends declared or accumulated but unpaid with respect to any of the shares of TCD Common Stock.

     3.3 Subsidiaries and Affiliated Partnerships. Attached to the Disclosure Schedule as Exhibit 3.3 is a list of all subsidiaries of TCD (individually, a "TCD Subsidiary", and collectively, the "TCD Subsidiaries") and their states of incorporation. Except as set forth on Exhibit 3.3, TCD does not own stock in and does not control, directly or indirectly, any other corporation, association or business organization other than the TCD Other Entities (as defined below).

       (b) Also disclosed on Exhibit 3.3 is a list of all general or limited partnerships in which a general partner is TCD, a TCD Subsidiary or another TCD Partnership (individually, a "TCD Partnership" and collectively, the "TCD Partnerships"), and all limited liability companies in which TCD, a TCD Subsidiary or a TCD Partnership is a member (individually, a "TCD LLC" and collectively, the "TCD LLCs") (the TCD Partnerships and the TCD LLCs being collectively called the "TCD Other Entities"), and their states of organization. Except as set forth on Exhibit 3.3, neither TCD nor any TCD Subsidiary owns an equity interest in, nor does such entity control, directly or indirectly, any other joint venture, limited liability company or partnership.

       (c) Also disclosed on Exhibit 3.3 is a list of all professional corporations or professional associations affiliated with TCD by reason of management agreements or similar arrangements (the "TCD Affiliated Practices") and their states of organization.

     3.4 Organization, Existence and Good Standing of TCD Subsidiaries, TCD Other Entities and TCD Affiliated Practices. (a) Each TCD Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Except as set forth on Exhibit 3.4, each TCD Subsidiary has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. At the Effective Time, each TCD Subsidiary will have all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

       (b) Each TCD Partnership that is a limited partnership is validly formed, each TCD Partnership that is a general partnership has been duly organized, and each TCD Partnership is in good standing under the laws of its respective state of organization. Each TCD Partnership has all necessary power to own its property and assets and to carry on its business as presently conducted.

       (c) Each TCD LLC is a limited liability company validly formed and in good standing under the laws of its respective state of organization. Each TCD LLC has all necessary power to own its property and assets to carry on its business as presently conducted.

       (d) Each TCD Affiliated Practice is a professional association or a professional corporation duly organized, validly existing and in good standing under the laws of its respective state of incorporation. Each TCD Affiliated Practice has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted.

     3.5 Foreign Qualifications. TCD, each TCD Subsidiary and each TCD Other Entity that is not a general partnership is qualified to do business as a foreign corporation, foreign limited partnership or foreign limited liability company, as the case may be, and is in good standing in each jurisdiction where the nature or character of the property owned, leased or operated by it or the nature of the business transacted by it makes such qualification necessary, except where the failure to so qualify would not have a material adverse effect on TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole.

     3.6 Power and Authority. Subject to the satisfaction of the conditions precedent set forth herein, TCD has the corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered or to be executed and delivered by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all action required by its Certificate of Incorporation, Bylaws or otherwise, to authorize the execution, delivery and performance of the Plan of Merger and such related documents. Except as set forth on Exhibit 3.6 to the Disclosure Schedule, the execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger will not, violate any provisions of the Certificate of Incorporation of TCD or any provisions of, or result in the acceleration of any obligation under, any material mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which TCD or any TCD Subsidiary or TCD Other Entity is a party, or by which it is bound, or violate any restrictions of any kind to which it is subject which, if violated or accelerated, would have a material adverse effect on TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole.

The execution and delivery of this Plan of Merger has been approved by the Board of Directors of TCD. This Plan of Merger has been duly executed and delivered by TCD and, assuming this Plan of Merger constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, as the case may be, constitutes a valid and binding obligation of TCD, enforceable against TCD in accordance with its terms.

     3.7 TCD Public Information. TCD has heretofore furnished HEALTHSOUTH with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the Securities and Exchange Commission (the "SEC") (as any such documents have since the time of their original filing been amended, the "TCD Documents") since June 30, 1996, which are all the documents (other than preliminary material) that it was required to file with the SEC from such date through the date of this Plan of Merger. As of their respective dates, the TCD Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the TCD Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the TCD Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-QSB), reflect all known liabilities of TCD required to be stated therein, including all such known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of TCD at said dates and the consolidated results of operations and cash flows of TCD for the periods then ended. The consolidated balance sheet of TCD at June 30, 1997 included in the TCD Documents is herein sometimes referred to as the "TCD Balance Sheet".

     3.8 Revenue Analysis. Exhibit 3.8 to the Disclosure Schedule sets forth an analysis of net patient revenues by facility for each facility operated by TCD, any TCD Subsidiary or any TCD Other Entity describing net patient revenues for the month and nine months ended October 31, 1997. Such revenue analysis is true and correct in all material respects.

     3.9 Legal  Proceedings.  Except as  disclosed  in the TCD  Documents  or on
Exhibit 3.9 to the Disclosure Schedule, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to TCD, threatened against or relating to TCD, its properties or business, or the transaction contemplated by the Plan of Merger and, so far as is known to TCD, no basis for any such action exists.

     3.10 Contracts, etc. (a) All material contracts, leases, agreements and arrangements to which TCD or any of the TCD Subsidiaries or TCD Other Entities is a party are legally valid and binding in accordance with their terms and in full force and effect, and to the knowledge of TCD, no party is in default thereunder, and no event has occurred which, but for the passage of time or the giving of notice or both, would constitute a default thereunder, except as set forth on Exhibit 3.10 to the Disclosure Schedule or, in each case, where the invalidity of the lease, contract, agreement or arrangement or the default or breach thereunder or thereof would not, individually or in the aggregate, have a material adverse effect on TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole.

       (b) Except as set forth on Exhibit 3.10 to the Disclosure Schedule, no contract or agreement to which TCD or any TCD Subsidiary or TCD Other Entity is a party will, by its terms, terminate as a result of the transactions contemplated hereby or require any consent from any obligor thereto in order to remain in full force and effect immediately after the Effective Time, except for contracts or agreements which, if terminated, would not have a material adverse effect on TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole.

       (c) Except as set forth on Exhibit 3.10 to the Disclosure Schedule, none of TCD, any TCD Subsidiary or any TCD Other Entity has granted any right of first refusal or similar right in favor of any third party with respect to any material portion of its properties or assets or entered into any non-competition agreement or similar agreement restricting its ability to engage in any business in any location.

     3.11 Subsequent Events. Except as set forth on Exhibit 3.11 to the Disclosure Schedule or disclosed in the TCD Documents, TCD has not, since the date of the last-filed TCD Document:

       (a) Incurred any material adverse change, including, but not limited to, any material adverse change in net patient revenues by facility from those reflected on Exhibit 3.8.

       (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the TCD Balance Sheet or (ii) liabilities incurred since the date of the last-filed TCD Document in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole.

       (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole, except as may have been required due to consolidated income or operations of TCD since the date of the last-filed TCD Document.

       (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of TCD.

       (e) Sold or transferred any of the assets material to the consolidated business of TCD, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

       (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by TCD to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

       (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

       (h) Issued any stock, bonds or other securities, other than stock options granted to employees, directors or consultants of TCD or warrants granted to third parties, all of which are disclosed on Exhibit 3.2 to the Disclosure Schedule or reflected in the TCD Documents.

     3.12 Accounts Receivable. (a) Since the date of the TCD 10-KSB, TCD has not changed any material principle or practice with respect to the recordation of accounts receivable or the calculation of reserves therefor, or any material collection, discount or write-off policy or procedure. TCD (including the TCD Subsidiaries, TCD Other Entities and TCD Affiliated Practices) is in compliance with the terms and conditions of all third-party payor arrangements relating to its accounts receivable, except to the extent that such noncompliance would not have a material adverse effect on TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole.

       (b) None of TCD, the TCD Subsidiaries, the TCD Other Entities or the TCD Affiliated Practices is a party to any Medicare, Medicaid or other governmental provider agreement.

     3.13 Tax Returns. TCD has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on TCD. TCD has made all payments shown as due on such returns. TCD has not been notified that any tax returns of TCD are currently under audit by the Internal Revenue Service or any state or local tax agency, except for local tax audits that in the aggregate are not material. No agreements have been made by TCD for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

     3.14 Commissions and Fees. Except as set forth in Exhibit 3.14 to the Disclosure Schedule, there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Plan of Merger which may be now or hereafter asserted against HEALTHSOUTH resulting from any action taken by TCD or its stockholders, officers or directors, or any of them.

     3.15 Employee Benefit Plans; Employment Matters. (a) Except as described in the TCD Documents or set forth on Exhibit 3.15(a) to the Disclosure Schedule, TCD has neither established nor maintains nor is obligated to make contributions to or under or otherwise participate in (a) any bonus or other type of incentive compensation plan, program, agreement, policy, commitment, contract or arrangement (whether or not set forth in a written document), (b) any pension, profit-sharing, retirement or other plan, program or arrangement, or (c) any other employee benefit plan, fund or program, including, but not limited to, those described in Section 3(3) of ERISA. All such plans (individually, a "Plan" and collectively, the "Plans") have been operated and administered in all material respects in accordance with, as applicable, ERISA, the Internal Revenue Code of 1986, as amended, Title VII of the Civil Rights Act of 1964, as amended, the Equal Pay Act of 1967, as amended, the Age Discrimination in Employment Act of 1967, as amended, and the related rules and regulations adopted by those federal agencies responsible for the administration of such laws. No act or failure to act by TCD has resulted in a "prohibited transaction" (as defined in ERISA) with respect to the Plans that is not subject to a statutory or regulatory exception. No "reportable event" (as defined in ERISA) has occurred with respect to any of the Plans which is subject to Title IV of ERISA. TCD has not previously made, is not currently making, and is not obligated in any way to make, any contributions to any multi-employer plan within the meaning of the Multi-Employer Pension Plan Amendments Act of 1980.

       (b) Except as described in the TCD Documents or set forth on Exhibit 3.15(b) to the Disclosure Schedule, TCD is not a party to any oral or written (i) union, guild or collective bargaining agreement which agreement covers employees in the United States (nor is it aware of any union organizing activity currently being conducted in respect to any of its employees), (ii) agreement with any executive officer or other key employee the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction of the nature contemplated by this Plan of Merger and which provides for the payment of in excess of $25,000, or (iii) agreement or plan, including any stock option plan, stock appreciation rights plan, restricted stock plan or stock purchase plan, any of the benefits of which will be increased, or the vesting the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Plan of Merger or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Plan of Merger.

     3.16 Compliance with Laws in General. Except as set forth on Exhibit 3.16 to the Disclosure Schedule or disclosed in the TCD Documents, TCD has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations, the Texas Medical
Practice Act, the Foreign Corrupt Practices Act of 1977, as amended, any statutes or regulations relating to political contributions, any statutes or regulations relating to the provision of workers' compensation healthcare services, any statutes regulating the provision of insurance services, health maintenance organization services or similar services, and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by TCD which, if it were determined that a violation had occurred, would have a material effect on TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole.

     3.17 Licenses, Accreditation and Regulatory Approvals. Except as disclosed in the TCD Documents or set forth on Exhibit 3.17 to the Disclosure Schedule, TCD and the TCD Subsidiaries and TCD Other Entities hold all licenses, permits, certificates of need and other regulatory approvals which are needed or required by law with respect to their businesses, operations and facilities as they are currently or presently conducted (collectively, the "Licenses"), except where the failure to possess such Licenses does not have a material adverse effect on TCD, the TCD Subsidiaries and the TCD Other Entities,
taken as a whole. All such Licenses are in full force and effect, and TCD is in compliance in all material respects with all conditions and requirements of the Licenses and with all rules and regulations relating thereto. The amounts established as provisions for adjustments by third-party payors on the financial statements set forth in the last-filed TCD Document are sufficient to pay any amounts for which TCD believes it will be liable. To the knowledge of TCD, neither TCD nor the TCD Subsidiaries nor the TCD Other Entities nor their respective employees have committed a violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act. Any and all past litigation concerning such Licenses, and all claims and causes of action raised therein, has been finally adjudicated. No such License has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the knowledge of TCD, threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such License or regulatory approval. Subject to compliance with applicable securities laws, the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state or local statutes, rules or regulations requiring notice, approval, or other action upon the occurrence of a change in control of TCD or any of the TCD Subsidiaries or TCD Other Entities, and the consummation of the Merger will not violate any law or regulation to which TCD is subject which, if violated, would have a material adverse effect on TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole.

     3.18 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of the TCD Common Stock entitled to vote thereon is the only vote of the holders of any class or series of TCD capital stock necessary to approve this Plan of Merger, the Merger and the transactions contemplated hereby.

     3.19 Opinion of Financial Advisor. The Board of Directors of TCD has received the oral opinion of Southcoast Capital Corporation, or its successor in interest, to the effect that, as of the date of this Plan of Merger, the Exchange Ratio is fair to the holders of TCD Common Stock from a financial point of view, a written copy of which opinion will be delivered by TCD to HEALTHSOUTH prior to the date on which the definitive proxy materials for the Proxy Statement (as defined in Section 7.4(a)) are filed with the SEC.

     3.20  Agreements  with  Donald  F.  Angle,  M.D.  Except  for that  certain
Employment Agreement between TCD and Donald F. Angle, M.D. and that certain agreement between TCD and The Physician Group, P.A. (collectively, the "Angle Agreements"), a Texas professional association of which Donald F. Angle, M.D. is the sole stockholder, there are no agreements between TCD and Donald F. Angle, M.D. or his affiliates. At the Effective Time, the Angle Agreements are to be revised or terminated as set forth in that certain letter dated December 12, 1992 from Michael D. Martin to Dale Willets (the "Willets Letter").

     3.21 No Untrue Representations. No representation or warranty by TCD in this Plan of Merger, and no Exhibit or certificate issued by TCD and furnished or to be furnished to HEALTHSOUTH pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statements or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

Section 4. REPRESENTATIONS AND WARRANTIES OF THE SUBSIDIARY AND HEALTHSOUTH.

     The Subsidiary and HEALTHSOUTH, jointly and severally, hereby represent and warrant to TCD as follows:

     4.1 Organization, Existence and Capital Stock. The Subsidiary is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. The Subsidiary's authorized capital consists of 1,000 shares of Common Stock, par value $.01 per share, all of which shares are issued and registered in the name of HEALTHSOUTH. The Subsidiary has not, within the two years immediately preceding the date of this Plan of Merger, owned, directly or indirectly, any shares of TCD Common Stock.

     4.2 Power and Authority. The Subsidiary has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein, has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of the Subsidiary, or any agreement, instrument, order, judgment or decree to which the Subsidiary is a party or by which it is bound, violate any restrictions of any kind to which the Subsidiary is subject, or result in the creation of any lien, charge or encumbrance upon any of the property or assets of the Subsidiary.

     4.3 No Subsidiaries. The Subsidiary does not own stock in, and does not control directly or indirectly, any other corporation, association or business organization. The Subsidiary is not a party to any joint venture or partnership.

     4.4 Legal Proceedings. There are no actions, suits or proceedings pending or threatened against the Subsidiary, at law or in equity, relating to or affecting the Subsidiary, including the Merger. The Subsidiary does not know or have any reasonable grounds to know of any justification for any such action, suit or proceeding.

     4.5 No Contracts or Liabilities. Other than the obligations created under the Plan of Merger, the Subsidiary is not obligated under any contracts, claims, leases, liabilities (contingent or otherwise), loans or otherwise.

SECTION 5. REPRESENTATIONS AND WARRANTIES OF HEALTHSOUTH.

     HEALTHSOUTH hereby represents and warrants to TCD as follows:

     5.1 Organization, Existence and Good Standing. HEALTHSOUTH is a corporation duly organized and validly existing and is in good standing under the laws of the State of Delaware. HEALTHSOUTH has all necessary corporate power to own its properties and assets and to carry on its business as presently conducted. HEALTHSOUTH is duly qualified to do business and is in good standing in all jurisdictions in which the character of the property owned, leased or operated or the nature of the business transacted by it makes qualification necessary.

     5.2 Power and Authority. HEALTHSOUTH has corporate power to execute, deliver and perform the Plan of Merger and all agreements and other documents executed and delivered, or to be executed and delivered, by it pursuant to the Plan of Merger, and, subject to the satisfaction of the conditions precedent set forth herein has taken all actions required by law, its Certificate of Incorporation, its Bylaws or otherwise, to authorize the execution and delivery of the Plan of Merger and such related documents. The execution and delivery of the Plan of Merger does not and, subject to the receipt of required stockholder and regulatory approvals and any other required third-party consents or approvals, the consummation of the Merger contemplated hereby will not, violate any provisions of the Certificate of Incorporation or Bylaws of HEALTHSOUTH, or any provision of, or result in the acceleration of any obligation under, any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree to which HEALTHSOUTH is a party or by which it is bound, or violate any restrictions of any kind to which HEALTHSOUTH is subject. The execution and delivery of this Plan of Merger has been approved by the Board of Directors of HEALTHSOUTH. This Plan of Merger has been duly executed and delivered by HEALTHSOUTH and the Subsidiary and, assuming this Plan of Merger constitutes a valid and binding obligation of TCD, constitutes a valid and binding obligation of HEALTHSOUTH and the Subsidiary, enforceable against HEALTHSOUTH and the Subsidiary in accordance with its terms.

     5.3 HEALTHSOUTH Common Stock. On the Closing Date, HEALTHSOUTH will have a sufficient number of authorized but unissued and/or treasury shares of its Common Stock available for issuance to the holders of TCD Common Stock in accordance with the provisions of the Plan of Merger.

The HEALTHSOUTH Common Stock to be issued pursuant to the Plan of Merger will, when so delivered, be duly and validly issued, fully paid and nonassessable,
(ii) issued pursuant to an effective registration statement under the Securities Act of 1933, as amended, and (iii) authorized for listing on the New York Stock Exchange, Inc. (the "Exchange") upon official notice of issuance.

     5.4 Capitalization. HEALTHSOUTH's authorized capital stock consists of 1,500,000 shares of Preferred Stock, par value $.10 per share, of which no shares are issued and outstanding, and no shares are held in treasury, and 500,000,000 shares of Common Stock, par value $.01 per share, of which 393,640,782 shares are issued and outstanding, and 186,000 shares are held in treasury. All of the issued and outstanding shares of HEALTHSOUTH Common Stock have been duly and validly issued and are fully paid and non-assessable. Except as disclosed in the HEALTHSOUTH Annual Report on Form 10-K for the fiscal year ended December 31, 1996, as amended (the "HEALTHSOUTH 10-K"), or in the Prospectus - Proxy Statement, dated September 26, 1997, relating to
HEALTHSOUTH's acquisition of Horizon/CMS Healthcare Corporation (the "Horizon Proxy Statement"), there are no options, warrants, convertible debentures or similar rights granted by HEALTHSOUTH or any other agreements to which HEALTHSOUTH is a party providing for the issuance or sale by it of any additional securities, other than stock options granted in the ordinary course since such date. There is no liability for dividends declared or accumulated but unpaid with respect to any shares of HEALTHSOUTH Common Stock.

     5.5 Subsidiary Common Stock. HEALTHSOUTH owns, beneficially and of record, all of the issued and outstanding shares of Subsidiary Common Stock, which are validly issued and outstanding, fully paid and nonassessable, free and clear of all liens and encumbrances. HEALTHSOUTH has the corporate power to endorse and surrender such Subsidiary Shares for cancellation pursuant to the Plan of Merger. HEALTHSOUTH has taken all such actions as may be required in its capacity as the sole stockholder of the Subsidiary to approve the Merger.

     5.6 HEALTHSOUTH Documents. HEALTHSOUTH has heretofore furnished TCD with a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by it with the SEC (as any such documents have since the time of their original filing been amended, the "HEALTHSOUTH Documents") since January 1, 1996, which are all the documents (other than preliminary material) that it was required to file with the SEC since such date. As of their respective dates, the HEALTHSOUTH Documents did not contain any untrue statements of material facts or omit to state material facts required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the HEALTHSOUTH Documents complied in all material respects with the applicable requirements of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated under such statutes. The financial statements contained in the HEALTHSOUTH Documents, together with the notes thereto, have been prepared in accordance with generally accepted accounting principles consistently followed throughout the periods indicated (except as may be indicated in the notes thereto, or, in the case of the unaudited financial statements, as permitted by Form 10-Q), reflect all known liabilities of HEALTHSOUTH required to be stated therein, including all known contingent liabilities as of the end of each period reflected therein, and present fairly the financial condition of HEALTHSOUTH at said dates and the consolidated results of operations and cash flows of HEALTHSOUTH for the periods then ended.

     5.7 Investment Intent. HEALTHSOUTH is acquiring the shares of TCD Common Stock hereunder for its own account and not with a view to the distribution or sale thereof, and HEALTHSOUTH has no understanding, agreement or arrangement to sell, distribute, partition or otherwise transfer or assign all or any part of the shares of TCD Common Stock to any other person, firm or corporation.

     5.8 Legal Proceedings. Except as disclosed in the HEALTHSOUTH 10-K or the Horizon Proxy Statement, there is no material litigation, governmental investigation or other proceeding pending or, so far as is known to HEALTHSOUTH, threatened against or relating to HEALTHSOUTH, its properties or business, or the transaction contemplated by the Plan of Merger and, so far as is known to HEALTHSOUTH, no basis for any such action exists. No litigation, governmental investigation or other proceeding is pending or threatened, to the best knowledge of HEALTHSOUTH, which might result in judgments against HEALTHSOUTH not adequately covered by insurance or which might collectively result in a material adverse change in the condition (financial or otherwise), business or prospects of HEALTHSOUTH.

     5.9 No Violations. Subject to compliance with applicable securities laws and the HSR Act, the consummation of the Merger will not violate any law or restriction to which HEALTHSOUTH is subject.

     5.10 Subsequent Events. Except as disclosed in the last-filed HEALTHSOUTH Document, HEALTHSOUTH has not, since the date of the last-filed HEALTHSOUTH
Document:

       (a) Incurred any material adverse change.

       (b) Discharged or satisfied any material lien or encumbrance, or paid or satisfied any material obligation or liability (absolute, accrued, contingent or otherwise) other than (i) liabilities shown or reflected on the September 30, 1997 Balance Sheet contained in the HEALTHSOUTH Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (the "HEALTHSOUTH September 30 10-Q") or (ii) liabilities incurred since the date of the HEALTHSOUTH September 30 10-Q in the ordinary course of business, which discharge or satisfaction would have a material adverse effect on HEALTHSOUTH.

       (c) Increased or established any reserve for taxes or any other liability on its books or otherwise provided therefor which would have a material adverse effect on HEALTHSOUTH, except as may have been required due to income or operations of HEALTHSOUTH since June 30, 1997.

       (d) Mortgaged, pledged or subjected to any lien, charge or other encumbrance any of the assets, tangible or intangible, which assets are material to the consolidated business or financial condition of HEALTHSOUTH.

       (e) Sold or transferred any of the assets material to the consolidated business of HEALTHSOUTH, canceled any material debts or claims or waived any material rights, except in the ordinary course of business.

       (f) Granted any general or uniform increase in the rates of pay of employees or any material increase in salary payable or to become payable by HEALTHSOUTH to any officer or employee, consultant or agent (other than normal merit increases), or by means of any bonus or pension plan, contract or other commitment, increased in a material respect the compensation of any officer, employee, consultant or agent.

       (g) Except for this Plan of Merger and any other agreement executed and delivered pursuant to this Plan of Merger, entered into any material transaction other than in the ordinary course of business or permitted under other Sections hereof.

       (h) Issued any stock, bonds or other securities, other than stock options granted to employees or consultants of HEALTHSOUTH or warrants granted to third parties, all of which are described in the HEALTHSOUTH Documents.

     5.11 Tax Returns. HEALTHSOUTH has filed all tax returns required to be filed by it or requests for extensions to file such returns or reports have been timely filed and granted and have not expired, except to the extent that such failures to file, taken together, do not have a material adverse effect on HEALTHSOUTH. HEALTHSOUTH has made all payments shown as due on such returns. No agreements have been made by HEALTHSOUTH for the extension of time or the waiver of the statute of limitations for the assessment or payment of any federal, state or local taxes.

     5.12 Compliance with Laws in General. Except as disclosed in the HEALTHSOUTH Documents, HEALTHSOUTH has not received any notices of material violations of any federal, state and local laws, regulations and ordinances relating to its business and operations, including, without limitation, the Federal Environmental Protection Act, the Occupational Safety and Health Act, the Americans with Disabilities Act, the Medicare or applicable Medicaid statutes and regulations, the Texas Medical Prac-tice Act, the Foreign Corrupt Practices Act of 1977, as amended, any statutes or regulations relating to political contributions, any statutes or regulations relating to the provision of workers' compensation healthcare services, any statutes regulating the provision and insurance services, health maintenance organization services or similar services, and any Environmental Laws, and no notice of any pending inspection or violation of any such law, regulation or ordinance has been received by HEALTHSOUTH which, if it were determined that a violation had occurred, would have a material effect on HEALTHSOUTH.

     5.13 Licenses, Accreditation and Regulatory Approvals. Except as disclosed in the HEALTHSOUTH Documents, HEALTHSOUTH holds all licenses, permits, certificates of need and other regulatory approvals which are needed or required by law with respect to its business operations and facilities as they are currently or presently conducted (collectively, the "Licenses"), except where the failure to possess such Licenses does not have a material adverse effect on HEALTHSOUTH. All such Licenses are in full force and effect, and HEALTHSOUTH is in compliance in all material respects with all conditions and requirements of the Licenses and with all rules and regulations relating thereto. The amounts established as provisions for adjustments by third-party payors on the financial statements set forth in the last-filed HEALTHSOUTH Document are sufficient to pay any amounts for which HEALTHSOUTH believes it will be liable. To the knowledge of HEALTHSOUTH, neither HEALTHSOUTH nor its employees has committed a violation of the Medicare and Medicaid fraud and abuse provisions of the Social Security Act. Any and all past litigation concerning such Licenses, and all claims and causes of action raised therein, has been finally adjudicated. No such License has been revoked, conditioned (except as may be customary) or restricted, and no action (equitable, legal or administrative), arbitration or other process is pending, or to the knowledge of HEALTHSOUTH threatened, which in any way challenges the validity of, or seeks to revoke, condition or restrict any such License or regulatory approval. Subject to compliance with applicable securities laws, the Hart Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and state or local statutes, rules or regulations requiring notice, approval, or other action upon the occurrence of a change in control of HEALTHSOUTH, the consummation of the Merger will not violate any law or regulation to which HEALTHSOUTH is subject which, if violated, would have a material adverse effect on HEALTHSOUTH.

     5.14  Insurance.   HEALTHSOUTH   maintains  insurance  policies  with  such
coverages, deductibles and other characteristics as HEALTHSOUTH has determined to be appropriate for its businesses, operations and properties.

     5.15 No Untrue Representation. No representation or warranty by HEALTHSOUTH in this Plan of Merger, and no Exhibit or certificate issued by HEALTHSOUTH and furnished or to be furnished to TCD pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact in response to the disclosure requested, or omits or will omit to state a material fact necessary to make the statement or facts contained therein in response to the disclosure requested not misleading in light of all of the circumstances then prevailing.

Section 6. ACCESS TO INFORMATION AND DOCUMENTS.

     6.1 Access to Information. Between the date hereof and the Closing Date, each of TCD and HEALTHSOUTH will give to the other party and its counsel, accountants and other representatives full access to all the properties, documents, contracts, personnel files and other records of such party and shall furnish the other party with copies of such documents and with such information with respect to the affairs of such party as the other party may from time to time reasonably request. Each party will disclose and make available to the other party and its representatives all books, contracts, accounts, personnel records, letters of intent, papers, records, communications with regulatory authorities and other documents relating to the business and operations of such party. In addition, TCD shall make available to HEALTHSOUTH all such banking, investment and financial information as shall be necessary to allow for the efficient integration of TCD banking, investment and financial arrangements with those of HEALTHSOUTH at the Effective Time.

     6.2 Return of Records. If the transactions contemplated hereby are not consummated and this Plan of Merger terminates, each party agrees to promptly return all documents, contracts, records or properties of the other party and all copies thereof furnished pursuant to this Section 6 or otherwise. All information disclosed by any party or any affiliate or representative of any party shall be deemed to be "Confidential Information" under the terms of the Confidentiality Agreement dated October 6, 1997, between TCD and HEALTHSOUTH, (the "Confidentiality Agreement").

     6.3 Effect of Access. (a) Nothing contained in this Section 6 shall be deemed to create any duty or responsibility on the part of either party to investigate or evaluate the value, validity or enforceability of any contract, lease or other asset included in the assets of the other party.

       (b) With respect to matters as to which any party has made express representations or warranties herein, the parties shall be entitled to rely upon such express representations and warranties irrespective of any investigations made by such parties, except to the extent that such investigations result in actual knowledge of the inaccuracy or falsehood of particular representations and warranties.

SECTION 7. COVENANTS.

     7.1 Preservation of Business. TCD will use its best efforts to preserve the business organization of TCD intact, to keep available to HEALTHSOUTH and the Surviving Corporation the services of the present employees of TCD, and to preserve for HEALTHSOUTH and the Surviving Corporation the goodwill of the suppliers, customers and others having business relations with TCD.

     7.2 Material Transactions. From the date hereof through the Effective Time, TCD will not (other than as required pursuant to the terms of the Plan of Merger and the related documents, and other than with respect to transactions for which binding commitments have been entered into prior to the date hereof which are described on Exhibit 7.2 to the Disclosure Schedule), without first obtaining the written consent of HEALTHSOUTH:

       (a) Encumber any asset or enter into any transaction or make any contract or commitment relating to the properties, assets and business of TCD, other than in the ordinary course of business or as otherwise disclosed herein.

       (b) Enter into any employment contract which is not terminable upon notice of 30 days or less, at will, and without penalty to TCD except as provided herein.

       (c) Enter into any contract or agreement (i) which cannot be performed within three months or less, except with respect to contracts entered into in the ordinary course of business between TCD and employers pursuant to which TCD performs occupational medicine services or (ii) which involves the expenditure of over $25,000.

       (d) Issue or sell, or agree to issue or sell, any shares of capital stock or other securities of TCD, except upon exercise of currently outstanding stock options or warrants.

       (e) Make any contribution, payment or distribution to the trustee under any bonus, pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with TCD's usual past practice, or establish or enter into any other plan or contract or arrangement providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, or terminate any Plan.

       (f) Extend credit to anyone, except in the ordinary course of business consistent with prior practices.

       (g) Guarantee the obligation of any person, firm or corporation, except in the ordinary course of business consistent with prior practices.

       (h) Amend its Certificate of Incorporation or Bylaws.

       (i) Authorize or issue any warrants, options or other derivative rights with respect to TCD's capital stock.

       (j) Take any action of a character described in Section 3.11(b) to 3.11(i), inclusive.

     7.3 Meeting of TCD Stockholders. (a) TCD will take all steps necessary in accordance with its Certificate of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its stockholders (the "Special Meeting") as soon as practicable after the effectiveness of the Registration Statement (as defined in Section 7.4 hereof), for the purpose of approving this Plan of Merger and for such other purposes as may be necessary. Unless this Plan of Merger shall have been validly terminated as provided herein, the Board of Directors of TCD (subject to the provisions of Section 8.1(d) hereof) will (i) recommend to TCD stockholders the approval of this Plan of Merger, the transactions contemplated hereby and any other matters to be submitted to the stockholders in connection therewith, to the extent that such approval is required by applicable law in order to consummate the Merger, and (ii) use reasonable, good faith efforts to obtain the approval by TCD' stockholders of this Plan of Merger and the transactions contemplated hereby.

       (b) Nothing contained herein shall affect the right of TCD to take action by written consent in lieu of meeting to the extent permitted by applicable law and its Certificate of Incorporation and Bylaws.

     7.4 Registration Statement. (a) HEALTHSOUTH shall prepare and file with the SEC and any other applicable regulatory bodies, as soon as reasonably practicable, a Registration Statement on Form S-4 with respect to the shares of HEALTHSOUTH Common Stock to be issued in the Merger (the "Registration Statement"), and will otherwise proceed promptly to satisfy the requirements of the Securities Act of 1933 (the "Securities Act"), including Rule 145 thereunder. Such Registration Statement shall contain a proxy statement of TCD (the "Proxy Statement") containing the information required by the Securities Exchange Act of 1934 (the "Exchange Act"). HEALTHSOUTH shall take all reasonable steps to cause the Registration Statement to be declared effective and to maintain such effectiveness until all of the shares covered thereby have been distributed. HEALTHSOUTH shall promptly amend or supplement the Registration Statement to the extent necessary in order to make the statements therein not misleading or to correct any misstatements which have become false or misleading. HEALTHSOUTH shall use its reasonable, good faith efforts to have the Registration Statement cleared by the SEC under the provisions of the Securities Act and the Exchange Act. HEALTHSOUTH shall provide TCD with copies of all filings made pursuant to this Section 7.4 and shall consult with TCD on responses to any comments made by the Staff of the SEC with respect thereto.

       (b) The information specifically designated as being supplied by TCD for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective and at the time the Proxy Statement is first mailed to holders of TCD Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by TCD for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of TCD Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to TCD, or its officers or directors, should be discovered by TCD which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, TCD shall promptly inform HEALTHSOUTH. All documents, if any, that TCD is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

       (c) The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Registration Statement shall not, at the time the Registration Statement is declared effective and at the time the Proxy Statement is first mailed to holders of TCD Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. The information specifically designated as being supplied by HEALTHSOUTH for inclusion in the Proxy Statement to be sent to the holders of TCD Common Stock in connection with the Special Meeting shall not, at the date the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to holders of TCD Common Stock, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading. If at any time prior to the Effective Time any event or circumstance relating to HEALTHSOUTH or its officers or directors, should be discovered by HEALTHSOUTH which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, HEALTHSOUTH shall promptly inform TCD and shall promptly file such amendment to the Registration Statement. All documents that HEALTHSOUTH is responsible for filing with the SEC in connection with the transactions contemplated herein will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

       (d) Prior to the Closing Date, HEALTHSOUTH shall use its reasonable, good faith efforts to cause the shares of HEALTHSOUTH Common Stock to be issued pursuant to the Merger to be registered or qualified under all applicable securities or Blue Sky laws of each of the states and territories of the United States, and to take any other actions which may be necessary to enable the Common Stock to be issued pursuant to the Merger to be distributed in each such jurisdiction.

       (e) Prior to the Closing Date, HEALTHSOUTH shall file an additional listing application (the "Listing Application") with the Exchange relating to the shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger, and shall use its reasonable, good faith efforts to cause such shares of HEALTHSOUTH Common Stock to be approved for listing on the Exchange, upon official notice of issuance, prior to the Closing Date.

       (f) TCD shall furnish all information to HEALTHSOUTH with respect to TCD and the TCD Subsidiaries and TCD Other Entities as HEALTHSOUTH may reasonably request for inclusion in the Registration Statement, the Proxy Statement and the Listing Application, and shall otherwise cooperate with HEALTHSOUTH in the preparation and filing of such documents.

     7.5 Exemption from State Takeover Laws. TCD shall take all reasonable steps necessary to exempt the Merger from the requirements of any state takeover statute or other similar state law which would prevent or impede the consummation of the transactions contemplated hereby, by action of TCD's Board of Directors or otherwise.

     7.6 HSR Act  Compliance.  HEALTHSOUTH  and TCD shall  promptly  make  their respective filings, and shall thereafter use their reasonable, good faith efforts to promptly make any required submissions, under the HSR Act with respect to the Merger and the transactions contemplated hereby. HEALTHSOUTH and TCD will use their respective reasonable, good faith efforts to obtain all other permits, authorizations, consents and approvals from third parties and governmental authorities necessary to consummate the Merger and the transactions contemplated hereby.

     7.7 Public Disclosures. HEALTHSOUTH and TCD will consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Plan of Merger, and shall not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable law or requirements of the Exchange. The parties shall issue a joint press release, mutually acceptable to HEALTHSOUTH and TCD, promptly upon execution and delivery of this Plan of Merger.

     7.8 Resignation of TCD Directors. On or prior to the Closing Date, TCD shall deliver to HEALTHSOUTH evidence satisfactory to HEALTHSOUTH of the resignation of the Directors of TCD, such resignations to be effective on the Closing Date.

     7.9 Notice of Subsequent Events. Each party hereto shall notify the other parties of any changes, additions or events which would cause any material change in or material addition to any Exhibit to the Disclosure Schedule delivered by the notifying party under this Plan of Merger, promptly after the occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section 7.9, constitute a material adverse effect on the notifying party, the non-notifying party may, within ten days after receipt of such notice, elect to terminate this Plan of Merger. If the non-notifying party does not give written notice of such termination within such 10-day period, the non-notifying party shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Plan of Merger by reason thereof.

     7.10 No Solicitations. TCD may, directly or indirectly, furnish information and access, in response to unsolicited requests therefor, to the same extent permitted by Section 6.1, to any corporation, partnership, person or other entity or group, pursuant to appropriate confidentiality agreements, and may participate in discussions and negotiate with such corporation, partnership, person or other entity or group concerning any proposal to acquire TCD upon a merger, purchase of assets, purchase of or tender offer for shares of TCD Common Stock or similar transaction (an "Acquisition Transaction"), if the Board of Directors of TCD determines in its good faith judgment in the exercise of its fiduciary duties or the exercise of its duties under Rule 14e-2 under the Exchange Act, after consultation with legal counsel and its financial advisors, that such action is appropriate in furtherance of the best interest of its stockholders. Except as set forth above, TCD shall not, and will direct each officer, director, employee, representative and agent of TCD not to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any information to any corporation, partnership, person or other entity or group (other than HEALTHSOUTH or an affiliate or associate or agent of HEALTHSOUTH) concerning any merger, sale of assets, sale of or tender offer for shares of TCD Common Stock or similar transactions involving TCD, from the date hereof through the Effective Time. TCD shall promptly notify HEALTHSOUTH if it shall, on or after the date hereof, have entered into a confidentiality agreement with any third party in response to any unsolicited request for information and access in connection with a possible
Acquisition Transaction involving such party, such notification to include the identity of such third party.

     7.11 Other Actions. Subject to the provisions of Section 7.10 hereof, none of TCD, HEALTHSOUTH and the Subsidiary shall knowingly or intentionally take any action, or omit to take any action, if such action or omission would, or reasonably might be expected to, result in any of its representations and warranties set forth herein being or becoming untrue in any material respect, or in any of the conditions to the Merger set forth in this Plan of Merger not being satisfied, or (unless such action is required by applicable law) which would materially adversely affect the ability of TCD or HEALTHSOUTH to obtain any consents or approvals required for the consummation of the Merger without imposition of a condition or restriction which would have a material adverse effect on the Surviving Corporation or which would otherwise materially impair the ability of TCD or HEALTHSOUTH to consummate the Merger in accordance with the terms of this Plan of Merger or materially delay such consummation.

     7.12 Accounting Methods. Neither HEALTHSOUTH nor TCD shall change, in any material respect, its methods of accounting in effect at its most recent fiscal year end, except as required by changes in generally accepted accounting principles as concurred in by such parties' independent accountants.

     7.13 Tax-Free Reorganization Treatment. Neither HEALTHSOUTH nor TCD shall intentionally take or cause to be taken any action, whether on or before the Effective Time, which would disqualify the Merger as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

     7.14 Affiliate Agreements. TCD will use its reasonable, good faith efforts to cause each of its directors and executive officers and each of its "affiliates" (within the meaning of Rule 145 under the Securities Act of 1933, as amended) to execute and deliver to HEALTHSOUTH as soon as practicable an agreement in the form attached hereto as Exhibit 7.14 relating to the disposition of shares of TCD Common Stock and shares of HEALTHSOUTH Common Stock held by such person and the shares of HEALTHSOUTH Common Stock issuable pursuant to this Plan of Merger.

     7.15 Cooperation. (a) HEALTHSOUTH and TCD shall together, or pursuant to an allocation of responsibility agreed to between them, (i) cooperate with one another in determining whether any filings required to be made or consents required to be obtained in any jurisdiction prior to the Effective Time in connection with the consummation of the transactions contemplated hereby and cooperate in making any such filings promptly and in seeking to obtain timely any such consents, (ii) use their respective best efforts to cause to be lifted any injunction prohibiting the Merger, or any part thereof, or the other transactions contemplated hereby, and
(iii) furnish to one another and to one another's counsel all such information as may be required to effect the foregoing actions.

       (b) Subject to the terms and conditions herein provided, and unless this Plan of Merger shall have been validly terminated as provided herein, each of HEALTHSOUTH and TCD shall use all reasonable efforts (i) to take, or cause to be taken, all actions necessary to comply promptly with all legal requirements which may be imposed on such party (or any subsidiaries or affiliates of such party) with respect to the Plan of Merger and to consummate the transactions contemplated hereby, subject to the vote of TCD's stockholders described above, and (ii) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and/or any other public or private third party which is required to be obtained or made by such party or any of its subsidiaries or affiliates in connection with this Plan of Merger and the transactions contemplated hereby. Each of HEALTHSOUTH and TCD will promptly cooperate with and furnish information to the other in connection with any such burden suffered by, or requirement imposed upon, either of them or any of their subsidiaries or affiliates in connection with the foregoing.

     7.16 TCD Stock Options and Warrants. (a) As soon as reasonably practicable after the Effective Time of the Merger, HEALTHSOUTH shall deliver to the holders of TCD stock options and warrants appropriate notices setting forth such holders' rights pursuant to any stock option plans under which such TCD stock options were issued and any stock option agreements or warrant agreements evidencing such options or warrants, which shall continue in full force and effect on the same terms and conditions (subject to the adjustments and revisions required by Sections 2.1(d) or this Section 7.16 after giving effect to the Merger and the assumption of such options and warrants by HEALTHSOUTH as set forth herein) as in effect immediately prior to the Effective Time. HEALTHSOUTH shall comply with the terms of the stock option plans, the stock option agreements and the warrant agreements as so adjusted and revised, and shall use its reasonable, good faith efforts to ensure, to the extent required by, and subject to the provisions of and revisions to, such plans or agreements, that the TCD stock options which qualified as incentive stock options prior to the Effective Time shall continue to qualify as incentive stock options after the Effective Time.

       (b) HEALTHSOUTH shall take all corporate action necessary to reserve for issuance a sufficient number of shares of HEALTHSOUTH Common Stock for delivery upon exercise of the TCD stock options and warrants assumed by HEALTHSOUTH in accordance with Section 2.1(d). As soon as practicable after the Effective Time, HEALTHSOUTH shall file with the SEC (i) a registration statement on Form S-8 with respect to shares of HEALTHSOUTH Common Stock subject to such TCD stock options and (ii) a registration statement on Form S-3 covering the resale of the shares of HEALTHSOUTH Common Stock subject to such TCD warrants and shall use its best efforts to maintain the effectiveness of such registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such TCD stock options and warrants remain outstanding. HEALTHSOUTH shall administer the plans assumed pursuant to Section 2.1(d) hereof in a manner that complies with Rule 16b-3 promulgated under the Exchange Act to the extent the applicable plan complied with such rule prior to the Merger.

       (c) Except to the extent otherwise agreed to by the parties, all restrictions or limitations on transfer with respect to the TCD stock options awarded under any plan, program, or arrangement of TCD or any of its subsidiaries, to the extent that such restrictions or limitations shall not have already lapsed, shall remain in full force and effect with respect to such options after giving effect to the Merger and the assumption by HEALTHSOUTH as set forth above.

     7.17 TCD Employees. HEALTHSOUTH shall retain all employees of TCD who are employed at the Effective Time as employees-at-will (except to the extent that such employees are parties to contracts providing for other employment terms, in which case such employees shall be retained in accor-dance with the terms of such contracts) and shall provide such employees with the same customary employee benefits as HEALTHSOUTH provides its existing employees. HEALTHSOUTH shall give employees of TCD credit for their respective periods of employment with TCD prior to the Effective Time for purposes of determining their eligibility for and level of participation in any employee benefit program, plan or arrangement maintained by HEALTHSOUTH and made available to the employees of the Surviving Corporation.

     7.18 Certain Information. For as long as any affiliate (as defined for purposes of Rule 145 under the Securities Act of 1933) of TCD holds shares of HEALTHSOUTH Common Stock issued in the Merger (but not for a period in excess of two years from the date of consummation of the Merger), HEALTHSOUTH shall file with the Securities and Exchange Commission or otherwise make publicly available all information about HEALTHSOUTH required pursuant to Rule 144(c) under the Securities Act of 1933 to enable such affiliate to resell such shares under the provisions of Rule 145(d) under the Securities Act of 1933.

     7.19 Announcement of Exchange Ratio. Promptly after the establishment of the Exchange Ratio pursuant to Section 2.1(c), the parties shall issue a joint press release publicly announcing the Exchange Ratio.

Section 8. TERMINATION, AMENDMENT AND WAIVER.

     8.1 Termination. This Plan of Merger may be terminated at any time prior to the Effective Time, whether before or after approval of matters presented in connection with the Merger by the holders of shares of TCD Common Stock:

       (a) by mutual written consent of HEALTHSOUTH and TCD;

       (b) by either HEALTHSOUTH or TCD:

          (i) if, upon a vote at a duly held meeting of stockholders or any adjournment thereof, any required approval of the holders of shares of TCD Common Stock shall not have been obtained;

          (ii) if the Merger shall not have been consummated on or before June 30, 1998, unless the failure to consummate the Merger is the result of a willful and material breach of this Plan of Merger by the party seeking to terminate this Plan of Merger; provided, however, that the passage of such period shall be tolled for any part thereof (but not exceeding 60 days in the aggregate) during which any party shall be subject to a nonfinal order, decree, ruling or action restraining, enjoining or otherwise prohibiting the consummation of the Merger or the calling or holding of a meeting of stockholders;

          (iii) if any court of competent jurisdiction or other governmental entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibited the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

          (iv) in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Plan of Merger which (A) would give rise to the failure of a condition set forth in Section 9.2(a) or (b) or Section 9.3(a) or (b), as applicable, and (B) cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach (a "Material Breach") (provided that the terminating party is not then in Material Breach of any representation, warranty, covenant or other agreement contained in this Plan of Merger);

          (v) if either HEALTHSOUTH or TCD gives notice of termination as a non-notifying party pursuant to Section 7.9; or

       (c) By either HEALTHSOUTH or TCD in the event that (i) all of the conditions to the obligation of such party to effect the Merger set forth in
    Section 9.1 shall have been satisfied and (ii) any condition to the obligation of such party to effect the Merger set forth in Section 9.2 (in the case of HEALTHSOUTH) or Section 9.3 (in the case of TCD) is not capable of being satisfied prior to the end of the period referred to in Section 8.1(b)(ii); or

       (d) By TCD, if TCD's Board of Directors shall have (i) determined, in the exercise of its fiduciary duties under applicable law, not to recommend the Merger to the holders of TCD Common Stock or shall have withdrawn such recommendation or (ii) approved, recommended or endorsed any Acquisition Transaction (as defined in Section 7.10) other than this Plan of Merger or
    (iii) resolved to do any of the foregoing; or

       (e) By HEALTHSOUTH, if the Base Period Trading Price is less than $24.00.

     8.2 Effect of Termination. In the event of termination of this Plan of Merger as provided in Section 8.1, this Plan of Merger shall forthwith become void and have no effect, without any liability or obligation on the part of any party, other than the provisions of Sections 6.2, 8.2 and 8.6, and except to the extent that such termination results from the willful and material breach by a party of any of its representations, warranties, covenants or other agreements set forth in this Plan of Merger.

     8.3 Amendment. This Plan of Merger may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the holders of shares of TCD Common Stock; provided, however, that after any such approval, there shall be made no amendment that pursuant to
Section 251(d) of the DGCL requires further approval by such stockholders without the further approval of such stockholders. This Plan of Merger may not be amended except by an instrument in writing signed on behalf of each of the parties.

     8.4 Extension; Waiver. At any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Plan of Merger or in any document delivered pursuant to this Plan of Merger or (c) subject to the proviso of Section 8.3, waive compliance with any of the agreements or conditions contained in this Plan of Merger. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Plan of Merger to assert any of its rights under this Plan of Merger or otherwise shall not constitute a waiver of such rights, except as otherwise provided in Section 7.9.

     8.5 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Plan of Merger pursuant to Section 8.1, an amendment of this Plan of Merger pursuant to Section 8.3, or an extension or waiver pursuant to
Section 8.4 shall, in order to be effective, require in the case of HEALTHSOUTH, the Subsidiary or TCD, action by its Board of Directors or the duly authorized designee of the Board of Directors.

     8.6 Expenses; Break-up Fees. (a) All costs and expenses incurred in connection with this Plan of Merger and the transactions contemplated hereby shall be paid by the party incurring such expense, except that expenses (other than legal, accounting and investment banking costs, which shall be paid by the party incurring such expenses) incurred in connection with preparing, filing, printing and mailing the Proxy Statement and the Registration Statement shall be shared equally by TCD and HEALTHSOUTH as they are incurred.

     (b) (i) If this Plan of Merger is terminated by TCD pursuant to Section 8.1(d), and within one year after the effective date of such termination TCD is the subject of a Third Party Acquisition Event with any Person (as defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) (other than a party hereto), then at the time of consummation of such a Third Party Acquisition Event, TCD shall pay to HEALTHSOUTH a break-up fee of $750,000 in immediately available funds, which fee represents the parties' best estimates of the out-of-pocket costs incurred by HEALTHSOUTH and the value of management time, overhead, opportunity costs and other unallocated costs of HEALTHSOUTH incurred by or on behalf of HEALTHSOUTH in connection with this Plan of Merger. TCD shall not enter into any agreement with respect to any Third Party Acquisition Event which does not, as a condition precedent to the consummation of such Third Party Acquisition Event, require such break-up fee to be paid to HEALTHSOUTH upon such consummation.

       (c) If this Plan of Merger is terminated by HEALTHSOUTH for a reason other than as set forth in Section 8.1, then at the time of such termination, HEALTHSOUTH shall pay to TCD a fee

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

    of $100,000 in immediately available funds, which fee represents the parties' best estimates of the out-of-pocket costs incurred by TCD and the value of management time, overhead, opportunity costs and other unallocated costs of TCD incurred by or on behalf of TCD in connection with this Plan of Merger.

          (i) As used herein, the term "Third Party Acquisition Event" shall mean either of the following:

              (A) TCD shall enter into any agreement for, or otherwise be the subject of, any Acquisition Transaction (as defined in Section 7.10) which is consummated within two years after the effective date of termination of this Plan of Merger; or

              (B) any Person (other than a party hereto or its affiliates) shall have acquired beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act) or the right to acquire beneficial ownership of, or a new group has been formed which beneficially owns or has the right to acquire beneficial ownership of, 30% or more of the outstanding TCD Common Stock.

       (d) TCD and HEALTHSOUTH acknowledge that the provisions for the payment of break-up fees and allocation of expenses contained in this Section 8.6 are an integral part of the transactions contemplated by this Plan of Merger and that, without these provisions, TCD and HEALTHSOUTH would not have entered into this Plan of Merger. Accordingly, if a break-up fee shall become due and payable by either party, and such party shall fail to pay such amount when due pursuant to this Section, and, in order to obtain such payment, suit is commenced which results in a judgment against such party therefor, such party shall pay the other party's reasonable costs and expenses (including reasonable attorneys' fees) in connection with such suit, together with interest computed on any amounts determined to be due pursuant to this Section (computed from the date upon which such amounts were due and payable pursuant to this Section) and such costs (computed from the date incurred) at the prime rate of interest announced from time to time by NationsBank, N.A. (South). The obligations of TCD and HEALTHSOUTH under this Section 8.6 shall survive any termination of this Plan of Merger.

Section 9.  CONDITIONS TO CLOSING.

     9.1 Mutual Conditions. The respective obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Closing Date of the following conditions (any of which may be waived in writing by HEALTHSOUTH and TCD):

       (a) None of HEALTHSOUTH, the Subsidiary or TCD nor any of their respective subsidiaries shall be subject to any order, decree or injunction by a court of competent jurisdiction which (i) prevents or materially delays the consummation of the Merger or (ii) would impose any material limitation on the ability of HEALTHSOUTH effectively to exercise full rights of ownership of the Common Stock of the Surviving Corporation or any material portion of the assets or business of TCD, the TCD Subsidiaries and the TCD Other Entities, taken as a whole.

       (b) No statute, rule or regulation shall have been enacted by the government (or any governmental agency) of the United States or any state, municipality or other political subdivision thereof that makes the consummation of the Merger and any other transaction contemplated hereby illegal.

       (c) Any waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

       (d) The Registration Statement shall have been declared effective and no stop order with respect to the Registration Statement shall be in effect.

       (e) The holders of TCD Common Stock shall have approved the adoption of this Plan of Merger and any other matters submitted to them in accordance with the provisions of Section 7.3 hereof.

       (f) The shares of HEALTHSOUTH Common Stock to be issued in connection with the Merger shall have been approved for listing on the Exchange.

       (g) HEALTHSOUTH and the Subsidiary shall have obtained, or obtained the transfer of, any licenses, certificates of need and other regulatory approvals necessary to allow the Surviving Corporation to operate the TCD facilities, unless the failure to obtain such transfer or approval would not have a material adverse effect on the Surviving Corporation.

       (h) HEALTHSOUTH and the Subsidiary shall have received all consents, approvals and authorizations of third parties with respect to all material leases and management agreements to which the TCD Subsidiaries and the TCD Other Entities are parties, which consents, approvals and authorizations are required of such third parties by such documents, in form and substance acceptable to HEALTHSOUTH, except where the failure to obtain such consent, approval or authorization would not have a material effect on the business of the Surviving Corporation.

     9.2 Conditions to Obligations of HEALTHSOUTH and the Subsidiary. The obligations of HEALTHSOUTH and the Subsidiary to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by HEALTHSOUTH and the Subsidiary):

       (a) Each of the agreements of TCD to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed in all material respects, and TCD shall have performed, in all material respects, all of the acts required to be performed by it at or prior to the Closing Date by the terms hereof.

       (b) The representations and warranties of TCD set forth in Section 3.11(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of TCD set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date); provided, however, that TCD shall not be deemed to be in breach of any such representations or warranties by taking any action permitted (or approved by HEALTHSOUTH) under Section 7.2. HEALTHSOUTH and the Subsidiary shall have been furnished with a certificate, executed by a duly authorized officer of TCD, dated the Closing Date, certifying in such detail as HEALTHSOUTH and the Subsidiary may reasonably request as to the fulfillment of the foregoing conditions.

       (c) HEALTHSOUTH shall have received an opinion from Haskell Slaughter & Young, L.L.C., to the effect that the merger will constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, TCD and the Subsidiary.

       (d) HEALTHSOUTH shall have received an opinion from Berliner Zisser Walter & Gallegos, P.C., substantially to the effect set forth in Exhibit 9.2(d) hereto.

       (e) (i) TCD shall have entered into a new practice management agreement satisfactory to HEALTHSOUTH, in HEALTHSOUTH's sole discretion, with a physician's professional association.

     9.3 Conditions to Obligations of TCD. The obligations of TCD to consummate the Merger and the other transactions contemplated hereby shall be subject to the satisfaction, at or prior to the Closing Date, of the following conditions (any of which may be waived by TCD):

       (a) Each of the agreements of HEALTHSOUTH and the Subsidiary to be performed at or prior to the Closing Date pursuant to the terms hereof shall have been duly performed, in all material respects, and HEALTHSOUTH and the Subsidiary shall have performed, in all material respects, all of the acts required to be performed by them at or prior to the Closing Date by the terms hereof.

       (b) The  representations  and  warranties  of  HEALTHSOUTH  set  forth in
    Section 5.10(a) shall be true and correct as of the date of this Plan of Merger and as of the Closing Date. The representations and warranties of HEALTHSOUTH set forth in this Plan of Merger that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of the date of this Plan of Merger and as of the Closing as though made at and as of such time, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties that are qualified as to materiality shall be true and correct, and those that are not so qualified shall be true and correct in all material respects, as of such earlier date). TCD shall have been furnished with a certificate, executed by duly authorized officers of HEALTHSOUTH and the Subsidiary, dated the Closing Date, certifying in such detail as TCD may reasonably request as to the fulfillment of the foregoing conditions.

       (c) TCD shall have received an opinion from Berliner Zisser Walter & Gallegos, P.C. to the effect that the Merger will constitute a reorganization with the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which opinion may be based upon reasonable representations of fact provided by officers of HEALTHSOUTH, TCD and the Subsidiary.

       (d) TCD shall have received an opinion from Haskell Slaughter & Young, L.L.C., substantially to the effect set forth in Exhibit 9.3(d) hereto.

SECTION 10.  MISCELLANEOUS.

     10.1   Nonsurvival  of   Representations   and  Warranties.   None  of  the
representations and warranties in this Plan of Merger or in any instrument delivered pursuant to this Plan of Merger shall survive the Effective Time.

     10.2 Notices. Any communications required or desired to be given hereunder shall be deemed to have been properly given if sent by hand delivery or by facsimile and overnight courier to the parties hereto at the following addresses, or at such other address as either party may advise the other in writing from time to time:

                     If to HEALTHSOUTH:

                             HEALTHSOUTH Corporation
                             One HealthSouth Parkway
                             Birmingham, Alabama 35243
                             Attention: Michael D. Martin
                             Facsimile: (205) 969-4719

                     with a copy to:

                             William W. Horton, Esq.
                             HEALTHSOUTH Corporation
                             One HealthSouth Parkway
                             Birmingham, Alabama 35243
                             Facsimile: (205) 969-4732

                     If to TCD:

                             The Company Doctor
                             Suite 1800
                             5215 North O'Connor Boulevard
                             Irving, Texas 75039
                             Attention:
                             Facsimile:

                     with a copy to:

                             Robert W. Walter, Esq.
                             Berliner Zisser Walter & Gallegos, P.C.
                             One Norwest Center
                             1700 Lincoln Street, Suite 4700
                             Denver, Colorado 80203-4547
                             Facsimile: (303) 830-0863

All such communications shall be deemed to have been delivered on the date of hand delivery or on the next business day following the deposit of such communications with the overnight courier.

     10.3 Further Assurances. Each party hereby agrees to perform any further acts and to execute and deliver any documents which may be reasonably necessary to carry out the provisions of this Plan of Merger.

     10.4 Indemnification. (a) TCD shall, and from and after the Effective Time HEALTHSOUTH and the Surviving Corporation shall, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date of this Plan of Merger or who becomes prior to the Effective Time, an officer, director or employee of TCD or any of its subsidiaries (the "Indemnified Parties") against (i) all losses, claims, damages, costs, expenses, liabilities or judgments, or amounts that are paid in settlement with the approval of the indemnifying party (which approval shall not be unreasonably withheld) of, or in connection with, any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of TCD or any of its subsidiaries, whether pertaining to any matter existing or occurring at or prior to, or at or after, the Effective Time ("Indemnified Liabilities") and (ii) all Indemnified Liabilities based in whole or in part on, or arising in whole or in part out of, or pertaining to this Plan of Merger, the Merger or any other transactions contemplated hereby or thereby, in each case to the full extent a corporation is permitted under the DGCL to indemnify its own directors, officers and employees, as the case may be (and HEALTHSOUTH and the Surviving Corporation, as the case may be, will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law upon receipt of any undertaking contemplated by
Section 145(e) of the DGCL). Without limiting the foregoing, in the event any such claim, action, suit, proceeding or investigation is brought against any Indemnified Party (whether arising before or after the Effective Time), (i) the Indemnified Parties may retain counsel satisfactory to them and TCD (or them and HEALTHSOUTH and the Surviving Corporation after the Effective Time), (ii) TCD (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received and (iii) TCD (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) will use all reasonable efforts to assist in the vigorous defense of any such matter, provided that none of TCD, HEALTHSOUTH or the Surviving Corporation shall be liable for any settlement of any claim effected without its written consent, which consent, however, shall not be unreasonably withheld. Any Indemnified Party wishing to claim indemnification under this Section 10.4, upon learning of any such claim, action, suit, proceeding or investigation, shall notify TCD, HEALTHSOUTH or the Surviving Corporation (but the failure so to notify an Indemnifying Party shall not relieve it from any liability which it may have under this Section 10.4 except to the extent such failure prejudices such party), and shall deliver to TCD (or after the Effective Time, HEALTHSOUTH and the Surviving Corporation) the undertaking contemplated by Section 145(e) of the DGCL. The Indemnified Parties as a group may retain only one law firm to represent them with respect to such matter unless there is, under applicable standards of professional conduct, a conflict on any significant issue between the positions of any two or more Indemnified Parties.

       (b) The provisions of this Section 10.4 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

     10.5 Governing Law. This Plan of Merger shall be interpreted, construed and enforced in accordance with the laws of the State of Delaware, applied without giving effect to any conflicts-of-law principles.

     10.6 "Including". The word "including", when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific terms or matters as provided immediately following the word "including" or to similar items or matters, whether or not non-limiting language (such as "without limitation", "but not limited to", or words of similar import) is used with reference to the word "including" or the similar items or matters, but rather shall be deemed to refer to all other items or matters that could reasonably fall within the broadest possible scope of the general statement, term or matter.

     10.7 "Knowledge". "To the knowledge", "to the best knowledge, information and belief", or any similar phrase shall be deemed to refer to the knowledge of the Chairman of the Board, Chief Executive Officer, Chief Operating Officer or Chief Financial Officer of a party and to include the assurance that such knowledge is based upon a reasonable investigation, unless otherwise expressly provided.

     10.8 "Material adverse change" or "material adverse effect". "Material adverse change" or "material adverse effect" means, when used in connection with TCD or HEALTHSOUTH, any change, effect, event or occurrence that has, or is reasonably likely to have, individually or in the aggregate, a material adverse impact on the business or financial position of such party and its subsidiaries taken as a whole; provided, however, that "material adverse change" and "material adverse effect" shall be deemed to exclude the impact of (i) changes in generally accepted accounting principles and (ii) the public announcement of the Merger and compliance with the provisions of this Plan of Merger, and (iii) any changes resulting from any restructuring or other similar charges or write-offs taken by TCD with the consent of HEALTHSOUTH; provided, however, that no such charges or write-offs will be taken if such would adversely affect pooling-of-interests accounting treatment for the Merger.

     10.9 "Hazardous Materials". The term "Hazardous Materials" means any material which has been determined by any applicable governmental authority to be harmful to the health or safety of human or animal life or vegetation, regardless of whether such material is found on or below the surface of the ground, in any surface or underground water, airborne in ambient air or in the air inside any structure built or located upon or below the surface of the ground or in building materials or in improvements of any structures, or in any personal property located or used in any such structure, including, but not limited to, all hazardous substances, imminently hazardous substances, hazardous wastes, toxic substances, infectious wastes, pollutants and contaminants from time to time defined, listed, identified, designated or classified as such under any Environmental Laws (as defined in Section 10.10) regardless of the quantity of any such material.

     10.10 Environmental Laws. The term "Environmental Laws" means any federal, state or local statute, regulation, rule or ordinance, and any judicial or administrative interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

     10.11 Taxes. For purposes of this Agreement, the term "tax" or "taxes" shall mean all taxes, charges, fees, levies, penalties or other assessment imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, Social Security or other taxes, including any interest, penalties or additions attributable thereto. For purposes of this Agreement, the term "tax return" shall mean any return, report, information return or other document (including any related or supporting information) with respect to taxes.

     10.12 Captions. The captions or headings in this Plan of Merger are made for convenience and general reference only and shall not be construed to describe, define or limit the scope or intent of the provisions of this Plan of Merger.

     10.13 Integration of Exhibits. All Exhibits attached to this Plan of Merger are integral parts of this Plan of Merger as if fully set forth herein, and all statements appearing therein shall be deemed disclosed for all purposes and not only in connection with the specific representation in which they are explicitly referenced.

     10.14 Entire Agreement. This instrument, including all Exhibits attached hereto, together with the Confidentiality Agreement and the Willets Letter, contains the entire agreement of the parties and supersedes any and all prior or contemporaneous agreements between the parties, written or oral, with respect to the transactions contemplated hereby. It may not be changed or terminated orally, but may only be changed by an agreement in writing signed by the party or parties against whom enforcement of any waiver, change, modification, extension, discharge or termination is sought.

     10.15 Counterparts. This Plan of Merger may be executed in several counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts shall, together, constitute and be one and the same instrument.

     10.16 Binding Effect. This Plan of Merger shall be binding on, and shall inure to the benefit of, the parties hereto, and their respective successors and assigns, and, except as provided in Section 10.4, no other person shall acquire or have any right under or by virtue of this Plan of Merger. No party may assign any right or obligation hereunder without the prior written consent of the other parties.

     10.17 No Rule of Construction. The parties acknowledge that this Plan of Merger was initially prepared by HEALTHSOUTH, and that all parties have read and negotiated the language used in this Plan of Merger. The parties agree that, because all parties participated in negotiating and drafting this Plan of Merger, no rule of construction shall apply to this Plan of Merger which construes ambiguous language in favor of or against any party by reason of that party's role in drafting this Plan of Merger.

     IN WITNESS WHEREOF, the parties have caused this Amended and Restated Plan and Agreement of Merger to be executed by their respective duly authorized officers, and have caused their respective corporate seals to be hereunto affixed, all as of the day and year first above written.

                                          THE COMPANY DOCTOR

                                          By   /s/ DALE W. WILLETS
                                             -----------------------------------

                                          Its Chief Executive Officer
                                             -----------------------------------

ATTEST:

       /s/ R. KENNETH AIKEN
-------------------------------------
       R. Kenneth Aiken
           Secretary

[CORPORATE SEAL]

                                          HEALTHSOUTH CORPORATION
                                          By   /s/ MICHAEL D. MARTIN
                                             -----------------------------------
                                          Its Executive Vice President
                                             ----------------------------------

ATTEST:

       /s/ ANTHONY J. TANNER
---------------------------------
          Anthony J. Tanner
              Secretary

[CORPORATE SEAL]

                                          CHANDLER ACQUISITION CORPORATION

                                          By   /s/ MICHAEL D. MARTIN
                                              ---------------------------------
                                          Its Executive Vice President
                                              ---------------------------------

ATTEST:

      /s/ ANTHONY J. TANNER
---------------------------------
          Anthony J. Tanner
             Secretary

[CORPORATE SEAL]

                                                                         ANNEX B

                                DECEMBER 16, 1997

Board of Directors
The Company Doctor
5215 North O'Connor Boulevard
Suite 1800
Irving, Texas 75039

Members of the Board:

     The Company Doctor (the "Company"), HEALTHSOUTH Corporation (the "Acquiror") and Chandler Acquisition Corporation, a newly formed wholly owned subsidiary of the Acquiror (the "Acquisition Sub"), have entered into a Plan and Agreement of Merger dated as of December 16, 1997 (the "Agreement"), pursuant to which the Acquisition Sub will be merged with the Company in a transaction (the "Merger") in which each outstanding share of the Company's common stock, par value $0.01 per share (the "Company Shares"), will be converted into the right to receive 0.142 shares (the "Exchange Ratio") of the common stock of the Acquiror, par value $0.01 per share (the "Acquiror Shares"), subject to certain adjustments based on the Base Period Trading Price (as defined in the Agreement). In addition, all currently outstanding warrants and options to purchase Company Shares, whether or not exercisable, will be converted, at the Exchange Ratio, into warrants and options to purchase Acquiror Shares. The terms and conditions of the Merger are set forth in more detail in the Agreement.

     You have asked us whether, in our opinion, the consideration to be received by the holders of the Company Shares is fair from a financial point of view to the holders of the Company Shares.

     In arriving at the opinion set forth below, we have, among other things:

       (1)  Reviewed   certain   publicly   available   business  and  financial
            information relating to the Company and the Acquiror that we deemed to be relevant;

       (2)  Reviewed  certain   information,   including  financial   forecasts,
            relating to the business, earnings, cash flow, assets, liabilities and prospects of the Company furnished to us by the Company;

       (3)  Conducted   discussions  with  members  of  senior   management  and
            representatives of the Company and the Acquiror concerning the matters described in clauses (1) and (2) above, as well as their respective business and prospects;

       (4)  Reviewed certain Wall Street research  analyst reports,  projections
            and  estimates  regarding  the  Acquiror's   historical  and  future
            financial and stock price performance;

       (5) Reviewed the historical market prices and trading activity for the Company Shares and the Acquiror Shares and compared them with those of certain publicly traded companies that we deemed to be relevant;

       (6) Compared the historical and projected results of operations of the Company and the Acquiror with those of certain companies that we deemed to be relevant;

       (7) Compared the proposed financial terms of the Merger, as contemplated by the Agreement, with the financial terms of certain other transactions that we deemed to be relevant;

       (8)  Reviewed the Agreement;

       (9) Reviewed such other financial studies and analyses and took into account such other matters as we deemed necessary.

     In preparing our opinion, we have assumed and relied on the accuracy and completeness of all information supplied or otherwise made available to us by the Company and the Acquiror or publicly available, and we have not assumed any responsibility for independently verifying such information or undertaken an independent evaluation or appraisal of any of the assets or liabilities of the Company or the Acquiror or been furnished with any such evaluation or appraisal. In addition, we have not conducted any physical inspection of the properties or facilities of the Acquiror. With respect to the financial forecast information furnished to or discussed with us by the Company, we have assumed that they have been reasonably prepared and reflect the best currently available estimates and judgment of the Company's management as to the expected future financial performance of the Company. Additionally, we have assumed that the Merger will be consummated as contemplated by the Agreement and will qualify as a tax-free reorganization for U.S. federal income tax purposes.

     Our opinion is necessarily based upon market, economic and other conditions as they exist and can be evaluated on the date hereof. In rendering our opinion, we have assumed with your consent that in the course of obtaining the necessary regulatory or other consents or approvals for the Merger, no restrictions, including any divestiture requirements or amendments or modifications, will be imposed that will have a material adverse effect on the contemplated benefits of the Merger.

     We will receive a fee for our rendering of this opinion. We are also acting as financial advisor to the Company in connection with the Merger and will receive a fee from the Company for our services, a significant portion of which is contingent upon the consummation of the Merger. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. As part of our investment banking services, we are regularly engaged in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and other purposes. In the ordinary course of our business, we and our affiliates may actively trade the Company Shares and the Acquiror Shares and other securities of the Company and the Acquiror, for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This opinion is for the benefit of the Board of Directors of the Company in connection with its consideration of the Merger. Our opinion is not to be quoted or referred to, in whole or in part, nor shall this letter be used for other purposes without our prior written consent. Our opinion does not address the merits of the underlying decision by the Company to engage in the Merger, and does not constitute a recommendation to any shareholder as to how such shareholder should vote on the proposed Merger.

     We are not expressing any opinion herein as to the prices at which the Acquiror Shares will trade following the announcement or consummation of the Merger.

     On the basis of, and subject to the foregoing, we are of the opinion that, as of the date hereof, the consideration to be received by the holders of the Company Shares is fair from a financial point of view to the holders of the Company Shares.

                                        Very truly yours,

                                        Loewenbaum & Company Incorporated

                                        By: /s/ Calvin L. Chrisman
                                           ------------------------------------
                                           Managing Director

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 102(b)(7) of the Delaware General Corporation Law ("DGCL") grants corporations the right to limit or eliminate the personal liability of their directors in certain circumstances in accordance with provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate filed in the Office of the Secretary of the State of Delaware on June 13, 1995, contains a provision eliminating or limiting director liability to HEALTHSOUTH and its stockholders for monetary damages arising from acts or omissions in the director's capacity as a director. The provision does not, however, eliminate or limit the personal liability of a director (i) for any breach of such director's duty of loyalty to HEALTHSOUTH or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under the Delaware statutory provision making directors personally liable, under a negligence standard, for unlawful dividends or unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. This provision offers persons who serve on the Board of Directors of HEALTHSOUTH protection against awards of monetary damages resulting from breaches of their duty of care (except as indicated above). As a result of this provision, the ability of HEALTHSOUTH or a stockholder thereof to successfully prosecute an action against a director for a breach of his duty of care is limited. However, the provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care. The SEC has taken the position that the provision will have no effect on claims arising under the Federal securities laws.

     Section 145 of the DGCL grants corporations the right to indemnify their directors, officers, employees and agents in accordance with the provisions therein set forth. Article Nine of the HEALTHSOUTH Certificate and Article IX of the HEALTHSOUTH Bylaws provide for mandatory indemnification rights, subject to limited exceptions, to any director, officer, employee, or agent of HEALTHSOUTH who, by reason of the fact that he or she is a director, officer, employee, or agent of HEALTHSOUTH, is involved in a legal proceeding of any nature. Such indemnification rights include reimbursement for expenses incurred by such director, officer, employee, or agent in advance of the final disposition of such proceeding in accordance with the applicable provisions of the DGCL.

     HEALTHSOUTH has entered into agreements with all of its directors and its executive officers pursuant to which HEALTHSOUTH has agreed to indemnify such directors and executive officers against liability incurred by them by reason of their services as a director or executive officer to the fullest extent allowable under applicable law.

     See Item 22 of this Registration Statement on Form S-4.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibits:

  EXHIBIT
    NO.                               DESCRIPTION
    ---                               -----------
(2) Amended and Restated Plan and Agreement of Merger, dated December 16, 1997, among HEALTHSOUTH Corporation, Chandler Acquisition Corporation and The Company Doctor attached to the Prospectus-Proxy Statement as a part of Annex A, is hereby incorporated herein by reference.

(5) Opinion of Haskell Slaughter & Young, L.L.C. as to the legality of the shares of HEALTHSOUTH Common Stock being registered.

(8)-1 Opinion of Haskell Slaughter & Young, L.L.C. as to the description in the Prospectus-Proxy Statement of certain federal income tax consequences of the Merger.

(8)-2 Opinion of Berliner Zisser Walter & Gallegos, P.C. as to the description in the Prospectus- Proxy Statement of certain federal income tax consequences of the Merger.

(23)-1        Consent of Ernst & Young LLP.

(23)-2        Consent of Ehrhardt Keefe Steiner & Hottman PC

(23)-3 Consents of Haskell Slaughter & Young, L.L.C. (included in the opinions filed as Exhibits (5) and (8)-1).

(23)-4 Consent of Berliner Zisser Walter & Gallegos, P.C. (included in the opinion filed as Exhibit ( 8)-2).

(23)-5        Consent of Loewenbaum & Company Incorporated

(24)          Powers of Attorney (See the signature  pages to this  Registration
              Statement).

(99)          The Company Doctor Proxy.


ITEM 22. UNDERTAKINGS.

       (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

              (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the forgoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (c) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

       (d) The Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (e)  Insofar  as  indemnification   for  liabilities  arising  under  the
    Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

       (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

       (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on May 21, 1998.

                                        HEALTHSOUTH CORPORATION

                                        By   /s/ RICHARD M. SCRUSHY
                                           ------------------------------------
                                                 Richard M. Scrushy
                                              Chairman of the Board and
                                               Chief Executive Officer

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Richard M. Scrushy and Michael D. Martin, and each of them, his attorney-in-fact with powers of substitution for him in any and all capacities, to sign any amendments, supplements, subsequent registration statements relating to the offering to which this Registration Statement relates, or other instruments he deems necessary or appropriate, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute may do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

            SIGNATURE                            TITLE                          DATE
            ---------                            -----                          ----
        /s/ RICHARD M. SCRUSHY          Chairman of the Board               May 21, 1998
   -----------------------------      and Chief Executive Officer
            Richard M. Scrushy              and Director


        /s/ MICHAEL D. MARTIN          Executive Vice President,            May 21, 1998
   -----------------------------        Chief Financial Officer,
            Michael D. Martin           Treasurer and Director


         /s/ WILLIAM T. OWENS       Group Senior Vice President-Finance     May 21, 1998
   -----------------------------         and Controller (Principal
            William T. Owens                Accounting Officer)


         /s/ JAMES P. BENNETT                     Director                  May 21, 1998
   -----------------------------
            James P. Bennett


        /s/ ANTHONY J. TANNER                     Director                  May 21, 1998
   -----------------------------
            Anthony J. Tanner


          /s/ P. DARYL BROWN                      Director                  May 21, 1998
   -----------------------------
              P. Daryl Brown


    /s/ PHILLIP C. WATKINS, M.D.                  Director                  May 21, 1998
   -----------------------------
       Phillip C. Watkins, M.D.



            SIGNATURE                    TITLE               DATE
            ---------                    -----               ----
         /s/ GEORGE H. STRONG          Director         May 21, 1998
   -----------------------------
            George H. Strong


           /s/ C. SAGE GIVENS          Director         May 21, 1998
   -----------------------------
              C. Sage Givens


     /s/ CHARLES W. NEWHALL III        Director         May 21, 1998
   -----------------------------
        Charles W. Newhall III


        /s/ JOHN S. CHAMBERLIN         Director         May 21, 1998
   -----------------------------
           John S. Chamberlin


          /s/ JOEL C. GORDON           Director         May 21, 1998
   -----------------------------
              Joel C. Gordon

                                      II-5